UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Harman International Industries, Incorporated

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Harman International Industries, Incorporated (the “common stock”)
(2)

Aggregate number of securities to which transaction applies:

72,186,438 shares of common stock, which includes: 69,804,251 issued and outstanding shares of common stock, 322,729 shares of common stock issuable upon the exercise of outstanding “in-the-money” options to purchase shares of common stock, 1,874,700 shares underlying restricted stock units (assuming maximum achievement of any applicable performance goals) and 4,312 shares of common stock underlying outstanding “in-the-money” stock appreciation rights (in each case, as of the close of business on December 7, 2016).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $932,618.86 was determined by multiplying 0.0001159 by the aggregate merger consideration of $8,046,754,598.25. The aggregate merger consideration was calculated as the sum of: (A) the product of 69,804,251 shares of common stock issued and outstanding multiplied by the merger consideration of $112.00 per share; (B) the product of 322,729 shares of common stock issuable upon the exercise of outstanding “in-the-money” options to purchase shares of common stock multiplied by $57.53 (which is the difference between the merger consideration of $112.00 per share and the weighted average exercise price of such options of $54.47); (C) the product of 1,874,700 shares of common stock underlying restricted stock units (assuming maximum achievement of any applicable performance goals) multiplied by the merger consideration of $112.00 per share; and (D) the product of 4,312 shares of common stock issuable upon the exercise of outstanding “in-the-money” stock appreciation rights multiplied by $33.74 (the difference between the merger consideration of $112.00 per share and the weighted average exercise price of such stock appreciation rights of $78.26) (in each case, as of the close of business on December 7, 2016).

	(4)	Proposed maximum aggregate value of transaction: $8,046,754,598.25
	(5)	Total fee paid: $932,618.86

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED DECEMBER 12, 2016

Harman International Industries, Incorporated

400 Atlantic Street

Stamford, Connecticut 06901

[Date]

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Harman International Industries, Incorporated, a Delaware corporation (the “Company,” “we,” “our” or “us”), which we will hold on [●], at [●] a.m. Eastern Standard Time, at [●].

At the special meeting, holders of our common stock, par value $0.01 per share (“common stock”), will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of November 14, 2016, by and among the Company, Samsung Electronics Co., Ltd., a Korean corporation (“Samsung”), Samsung Electronics America, Inc., a New York corporation and wholly owned subsidiary of Samsung (“Samsung USA”), and Silk Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Samsung USA (“Merger Sub”).

Pursuant to the merger agreement and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company (the “merger”), and each share of our common stock outstanding at the effective time of the merger (other than shares owned by the Company, any wholly owned subsidiary of the Company, Samsung, Samsung USA or Merger Sub, or by stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be cancelled and converted into the right to receive $112.00 in cash, without interest and less any applicable withholding taxes.

The board of directors of the Company (the “board”) unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders. The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. In addition, the board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

The enclosed proxy statement describes the merger agreement and the merger and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission (the “SEC”). We urge you to, and you should, read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock vote in favor of the adoption of the merger agreement. If you fail to vote on the adoption of the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

While our stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares of common stock to be voted on the matters to be considered at the special meeting even if you are unable or do not wish to attend. If you desire your shares of common stock to be voted in accordance with the board’s recommendation on all proposals, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions, sign and date the proxy, and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of common stock in person if you subsequently choose to attend the special meeting.

If you hold your shares of common stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of common stock. Without those instructions, your shares of common stock will not be voted, which will have the same effect as voting against the proposal to adopt the merger agreement.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners Inc., by calling (800) 322-2885 toll-free or (212) 929-5500 collect, or by email at proxy@mackenziepartners.com.

Thank you for your continued support.

Sincerely,

Dinesh C. Paliwal

Chairman, Chief Executive Officer and President

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●] and is first being mailed to stockholders on or about [●].

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED DECEMBER 12, 2016

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

400 Atlantic Street

Stamford, Connecticut 06901

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Harman International Industries, Incorporated, a Delaware corporation (the “Company,” “we,” “our” or “us”), will be held on [●], at [●] a.m. Eastern Standard Time, at [●] to consider and vote upon the following proposals:

1.	to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of November 14, 2016, by and among the Company, Samsung Electronics Co., Ltd., a Korean corporation (“Samsung”), Samsung Electronics America, Inc., a New York corporation and wholly owned subsidiary of Samsung (“Samsung USA”), and Silk Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Samsung USA (“Merger Sub”);

2.	to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the Company’s principal executive officer, principal financial officer and three most highly compensated executive officers other than the principal executive officer and principal financial officer (collectively, the “named executive officers”) in connection with the merger;

3.	to approve the adjournment of the special meeting if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement (the “adjournment proposal”); and

4.	to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the board of directors of the Company (the “board”).

The holders of record of our common stock, par value $0.01 per share (“common stock”), as of the close of business on [●], are entitled to notice of and to vote at the special meeting or at any adjournment thereof. All stockholders are cordially invited to attend the special meeting in person.

The board unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders. The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. In addition, the board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the adjournment proposal.

Your vote is important, regardless of the number of shares of common stock you own. The adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of our common stock is a condition to the consummation of the merger. The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the adjournment proposal each require the affirmative vote of holders of a majority of the shares of our common stock present at the meeting and entitled to vote thereon, but approval of these two proposals is not a condition to the consummation of the merger.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares of common stock will be represented at the special meeting if you are unable to attend.

You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the enclosed proxy card for using these convenient services. See the section of the accompanying proxy statement entitled “The Special Meeting—Voting; Proxies; Revocation” for additional information.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the adjournment proposal. If you fail to vote or submit your proxy, the effect will be that your shares of common stock may not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the vote regarding the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger or the adjournment proposal.

Under Delaware law, stockholders who do not vote in favor of the proposal to adopt the merger agreement have the right to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal before the vote on the proposal to adopt the merger agreement and comply with the other Delaware law procedures described in the accompanying proxy statement.

Your proxy may be revoked at any time before the vote is taken at the special meeting by following the procedures outlined in the accompanying proxy statement. You may revoke your proxy by attending the meeting and voting in person in accordance with the procedures described in the accompanying proxy statement.

By Order of the Board of Directors,

Marisa Iasenza

Corporate Secretary and Assistant General Counsel

[Date]

-i-

-ii-

SUMMARY

This Summary discusses certain material information contained in this proxy statement, including with respect to the merger agreement and the merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary may not contain all of the information that may be important to you. We have included page references to direct you to more complete descriptions of the topics presented in this Summary.

The Companies (page 18)

Harman International Industries, Incorporated

Harman International Industries, Incorporated, referred to as “Harman,” the “Company,” “we,” “our” or “us,” is a Delaware corporation. We believe we are a leader in the design and engineering of connected products and solutions for automakers, consumers and enterprises worldwide, including connected car systems, audio and visual products, enterprise automation solutions and connected services. We have developed, both internally and through a series of strategic acquisitions, a broad range of product offerings sold under renowned brand names in our principal markets. Our AKG®, AMX®, Crown®, Harman/Kardon®, Infinity®, JBL®, JBL Professional, Lexicon®, Mark Levinson®, Martin®, Revel®, Soundcraft® and Studer® brand names are well known worldwide for premium quality and performance. Our software solutions power mobile devices and systems that are designed to be connected, integrated, personalized and adaptive across all platforms, from work and home, to car and mobile.

Additional information about us is contained in our public filings with the SEC, which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 96.

Samsung Electronics Co., Ltd.

Samsung Electronics Co., Ltd., referred to as “Samsung,” is a corporation incorporated under the laws of the Republic of Korea. Samsung is a global leader in the electronics and information technology industries. Samsung designs, manufactures and sells a wide range of consumer electronics products, mobile communications devices and information technology products to retail and commercial customers, as well as semiconductor products, display panels and telecommunications systems to industrial customers around the world. With its global network and industry-leading brands, Samsung recorded consolidated revenue of KRW 201 trillion (approximately $171 billion) in 2015.

Samsung Electronics America, Inc.

Samsung Electronics America, Inc., referred to as “Samsung USA,” is a New York corporation and a wholly owned subsidiary of Samsung that serves as Samsung’s regional headquarters for North America. Samsung USA primarily markets and sells a broad range of products offered by Samsung, including televisions, mobile phones, home appliances, network systems and other IT devices, to both retail and commercial customers located in the United States. Samsung USA also oversees Samsung’s other North American operations, such as the development, manufacture, distribution and sale of semiconductor and telecommunications products, conducted through various subsidiaries of Samsung in North America.

Silk Delaware, Inc.

Silk Delaware, Inc., referred to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of Samsung USA that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

The Merger Proposal (page 26)

You are being asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of November 14, 2016, by and among the Company, Samsung, Samsung USA and Merger Sub, which, as it may be amended from time to time, is referred to as the “merger agreement.” The merger agreement provides, among other things, that at the effective time of the merger (the “effective time” and the date on which the closing of the merger occurs, the “closing date”), Merger Sub will be merged with and into the Company, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “common stock”), other than shares owned by the Company, any wholly owned subsidiary of the Company, Samsung, Samsung USA or Merger Sub, or by stockholders who have properly exercised and perfected appraisal rights under Delaware law, will be converted into the right to receive $112.00 in cash, without interest and less any applicable withholding taxes.

The Company will thereby become a direct, wholly owned subsidiary of Samsung USA and an indirect, wholly owned subsidiary of Samsung.

The Special Meeting (page 21)

The special meeting will be held on [●], at [●] a.m. Eastern Standard Time, at [●].

Record Date and Quorum (page 21)

The holders of record of our common stock as of the close of business on [●], the record date, are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the shares of our common stock outstanding as of the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote (page 22)

Each share of our common stock outstanding as of the close of business on the record date is entitled to one vote at the special meeting on each matter properly brought before the special meeting.

For the Company to complete the merger, stockholders holding a majority of the shares of our common stock outstanding as of the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to adopt the merger agreement.

Approval of each of the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting and entitled to vote thereon. An abstention will have the same effect as a vote against these proposals, but the failure to vote your shares will have no effect on the outcome of these two proposals.

As of the close of business on the record date, there were [●] shares of common stock outstanding.

Conditions to the Merger (page 81)

Each party’s obligation to complete the merger is subject to the fulfillment (or waiver by the party or parties entitled to the benefit of the relevant condition, to the extent permitted by applicable law) of the following conditions:

•	the adoption of the merger agreement by the required vote of the stockholders of the Company,

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of any applicable waiting periods and receipt of any required authorizations or approvals under the antitrust or competition laws of Brazil, Canada (with respect to the Investment Canada Act only), China, Colombia, the European Union, Japan, the Republic of Korea, Russia, South Africa and Taiwan, without any Burdensome Condition (as defined in “—Regulatory Approvals” below) having been imposed in connection therewith,

•	the review or investigation of the proposed transaction by the Committee on Foreign Investment in the United States (“CFIUS”) having concluded without the President of the United States having taken action to block or prevent the proposed transaction, and without any Burdensome Condition having been imposed in connection therewith and

•	the absence of any law or order enacted, issued, promulgated, enforced or entered after November 14, 2016 by a governmental authority of competent jurisdiction that makes illegal, enjoins or otherwise prohibits the consummation of the merger.

The obligations of Samsung, Samsung USA and Merger Sub to complete the merger are also subject to the fulfillment (or waiver by Samsung, Samsung USA and Merger Sub, to the extent permitted by applicable law) of the following additional conditions:

•	the accuracy of the representations and warranties of the Company (subject to specified materiality, material adverse effect and other qualifications),

•	the Company’s performance of and compliance with its obligations and covenants under the merger agreement in all material respects and

•	the delivery of an officer’s certificate by the Company confirming that the conditions described in the two preceding bullet points have been satisfied.

The obligation of the Company to complete the merger is also subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable law) of the following additional conditions:

•	the accuracy of the representations and warranties of Samsung, Samsung USA and Merger Sub (subject to specified materiality, material adverse effect and other qualifications),

•	Samsung’s, Samsung USA’s and Merger Sub’s performance of and compliance with their respective obligations and covenants under the merger agreement in all material respects and

•	the delivery of an officer’s certificate by Samsung confirming that the conditions described in the two preceding bullet points have been satisfied.

When the Merger Becomes Effective (page 64)

We anticipate completing the merger in mid-2017, subject to the adoption of the merger agreement by our stockholders and the satisfaction of the other closing conditions, as further described herein.

Reasons for the Merger; Recommendation of the Company’s Board of Directors in Favor of the Merger (page 35)

The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. For a description of the reasons considered by the board in deciding to recommend adoption of the merger agreement, see “The Merger (Proposal 1)—Reasons for the Merger.”

Opinions of the Financial Advisors to the Company (page 40)

Each of J.P. Morgan Securities LLC (“J.P. Morgan”) and Lazard Frères & Co. LLC (“Lazard”) delivered its opinion to the board that, as of November 14, 2016, and based upon and subject to the assumptions, procedures, matters and limitations set forth therein, the $112.00 in cash per share of common stock to be paid to the holders (other than the Company, Samsung, their respective wholly owned subsidiaries and holders who properly exercise and perfect appraisal rights under Delaware law) of shares of common stock in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinions of each of J.P. Morgan and Lazard, each dated November 14, 2016, and each of which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering the applicable opinion, are attached as Annex B and C, respectively, to this proxy statement. Each of J.P. Morgan and Lazard provided its opinion for the information and assistance of the board in connection with its consideration of the merger. The opinions of J.P. Morgan and Lazard are not recommendations as to how any holder of our common stock should vote with respect to the proposal to adopt the merger agreement or any other matter.

Certain Effects of the Merger (page 26)

If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its property, rights, privileges, immunities, licenses, powers, franchises, debts, liabilities and duties continuing unaffected by the merger. At the effective time, each share of common stock of the Company, other than shares owned by the Company (or any wholly owned subsidiary of the Company), Samsung, Samsung USA or Merger Sub, or by a stockholder who has properly exercised and perfected appraisal rights under Delaware law, will be converted into the right to receive $112.00 in cash, without interest and less any applicable withholding taxes. Following completion of the merger, the Company’s common stock will no longer be publicly traded, and the Company’s stockholders prior to the merger will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards (page 65)

Options and Stock Appreciation Rights. At the effective time, each option to purchase a share of the Company’s common stock and each stock appreciation right in respect of the Company’s common stock that, in each case, is outstanding and unexercised as of the effective time (whether vested or unvested) will become fully vested (to the extent not vested) and be converted into the right to receive an amount in cash equal to the merger consideration of $112.00 with respect to each share of Company common stock underlying such award, net of the exercise price per share of such option or stock appreciation right, as applicable, and less any applicable tax withholding. Any option or stock appreciation right that has an exercise price that equals or exceeds the merger consideration will be cancelled without consideration.

Restricted Stock Units. At the effective time, each outstanding award of restricted stock units in respect of the Company’s common stock (1) that vests solely based on the passage of time will become fully earned and vested with respect to the maximum number of shares of common stock underlying such restricted stock unit award and (2) that vests in whole or in part based on performance conditions and for which the applicable performance period is not complete as of immediately prior to the effective time will vest to the extent provided for in the award agreement applicable to such restricted stock unit award (with any portion of such performance-based restricted stock unit that remains unvested at the effective time being cancelled without consideration). Each such restricted stock unit award so vested will be converted into the right to receive an amount in cash equal to the merger consideration of $112.00 with respect to each share of common stock underlying such restricted stock unit award, plus any accrued but unpaid dividend equivalents relating to such restricted stock unit award and less any applicable tax withholding.

Interests of the Company’s Directors and Executive Officers in the Merger (page 52)

In considering the recommendation of the board in favor of the adoption of the merger agreement by the Company’s stockholders, you should be aware that the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the Company’s stockholders generally include:

•	the merger agreement provides for the acceleration of the vesting and settlement of Company stock options, stock appreciation rights, and restricted stock units (in the case of performance-based restricted stock units, to the extent provided for in the applicable award agreement),

•	the Company’s executive officers are parties to severance agreements with the Company that provide for enhanced severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger,

•	certain of the Company’s executive officers have entered into new agreements with Merger Sub governing the terms of their continued employment following the merger,

•	the Company’s President and Chief Executive Officer is a participant in a nonqualified retirement plan of the Company that provides for enhanced benefits in connection with a qualifying termination,

•	the Company’s executive officers are eligible for a prorated annual bonus under the Company’s 2014 Key Executive Officers Bonus Plan upon consummation of the merger and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger.” The board was aware of the different or additional interests described herein and considered these interests along with other matters in approving and recommending adoption of the merger agreement by our stockholders.

Material U.S. Federal Income Tax Consequences of the Merger (page 60)

If you are a U.S. holder (as defined in “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (page 62)

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and the Federal Trade Commission (the “FTC”) and statutory waiting period requirements have been satisfied. On November 29, 2016, both the Company and Samsung filed their respective Notification and Report Forms with the Antitrust Division and the FTC. The waiting period under the HSR Act is expected to expire on December 29, 2016 unless earlier terminated.

The merger agreement also provides for the parties to file a joint voluntary notice under Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 and subsequent amendments (the “DPA”). The DPA, as amended and as implemented by regulations 31 CFR Part 800, et seq., provides for national security reviews and, where appropriate, investigations by CFIUS of transactions in which a foreign person or entity acquires control of a U.S. business. The Company and Samsung filed a draft joint voluntary notice with CFIUS on December 5, 2016. Pursuant to the merger agreement, completion of the merger is subject to the condition that the review or investigation of the proposed transaction by CFIUS has concluded without the President of the United States having taken action to block or prevent the proposed transaction, and without any Burdensome Condition having been imposed in connection therewith.

A “Burdensome Condition” is defined as any limitations imposed by governmental authorities pursuant to the regulatory approval processes contemplated by the merger agreement on the right of Samsung following the closing of the merger to own or operate all or any portion of the businesses, product lines or assets, as of November 14, 2016, of (1) Samsung or its subsidiaries (excluding the Company and its subsidiaries) or (2) the Company or its subsidiaries, if any such limitations, had they been imposed on the Company and its subsidiaries from and after October 1, 2015 through September 30, 2016, would reasonably be expected to have caused the loss of consolidated revenues of the Company and its subsidiaries during the 12-month period ended September 30, 2016 in an aggregate amount in excess of $450 million.

Additionally, the merger agreement requires the parties to obtain all necessary approvals under the antitrust or competition laws of Brazil, Canada (with respect to the Investment Canada Act only), China, Colombia, the European Union, Japan, the Republic of Korea, Russia, South Africa and Taiwan. The relevant applications were filed in [●] on [●], 2016.

Pursuant to the merger agreement, completion of the merger is subject to the relevant approvals having been obtained or waiting periods having expired (following the making of required filings) under the HSR Act and the antitrust and competition laws of the countries noted in the immediately preceding paragraph, without any Burdensome Condition having been imposed in connection therewith. Although the Company and Samsung believe that they will be able to obtain the requisite regulatory clearances in a timely manner, they cannot be certain of when or if they will do so.

Appraisal Rights (page 91)

Under the General Corporation Law of the State of Delaware (the “DGCL”), Company stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they fully comply with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration of $112.00 per share. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex D.

No Solicitation (page 73)

While the merger is pending, subject to certain exceptions, the Company, its subsidiaries and their respective representatives are not permitted to:

•	solicit, initiate or knowingly encourage the making, submission or announcement by any person of any proposal, offer or inquiry that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined in “The Merger Agreement—Other Covenants and Agreements—No Solicitation”),

•	enter into, continue or participate in any discussions or negotiations with any person regarding any acquisition proposal,

•	knowingly facilitate or knowingly encourage the making of any acquisition proposal by furnishing any information relating to the Company or any of its subsidiaries, or affording access to the business, properties, assets, books or records of the Company or any of its subsidiaries, in each case, to any person (other than Samsung or its designees),

•	approve, endorse or recommend any acquisition proposal or any acquisition agreement, letter of intent or similar definitive agreement relating to an acquisition proposal, or any other agreement requiring the Company to abandon or terminate its obligations under the merger agreement or

•	resolve, propose or agree to do any of the foregoing.

Additionally, while the merger is pending, subject to certain exceptions, neither the board nor any board committee is permitted to:

•	fail to include the board’s recommendation to stockholders in favor of adoption of the merger agreement in this proxy statement when disseminated to the Company’s stockholders (and at all times thereafter prior to receipt of the required stockholder approval),

•	withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify, in each case, in a manner adverse to Samsung, Samsung USA or Merger Sub, the board’s recommendation to stockholders in favor of adoption of the merger agreement,

•	adopt, authorize, approve or recommend the adoption or approval of any acquisition proposal or any acquisition agreement, letter of intent or similar definitive agreement with respect to an acquisition proposal (other than the merger agreement),

•	if a tender offer or exchange offer for the Company’s common stock that constitutes an acquisition proposal is commenced, fail to recommend against acceptance of such offer by the Company’s stockholders within 10 business days after such commencement or

•	resolve, agree or publicly propose to take any of the foregoing actions.

Notwithstanding the provisions of the merger agreement described above, if, prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, the Company receives a bona fide unsolicited written acquisition proposal that did not result from a material breach of the obligations described above, and that the board determines in good faith, after consultation with its outside legal advisor and its financial advisors, constitutes or would reasonably be expected to constitute, result in or lead to a superior proposal (as defined in “The Merger Agreement—Other Covenants and Agreements—No Solicitation”), then the Company may, upon a good faith determination by the board (after consultation with its outside legal advisor) that failure to do so would be inconsistent with its fiduciary duties under applicable law, and in accordance with certain procedural requirements:

•	furnish non-public information with respect to the Company and its subsidiaries to the person making the acquisition proposal and

•	contact and engage in discussions or negotiations with the person making such acquisition proposal or such person’s representatives.

If the Company receives an acquisition proposal, the Company is required to:

•	promptly (and in any event within 24 hours (or, if later, one business day, subject to certain exceptions)) notify Samsung of the receipt of the acquisition proposal, including the identity of the person making the acquisition proposal and the material terms and conditions of the acquisition proposal (including unredacted copies of any written acquisition proposal and any material amendments thereto),

•	keep Samsung reasonably informed as promptly as practicable of any material developments affecting the terms and conditions of any such acquisition proposal and

•	promptly (and in any event within 24 hours after any such determination) advise Samsung in writing if the board has determined to begin providing information or engaging in discussions or negotiations concerning an acquisition proposal.

In addition and notwithstanding anything to the contrary elsewhere in the merger agreement, if, prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, the Company receives a bona fide written acquisition proposal that did not result from a material breach of the obligations described above and that the board determines in good faith, after consultation with its outside legal advisor and financial advisors, constitutes a superior proposal (taking into account any adjustment to the terms and conditions of the merger proposed by Samsung in response to such superior proposal), the board may, subject to compliance with the obligations set forth in the merger agreement, including providing Samsung with prior notice and allowing Samsung the right to negotiate with the Company to match the terms of any superior proposal, (1) make a change in Company board recommendation (as defined in “The Merger Agreement—Other Covenants and Agreements—No Solicitation”), subject to Samsung’s right to terminate the merger agreement in response and collect the termination fee of $240 million, or (2) terminate the merger agreement to enter into a transaction agreement with respect to such superior proposal, subject to concurrent payment of the termination fee of $240 million.

Moreover and notwithstanding anything to the contrary elsewhere in the merger agreement, prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, the board may withhold, withdraw, amend, qualify or modify its recommendation to stockholders in favor of the adoption of the merger agreement (and may fail to include its recommendation to stockholders in favor of adoption of the merger agreement in this proxy statement), in each case, in connection with an intervening event (as defined in “The Merger Agreement—Other Covenants and Agreements—No Solicitation”), if the board determines in good faith (after consultation with its outside legal advisor) that the failure to do so would be inconsistent with its fiduciary duties under applicable law (taking into account any adjustments to the terms and conditions of the merger proposed by Samsung in response to such intervening event), subject to compliance with the obligations set forth in the merger agreement, including allowing Samsung the right to negotiate with the Company to make adjustments to the terms and conditions of the merger agreement and Samsung’s right to terminate the merger agreement in response to a change in Company board recommendation and collect the termination fee of $240 million.

Termination (page 83)

The Company and Samsung may terminate the merger agreement by mutual written consent at any time before the effective time. In addition, either the Company or Samsung may terminate the merger agreement if:

•	the closing of the merger has not occurred on or before August 14, 2017 (as it may be extended, the “outside date”), subject to an automatic 90-day extension if, on August 14, 2017, all of the closing conditions to the merger other than those related to the required regulatory approvals have been satisfied or waived (excluding those conditions that by their terms are to be satisfied at the closing, so long as those conditions are then capable of being satisfied if the closing were to take place on such date),

•	a court or other governmental authority in a competent jurisdiction has issued a final, non-appealable injunction or similar order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or

•	the required vote of the Company’s stockholders to adopt the merger agreement has not been obtained at a Company stockholder meeting (or any adjournment or postponement thereof) duly convened for that purpose and at which such vote was taken.

The Company may also terminate the merger agreement:

•	to enter into a definitive agreement providing for a superior proposal, but only prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, and only so long as the Company (1) has not materially breached certain of its non-solicitation and notice obligations (including the granting of specified matching rights to Samsung) under the merger agreement and (2) pays the termination fee of $240 million to Samsung prior to or concurrently with such termination or

•	if Samsung, Samsung USA or Merger Sub has breached or failed to perform (as applicable) any of its representations, warranties, covenants or other obligations contained in the merger agreement, which breach or failure to perform would result in the failure to satisfy a closing condition, subject to a cure period, as further described in “The Merger Agreement—Termination.”

Samsung may also terminate the merger agreement:

•	if a change in Company board recommendation (as defined in “The Merger Agreement—Other Covenants and Agreements—No Solicitation”) occurs, but only if Samsung terminates within a specified time limit or

•	if the Company has breached or failed to perform (as applicable) any of its representations, warranties, covenants or other obligations contained in the merger agreement, which breach or failure to perform would result in the failure to satisfy a closing condition, subject to a cure period, as further described in “The Merger Agreement—Termination.”

Certain of these termination rights are subject to additional conditions or qualifications, which are described in greater detail in “The Merger Agreement—Termination.”

Company Termination Fee (page 84)

The Company must pay Samsung a termination fee of $240 million in cash if the merger agreement is terminated:

•	by Samsung because of a change in Company board recommendation (but only if Samsung terminates within a specified time limit),

•	by the Company in order to enter into a definitive acquisition agreement or similar agreement providing for a superior proposal by a third party or

•	under specified circumstances (as described in “The Merger Agreement—Company Termination Fee”) and, within 12 months of such termination, the Company consummates or enters into a definitive agreement with respect to an acquisition proposal for more than 50% of the Company’s stock or consolidated assets, or assets from which 50% or more of the consolidated revenues or earnings of the Company are derived, that is subsequently completed.

These triggers for the termination fee are subject to additional conditions or qualifications, which are described in greater detail in “The Merger Agreement—Company Termination Fee.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement for additional information.

Q:	Why am I receiving this proxy statement?

A:	On November 14, 2016, the Company entered into the merger agreement which, subject to certain terms and conditions, provides for the merger of Merger Sub, an indirect, wholly owned subsidiary of Samsung, with and into the Company, with the Company surviving the merger as an indirect, wholly owned subsidiary of Samsung. You are receiving this proxy statement in connection with the solicitation of proxies by the board in favor of the proposal to adopt the merger agreement and the other matters to be voted on at the special meeting.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Samsung through the merger of Merger Sub with and into the Company pursuant to the merger agreement. Following the effective time, the Company will be an indirect, wholly owned subsidiary of Samsung, and you will no longer own shares in the Company, only the right to receive the merger consideration.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $112.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of common stock, you will be entitled to receive $11,200 in cash in exchange for your shares of common stock, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in Samsung.

Q:	How does the merger consideration compare to the market price of our common stock prior to the announcement of the Company’s entry into the merger agreement?

A:	The merger consideration of $112.00 per share in cash represents a premium of approximately 28% to the closing price of our common stock on November 11, 2016, the last trading day prior to our announcement of the Company’s entry into the merger agreement, and a 37% premium to the Company’s 30-calendar day volume weighted average stock price ending as of that date.

Q:	What conditions must be satisfied to complete the merger?

A:

In addition to the approval of the proposal to adopt the merger agreement by our stockholders, the merger is subject to the satisfaction of various other conditions. The Company, Samsung, Samsung USA and Merger Sub are not required to complete the merger unless these conditions are satisfied or waived (to the extent permitted by applicable law). These conditions include, among others: (1) the expiration or termination of the applicable waiting period under the HSR Act and receipt of certain approvals or authorizations under specified foreign antitrust or competition laws, without any Burdensome Condition having been imposed in connection therewith, (2) the review or investigation of the transaction by CFIUS having concluded without the President of the United States having taken action to block or prevent the transaction, and without any Burdensome Condition having been imposed in connection therewith, (3) the absence of any law or order enacted, issued, promulgated, enforced or entered after November 14, 2016 by a governmental authority of competent jurisdiction that makes illegal, enjoins or otherwise prohibits the consummation of the merger and (4) the accuracy of the representations and warranties contained in the merger agreement (subject to specified materiality qualifications) and compliance with the covenants and agreements in the merger agreement in all material respects by the parties to the merger agreement. The closing of the merger is not subject to a financing condition. For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger.”

Q:	When do you expect the merger to be completed?

A:	The Company and Samsung are working towards completing the merger as soon as possible. Assuming the timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in mid-2017.

Q:	Where and when is the special meeting?

A:	The special meeting will take place on [●], at [●] a.m. Eastern Standard Time, at [●].

Q:	Who may attend and vote at the special meeting?

A:	All holders of our common stock as of the close of business on the record date for the special meeting, which is [●], are entitled to receive notice of, attend the special meeting or any adjournment or postponement thereof and vote at the special meeting. Please note that if you hold shares in “street name” through a bank, brokerage firm or other nominee, you will need to provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of common stock giving you the right to vote the shares at the meeting.

Q:	How many votes do I have?

A:	Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the close of business on the record date of [●].

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement,

•	to approve, on an advisory (non-binding) basis, specified compensation that may be payable to the named executive officers of the Company in connection with the merger,

•	to approve the adjournment of the special meeting if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement and

•	to act upon other business, if any, that may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the board.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	Stockholders holding a majority of the shares of our common stock outstanding as of the close of business on the record date for the determination of stockholders entitled to vote at the special meeting must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to adopt the merger agreement.

As of the close of business on [●], the record date for the special meeting, there were [●] shares of common stock outstanding.

Q:	What vote of our stockholders is required to approve the other matters to be considered at the special meeting?

A:	The advisory (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of the Company in connection with the merger and the adjournment proposal each requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q:	How many shares are needed to constitute a quorum?

A:	A quorum will be present if holders of record of a majority of the shares of our common stock outstanding as of the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	How does the board recommend that I vote?

A:	The board unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement. The board also unanimously recommends that our stockholders vote “FOR” the advisory (nonbinding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the adjournment proposal.

Q:	What effects will the merger have on the Company?

A:	Our common stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is quoted on the New York Stock Exchange (the “NYSE”) under the symbol “HAR.” As a result of the merger, the Company will cease to be a publicly traded company and will become an indirect, wholly owned subsidiary of Samsung. Following the consummation of the merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to our common stock, in each case in accordance with applicable law, rules and regulations.

Q:	What happens if the merger is not consummated?

A:	If the proposal to adopt the merger agreement is not approved by the Company’s stockholders, or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company, and shares of our common stock will continue to be listed and traded on the NYSE. If the merger agreement is terminated under specified circumstances, the Company may be required to pay Samsung a termination fee of $240 million. See “The Merger Agreement—Company Termination Fee.”

Q:	What will happen if stockholders do not approve the advisory proposal on executive compensation payable to the Company’s named executive officers in connection with the merger?

A:	The approval of this proposal is not a condition to the completion of the merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Samsung. If the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of common stock?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope,

•	telephone, using the toll-free number listed on each proxy card or

•	the Internet, at the address provided on each proxy card.

If you vote by proxy (regardless of whether you vote over the Internet, by telephone or by mail), your votes must be received by [●] to be counted.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the adjournment proposal.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to adopt the merger agreement.

Q:	How do I vote shares held in the Harman Retirement Savings Plan?

A:	If you are an employee or former employee of the Company or its subsidiaries who has a right to vote shares acquired through your participation in the Harman retirement savings plan, a tax-qualified 401(k) plan, you are entitled to instruct the trustee, Fidelity Management Trust Company, how to vote the shares allocated to your account. The trustee will vote those shares as you instruct. Your proxy card covers any shares held in your Harman Retirement Savings Plan account, as well as any other shares registered in your name as of the record date. To allow sufficient time for the trustee to vote, your voting instructions must be received by no later than 11:59 p.m. Eastern Standard Time on [●]. If you own shares through the Harman employee retirement savings plan, and you do not direct the trustee of the plan to vote your shares, then the trustee will vote the shares credited to your account in the same proportion as the voting of shares for which the trustee receives direction from other participants.

Q:	Can I revoke my proxy?

A:

Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at Harman International Industries, Incorporated, 400 Atlantic Street, Stamford, Connecticut 06901, Attention: Corporate Secretary, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?

A:	The vote to adopt the merger agreement is based on the total number of shares of our common stock outstanding as of the close of business on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Q:	Will my shares of common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares of common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of common stock you hold of record, any shares of common stock so held will not be combined for voting purposes with shares of common stock you hold of record. Similarly, if you own shares of common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of common stock held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of common stock before completion of the merger?

A:	If you transfer your shares of common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of common stock after the record date but before the closing of the merger, you will have transferred your right to receive the merger consideration in the merger, but you will have retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificate is—how will I get the merger consideration for my shares?

A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow to receive the merger consideration, including, in the case of holders of stock certificates, if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your stock certificate(s). The Company may also require that you provide a customary indemnity agreement to the Company in order to cover any potential loss.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of common stock?

A:	Under Section 262 of the DGCL, stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they comply fully with all applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration of $112.00 per share. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the proposal to adopt the merger agreement; and such stockholder must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex D.

For additional information, see the section entitled “Appraisal Rights.” Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel.

Q:	What are the material U.S. federal income tax consequences of the merger to Company stockholders?

A:	If you are a U.S. holder (as defined in “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet) to ensure that all of your shares of common stock are voted.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners, Inc., our proxy solicitation agent in connection with the merger, or the Company.

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Email: proxy@mackenziepartners.com

Call collect: (212) 929-5500

Call toll-free: (800) 322-2885

or

Harman International Industries, Incorporated

400 Atlantic Street

Stamford, Connecticut 06901

Attention: Investor Relations

(203) 328-3500

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s current assumptions and expectations, including the expected completion and timing of the merger and other information relating to the merger. You should be aware that forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement,

•	the failure to obtain the required vote of the Company’s stockholders to adopt the merger agreement, the failure to obtain required U.S. and/or foreign regulatory approvals, or the failure to satisfy any of the other closing conditions to the merger, and any delay in connection with the foregoing,

•	risks related to the distraction of management’s attention from the Company’s ongoing business operations due to the pendency of the merger,

•	the effect of the announcement of the merger on the ability of the Company to retain and hire key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally,

•	the outcome of any legal proceedings that may be instituted against the Company and others relating to the merger agreement and

•	other risks detailed in our filings with the SEC, including our most recent Annual Report on Form 10-K and later filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. See “Where You Can Find Additional Information.”

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE COMPANIES

Harman International Industries, Incorporated

Harman International Industries, Incorporated, referred to as “Harman,” the “Company,” “we,” “our” or “us,” is a Delaware corporation. We believe we are a leader in the design and engineering of connected products and solutions for automakers, consumers and enterprises worldwide, including connected car systems, audio and visual products, enterprise automation solutions and connected services. We have developed, both internally and through a series of strategic acquisitions, a broad range of product offerings sold under renowned brand names in our principal markets. Our AKG®, AMX®, Crown®, Harman/Kardon®, Infinity®, JBL®, JBL Professional, Lexicon®, Mark Levinson®, Martin®, Revel®, Soundcraft® and Studer® brand names are well known worldwide for premium quality and performance. Our software solutions power mobile devices and systems that are designed to be connected, integrated, personalized and adaptive across all platforms, from work and home, to car and mobile.

Connected Car

Our Connected Car segment designs, manufactures and markets connected car systems for vehicle applications to be installed primarily as original equipment by automotive manufacturers. Our scalable connected car platforms deliver enhanced and connected capabilities to the car, including intelligent high-performance navigation with embedded solutions for multimedia, premium entertainment tuners, and on-board and off-board connectivity that address a wide range of vehicle categories. Leveraging a software-driven computer platform, we offer an integrated suite of technologies that extends beyond infotainment to encompass telematics, connected safety, and over-the-air update capabilities. We also offer a comprehensive suite of automotive cyber security solutions through a multi-layer architecture that can protect not only future vehicles, but connected cars on the road today. Global customers for our connected car systems include BMW, Daimler, Fiat Chrysler Automobiles, Ford, Geely, General Motors, Hyundai, Qoros, Subaru, Suzuki, TATA Group, Toyota/Lexus, Ssangyong, the Volkswagen Group and Yamaha. We also produce an infotainment system for Harley-Davidson touring motorcycles.

Lifestyle Audio

Our Lifestyle Audio segment designs, manufactures and markets car audio systems for vehicle applications to be installed primarily as original equipment by automotive manufacturers, as well as a wide range of consumer audio products including mid- to high-end loudspeakers and electronics, headphones, embedded audio products for consumer electronics and branded portable wireless speakers. We believe that we continue to redefine audio excellence for the home, the car and on-the-go listening. Our Lifestyle Audio products are marketed worldwide under renowned brand names including AKG, Harman/Kardon, Infinity, JBL, JBL Professional, Lexicon, Mark Levinson, JBL Synthesis® and Revel. We also have rights to use the Bowers & Wilkins®, Bang & Olufsen® and Canton® brand names within the automotive space. Global customers for our premium car audio systems include Aston Martin, BMW, Daimler, Fiat Chrysler Automobiles, Ford, Geely, General Motors, Great Wall, Hyundai, McLaren, PSA Peugeot Citroën, SAIC, Subaru, Tesla, Toyota/Lexus and the Volkswagen Group. Our car audio products feature innovative technologies such as Clari-FiTM, HALOsonicTM and Quantum Logic Surround™.

Professional Solutions

Our Professional Solutions segment designs, manufactures and markets an extensive range of audio, lighting, video and control, and automation solutions for entertainment and enterprise applications, including live concerts and festivals, stadiums, airports, hotels and resorts, conference centers, educational institutions, command centers and houses of worship. We offer a variety of products, including loudspeakers, amplifiers, digital signal processors, microphones, headphones, mixing consoles, guitar pedals, lighting, video and control, and enterprise automation solutions. Our Professional Solutions audio products are used at important events and in prestigious venues, such as the GRAMMY® Awards, the Emmy® Awards, the Super Bowl®, the Oscars®, the MTV® Video Music Awards, the Country Music Awards® and Yankee Stadium. Our Professional Solutions products are marketed globally under a number of well-established brand names, including AKG, AMX, BSS®, Crown, dbx®, DigiTech®, JBL Professional, Lexicon, Martin, Soundcraft and Studer.

Connected Services

Our Connected Services segment includes the operating results of Symphony Teleca Corporation, Red Bend Ltd. and our automotive services businesses. Our Connected Services segment creates innovative software solutions that integrate design, mobility, cloud and analytics and brings the benefits of the connected world to the automotive, retail, mobile, healthcare, media and consumer electronics markets. Our Connected Services segment offers services and solutions in order to help customers understand and visualize their data so they can make faster and more informed decisions, cloud-enable their businesses, support technical agility and exploit omni-channel strategies. Our Connected Services segment customers include BMW, Daimler, the Volkswagen Group, Jaguar Land Rover, Microsoft, British Telecom and Polycom.

Principal Executive Offices and Additional Information

Harman’s principal executive offices are located at 400 Atlantic Street, Stamford, Connecticut 06901; our telephone number is (203) 328-3500; and our Internet website address is www.harman.com. The information provided on or accessible through Harman’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, which is incorporated by reference into this proxy statement. See “Where You Can Find Additional Information.”

Samsung Electronics Co., Ltd.

Samsung Electronics Co., Ltd., referred to as “Samsung,” is a corporation incorporated under the laws of the Republic of Korea. Samsung is a global leader in the electronics and information technology industries. Samsung designs, manufactures and sells a wide range of consumer electronics products, mobile communications devices and information technology products to retail and commercial customers, as well as semiconductor products, display panels and telecommunications systems to industrial customers around the world. With its global network and industry-leading brands, Samsung recorded consolidated revenue of KRW 201 trillion (approximately $171 billion) in 2015.

Samsung’s operating activities are organized into the following three business segments:

•	Consumer Electronics—The Consumer Electronics Segment produces a broad range of visual display products, such as flat panel televisions and computer monitors, as well as home appliances including refrigerators, air conditioners, washers and dryers;

•	Information Technology and Mobile Communications—The Information Technology and Mobile Communications Segment produces a broad range of mobile phones, network systems and personal computers, as well as digital imaging products; and

•	Device Solutions—The Device Solutions Segment includes the Semiconductor Division that produces a broad range of semiconductor products, such as DRAM, NAND flash memory and mobile application processors, and the Display Panel Division that produces a broad range of display panels, such as TFT-LCD and OLED panels, for televisions, computer monitors and mobile phones.

Samsung’s principal executive offices are located at 129 Samsung-ro, Yeongtong-gu, Suwon, Gyeonggi-do, Korea, and its telephone number is +82-31-200-1114.

Shares of Samsung are listed, and trade on, the KOSPI Market of the Korea Exchange under the code “005930.”

Samsung Electronics America, Inc.

Samsung Electronics America, Inc., referred to as “Samsung USA,” is a New York corporation and a wholly owned subsidiary of Samsung that serves as Samsung’s regional headquarters for North America. Samsung USA primarily markets and sells a broad range of products offered by Samsung, including televisions, mobile phones, home appliances, network systems and other IT devices, to both retail and commercial customers located in the United States. Samsung USA also oversees Samsung’s other North American operations, such as the development, manufacture, distribution and sale of semiconductor and telecommunications products, conducted through various subsidiaries of Samsung in North America.

Samsung USA’s principal executive offices are located at 85 Challenger Road, Ridgefield Park, New Jersey 07660, United States.

Silk Delaware, Inc.

Silk Delaware, Inc., referred to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of Samsung USA that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board for use at the special meeting to be held on [●], at [●] a.m. Eastern Standard Time, at [●], or at any adjournment or postponement thereof.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [●].

Purposes of the Special Meeting

One purpose of the special meeting is for our stockholders to consider and vote upon the proposal to adopt the merger agreement. Our stockholders must approve the proposal to adopt the merger agreement for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described under “The Merger Agreement.” Our stockholders are also being asked to approve the adjournment of the special meeting if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger.” The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to adopt the merger agreement and not to approve the executive compensation and vice versa. Because the vote on executive compensation is advisory only, it will not be binding on the Company, Samsung, Samsung USA or Merger Sub. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is adopted and the merger is completed, regardless of the outcome of the advisory vote.

Recommendation of the Company’s Board of Directors

After careful consideration, the board unanimously approved the merger agreement, the merger and the transactions contemplated thereby and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders. Certain factors considered by the board in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “The Merger (Proposal 1)—Reasons for the Merger.”

The board unanimously recommends that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

Record Date and Quorum

The holders of record of common stock as of the close of business on [●], the record date, are entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, [●] shares of common stock were outstanding.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the shares of our common stock outstanding as of the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions, described below under the sub-heading “—Voting; Proxies; Revocation—Providing Voting Instructions by Proxy,” will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes will not be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

Each share of our common stock outstanding as of the close of business on the record date is entitled to one vote at the special meeting on each matter properly brought before the special meeting.

For the Company to complete the merger, stockholders holding a majority of the shares of our common stock outstanding as of the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to adopt the merger agreement.

Approval of each of the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting and entitled to vote thereon. An abstention will have the same effect as a vote against these proposals, but the failure to vote your shares will have no effect on the outcome of these two proposals.

As of the close of business on the record date, there were [●] shares of common stock outstanding.

Voting by the Company’s Directors and Executive Officers

As of the close of business on the record date, directors and executive officers of the Company were entitled to vote [●] shares of common stock, or approximately [●]% of the shares of common stock outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on [●], the record date, including stockholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of common stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Common Stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares of common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of common stock will be voted in the manner directed by you on your proxy card.

If you vote by proxy (regardless of whether you vote over the Internet, by telephone or by mail), your votes must be received by [●] to be counted.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the adjournment proposal. If you fail to return your proxy card and you are a holder of record as of the close of business on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to adopt the merger agreement and will not affect the vote regarding the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger or the adjournment proposal.

Shares of Common Stock Held in “Street Name”

If your shares of common stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

In accordance with the rules of the NYSE, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to adopt the merger agreement. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect on the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger or the adjournment proposal. For shares of common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a favorable vote for such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company,

•	attending the special meeting and voting in person or

•	delivering to the Corporate Secretary of the Company a written notice of revocation c/o Harman International Industries, Incorporated, 400 Atlantic Street, Stamford, Connecticut 06901.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, a vote “AGAINST” the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger and a vote “AGAINST” the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to adopt the merger agreement, the Company does not anticipate that it will adjourn or postpone the special meeting.

The special meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting, including for the purpose of soliciting additional proxies, will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting when reconvened.

Solicitation of Proxies

The board is soliciting your proxy, and we will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. MacKenzie Partners, Inc., a proxy solicitation firm, has been retained to assist us in the solicitation of proxies for the special meeting, and we expect to pay MacKenzie Partners, Inc. approximately $40,000, plus reimbursement of out-of-pocket expenses, in connection with this solicitation. Proxies may be solicited by mail, personal interview, email, telephone, or via the Internet by MacKenzie Partners, Inc. or, without additional compensation, by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders and the other conditions to the closing of the merger are either satisfied or waived (to the extent permitted by applicable law), Merger Sub will be merged with and into the Company, with the Company being the surviving corporation in the merger.

Upon the consummation of the merger, each share of our common stock outstanding immediately prior to the effective time (other than shares held by the Company, any wholly owned subsidiary of the Company, Samsung, Samsung USA or Merger Sub, which will be cancelled, or by stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted into the right to receive $112.00 in cash, without interest and less any applicable withholding taxes.

Our common stock is currently registered under the Exchange Act and is quoted on the NYSE under the symbol “HAR.” As a result of the merger, the Company will cease to be a publicly traded company and will become an indirect, wholly owned subsidiary of Samsung. Following the consummation of the merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to our common stock, in each case in accordance with applicable law, rules and regulations.

Background of the Merger

As part of their ongoing evaluation of the Company’s business and long-term strategic goals and plans, the board and the Company’s senior management have periodically reviewed and assessed the Company’s operations, financial performance and industry conditions as they may affect the Company’s long-term strategic goals and plans. This evaluation has included, from time to time, reviewing potential strategic acquisitions, ventures, separation transactions and counterparties to strategic transactions and engaging in preliminary discussions with certain of those potential counterparties. As longstanding advisors of the Company, J.P. Morgan, as financial advisor to the Company, and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), as legal counsel to the Company, from time to time participated in and assisted the board with such reviews and assessments.

During late 2015, this evaluation included preliminary discussions with a potential strategic counterparty that we refer to as “Company A” regarding a potential business combination. On November 2, 2015, the Company and Company A entered into a mutual confidentiality agreement and began sharing certain non-public information regarding their respective businesses. On December 17, 2015, Company A conveyed to the Company a non-binding proposal to combine with the Company for mixed cash and stock consideration (with a significant majority of the consideration consisting of Company A stock) which, at the time, would have represented, in aggregate, $115 per share of Company common stock (based on Company A’s closing price on December 15, 2015) and a 25.1% premium to the Company’s closing price on December 15, 2015 of $91.96 per share.

On December 22, 2015, the board held a special telephonic meeting with members of senior management and representatives of J.P. Morgan and Wachtell Lipton in attendance. Dinesh C. Paliwal, Chairman, President and Chief Executive Officer of the Company, and representatives of J.P. Morgan provided the board with an overview of Company A’s non-binding proposal. The representatives of J.P. Morgan provided an update on recent developments in the industries in which the Company participates and activities being undertaken by other industry participants. They also reviewed the potential interest of and considerations regarding various industry participants and technology integrators which might be interested in a strategic transaction with the Company. The J.P. Morgan representatives then discussed certain valuation considerations, including analyses of the financial terms of Company A’s proposal and possible values of Company A’s shares, and Company A’s potential ability to offer an increased valuation per share of Company common stock, in light of, among other things, pro forma earnings-per-share accretion/dilution and pro forma credit ratings. Representatives of Wachtell

Lipton reviewed with the board the directors’ fiduciary duties with respect to reviewing Company A’s non-binding proposal and potential continued engagement with Company A. Following discussions, the board authorized the Company’s senior management and advisors to continue to engage with Company A regarding the possibility of a potential business combination.

During January 2016, in light of significant ongoing volatility in global equity markets, including a reduction in the trading price of the shares of Company A (which significantly lowered the implied value of Company A’s December 2015 proposal), the Company and Company A mutually agreed to terminate discussions relating to a potential business combination. During early February 2016, representatives of the Company sent to representatives of Company A a letter, in light of the termination of discussions, requesting, pursuant to the mutual confidentiality agreement, the return or destruction of any confidential materials previously shared.

During the summer and fall of 2016, the board authorized senior management of the Company to preliminarily explore a potential separation of the Company’s businesses into two or more independent publicly traded companies. The board also authorized in the summer of 2016 the engagement of Lazard (together with J.P. Morgan, the “Financial Advisors”) as an additional financial advisor. As part of the board’s ongoing review of opportunities to enhance stockholder value, senior management and the Company’s outside financial and legal advisors discussed at length with the board the Company’s ongoing work and analyses regarding these potential separation alternatives, and also reviewed with the board certain analyses of various potential counterparties that might be interested in a strategic transaction with the Company, at several board meetings during this period, including on July 29 and August 19, 2016.

On August 22, 2016, Young Sohn, President and Chief Strategy Officer of Samsung, met a member of the Company’s management team at an industry conference, and the executives had a brief discussion regarding the possibility of collaborations between Samsung and the Company, particularly in the automotive area. The Company’s management member suggested that if Mr. Sohn wished to have more detailed discussions, he should discuss with Mr. Paliwal. Following an exchange of introductory emails between Messrs. Sohn and Paliwal, on August 24, 2016, Mr. Sohn telephoned Mr. Paliwal and expressed Samsung’s interest in having a discussion regarding potential strategic partnerships, including a potential acquisition of the Company by Samsung. Messrs. Sohn and Paliwal agreed to meet in San Jose, California on September 8, 2016 to continue these preliminary discussions. During this period, Mr. Paliwal kept Ann McLaughlin Korologos, Lead Director, informed of the preliminary conversations with representatives of Samsung and of the planned meeting in San Jose.

On September 8, 2016, Mr. Paliwal met with Mr. Sohn and other representatives of Samsung in San Jose, California. At the meeting, Mr. Paliwal provided the Samsung representatives with a high-level overview of the Company’s businesses based on publicly available information. Following a request by Samsung for an additional meeting, representatives of the Company explained to representatives of Samsung that the board would need to agree to any further discussions that Samsung wished to have and that, if the two parties were to hold further discussions (including any discussion of material non-public information relating to the Company), a confidentiality agreement would be required.

On September 14, 2016, the board held a regularly scheduled meeting in Greenwich, Connecticut, with members of senior management and representatives of the Financial Advisors and Wachtell Lipton in attendance. At the meeting, members of senior management and representatives of the Financial Advisors discussed with the board recent developments in the industries in which the Company participates and provided the board with an overview of strategic, financial and valuation considerations relating to potential separation transactions with respect to the Company’s businesses as part of the board’s ongoing review of opportunities to enhance stockholder value. The directors discussed with the members of management and the Financial Advisors different potential structures for a separation transaction. Following discussions, the board authorized senior management to continue to review, with the assistance of the Financial Advisors and Wachtell Lipton, the Company’s potential separation alternatives. Mr. Paliwal then provided the board with an overview of the preliminary discussions with Samsung. Mr. Paliwal explained that Samsung had not yet made a specific transaction proposal, and that Samsung had requested an additional meeting with Company management and non-public information regarding the Company and its businesses as Samsung considered whether to make a proposal. Following discussions, including as to the level of Samsung’s interest and its ability to consummate a strategic transaction with the Company in a timely fashion, the board expressed their support for Mr. Paliwal continuing discussions with Samsung, including the execution of a confidentiality agreement (with a “standstill” provision) to permit the sharing of non-public information with Samsung.

On September 16, 2016, the Company and Samsung entered into a confidentiality agreement containing a “standstill” provision.

On September 18 and 19, 2016, Mr. Paliwal, Sandra Rowland, Executive Vice President & Chief Financial Officer of the Company, and David J. Slump, Executive Vice President of Operations of the Company, met in New York with Mr. Sohn and other representatives of Samsung. The Company representatives presented an overview of each of the Company’s business segments, as well as a brief financial overview of the Company. During this meeting, the Samsung representatives indicated that, while Samsung was interested in making a proposal to acquire the Company, Samsung required more detailed due diligence information in order to be able to submit a specific proposal. The representatives of the Company responded that any due diligence information would need to be limited and preliminary, as a broader due diligence review of the Company would only be possible on the basis of a proposal that included a specific price determined by the board to merit further discussions and negotiations. On September 29, 2016, the Company and Samsung executed an additional letter agreement that specified, among other things, that non-public information provided by Samsung to the Company regarding Samsung would be treated confidentially by the Company.

Representatives of each of the Company and Samsung held an additional meeting in San Jose, California, on September 30, 2016 (as well as a follow-up telephone call on October 2, 2016), during which representatives of the Company provided further information to representatives of Samsung regarding the Company’s businesses.

On October 4, 2016, Samsung delivered a non-binding letter of intent to the Company indicating that, subject to satisfactory completion of Samsung’s due diligence review of the Company and the negotiation of mutually acceptable definitive transaction documentation, Samsung would be prepared to acquire the Company at an all-cash price of $106 per share. In its proposal, Samsung stated that it was prepared to move expeditiously to consummate a transaction, that Samsung intended to finance the transaction using cash on its balance sheet and that the receipt of financing would not be a condition to closing, that the offered price was contingent upon execution of an exclusivity agreement that would prohibit the Company from discussing any competing acquisition proposals made by third parties during a specified period, and that Samsung had appointed Evercore Group L.L.C. (“Evercore”) as its financial advisor and Paul Hastings LLP (“Paul Hastings”) as its outside legal counsel. A form of exclusivity agreement was attached to Samsung’s proposal.

On October 6, 2016, the board held a regularly scheduled meeting in Detroit, Michigan, with members of senior management and representatives of the Financial Advisors and Wachtell Lipton in attendance. During the meeting, Mr. Paliwal provided an update on the meetings with Samsung representatives that had taken place on September 18 – 19 and September 30, 2016 and the follow-up call on October 2, 2016. Members of senior management and representatives of the Financial Advisors provided the board with an overview of Samsung’s non-binding proposal. Representatives of the Financial Advisors then reviewed strategic and financial considerations related to Samsung’s non-binding proposal, including certain preliminary valuation considerations and analyses with respect to the Company and its common stock. Representatives of the Financial Advisors also provided the board with an overview of Company A’s abandoned proposal from December 2015 for purposes of comparison. Representatives of J.P. Morgan noted for the board that representatives of Company A’s outside financial advisors (“Company A Advisor”) had recently contacted J.P. Morgan, after a period of no communication on this matter since February, to request a meeting to informally review certain financial and other considerations relating to a potential strategic transaction between Company A and the Company. Discussion among the directors, senior management and the Financial Advisors ensued, including regarding the performance and volatility of Company A’s shares since December 2015 and the Financial Advisors’ views as to the perceived limitations on Company A’s ability to make an attractive proposal in light of Company A’s constraints tied to, among other things, Company A’s current stock price (which had decreased significantly since the December 2015 abandoned proposal), pro forma accretion/dilution and pro forma credit ratings. Members of senior management and representatives of the Financial Advisors also discussed with the board considerations related to remaining a standalone entity under various scenarios, as well as the potential interest and capability of other industry participants and technology integrators as strategic transaction counterparties for the Company, and considerations regarding the possibility of actively soliciting interest from potential counterparties. Following extensive discussions, the board directed Mr. Paliwal to respond to Samsung’s proposal by indicating that the board was only interested in pursuing a transaction at a meaningfully higher price per share than the $106 offered in Samsung’s non-binding proposal, and that the Company was not prepared at this time to enter into Samsung’s proposed exclusivity agreement. The board also authorized J.P. Morgan to meet with Company A Advisor and to report back to the Company’s senior management team regarding Company A’s level of interest in pursuing a potential business combination and related valuation considerations. Mr. Paliwal and representatives of the Financial Advisors also provided the board with an update on the Company’s and the Financial Advisors’ analyses regarding a potential separation of the Company’s businesses, as well as strategic, financial and valuation considerations in connection with potential separation structures. Following discussion, the board authorized management, together with the Financial Advisors and Wachtell Lipton, to continue their exploration of potential separation transactions.

On October 6, 2016, Mr. Paliwal called Mr. Sohn and delivered the board’s response (described above) to Samsung’s non-binding proposal of October 4, 2016. Later on October 6, 2016, representatives of J.P. Morgan and Lazard also communicated the board response to representatives of Evercore.

On October 10, 2016, Mr. Sohn called Mr. Paliwal and informed him that Samsung was now prepared to offer $109 in cash per share to acquire the Company, subject to the conditions set forth in the non-binding proposal of October 4, 2016. In connection with relaying the increased offer, Mr. Sohn stated that Samsung would not agree to a higher price. Later on October 10, 2016, representatives of Evercore also communicated the proposal to representatives of J.P. Morgan and Lazard.

On October 11, 2016, the board held a special telephonic meeting with members of senior management and representatives of the Financial Advisors and Wachtell Lipton in attendance. During the meeting, Mr. Paliwal updated the board regarding his discussions with Mr. Sohn and Samsung’s revised proposal. Representatives of the Financial Advisors then presented for the board a financial analysis with respect to the Company, including potential standalone valuations of the Company under different scenarios. Representatives of Wachtell Lipton reviewed with the board the directors’ fiduciary duties with respect to reviewing and considering Samsung’s non-binding proposal and potential continued engagement with Samsung. Following extensive discussions, including with respect to the status of a meeting between J.P. Morgan and Company A Advisor as discussed with the board on October 6, 2016 (which management and J.P. Morgan reported had not occurred (despite J.P. Morgan having sought to schedule the meeting for earlier that week) and had been scheduled for October 13, 2016 based on Company A Advisor’s availability) and the views of senior management and the Financial Advisors regarding Company A’s likely level of interest and ability to make an attractive offer based on recent interactions with Company A Advisor and various constraints that Company A would likely face in connection with the making of such an offer, the board directed Mr. Paliwal to respond to Samsung’s proposal by instructing Samsung that the board was not prepared to move forward at $109 per share, and authorized Mr. Paliwal to negotiate with the Samsung representatives in order to obtain an offer in excess of $109 per share. The board also authorized Mr. Paliwal to agree to enter into an exclusivity agreement or a “no shop” agreement with Samsung on customary terms and for a limited period (subject to J.P. Morgan’s report on its meeting with Company A Advisor to senior management), if Mr. Paliwal determined it was necessary to secure an offer of at least $112 per share.

Later on October 11, 2016, Mr. Paliwal called Mr. Sohn to convey the board’s response to Samsung’s revised non-binding proposal. Following several subsequent conversations throughout that day, during which Mr. Sohn initially increased Samsung’s offer price to $111 per share, Mr. Sohn agreed with Mr. Paliwal to increase Samsung’s offer price to $112 per share in cash. As a condition to Samsung increasing its offer price to $112 per share, Messrs. Sohn and Paliwal agreed that the Company would enter into a “no shop” agreement with Samsung, which agreement would contain exceptions to permit the Company to pursue discussions and negotiations with respect to, and/or accept, in each case without the payment of any fees or expenses to Samsung, an unsolicited competing proposal that was superior to Samsung’s proposal (or would reasonably be expected to lead to a superior proposal) received from a third party during a specified “no shop” period. Later that evening, Mr. Paliwal updated the board members regarding the outcome of his discussions with Mr. Sohn.

On October 12, 2016, Samsung delivered a revised non-binding letter of intent to the Company indicating that, subject to satisfactory completion of Samsung’s due diligence review of the Company and the negotiation of mutually acceptable definitive transaction documentation, Samsung was prepared to acquire the Company in an all-cash transaction for $112 per share. In its proposal, Samsung stated that it was prepared to move expeditiously to consummate a transaction, but that the offer price was contingent upon the Company entering into a “no shop” letter agreement, which would generally prohibit the Company (until November 14, 2016) from soliciting alternative transaction proposals. A form of the letter agreement was attached to Samsung’s proposal.

During October 13 and 14, 2016, representatives of Wachtell Lipton and Paul Hastings exchanged several drafts, and negotiated the terms, of the letter agreement.

On October 13, 2016, representatives of J.P. Morgan met in New York with representatives of Company A Advisor to informally review certain financial and other considerations relating to a potential strategic transaction between Company A and the Company. Later on October 13, 2016, representatives of J.P. Morgan updated the Company’s senior management, Lazard and Wachtell Lipton regarding its meeting with Company A Advisor. Representatives of J.P. Morgan reported that Company A Advisor did not convey a proposal from Company A regarding a strategic business combination with the Company, but rather reviewed with the representatives of J.P. Morgan illustrative transactions and explained various considerations and constraints that would impact any proposal that Company A might make in the future, if it were to make one at all. Following extensive discussions, members of senior management and the Financial Advisors concluded that, in light of the board’s directives at its October 11, 2016 meeting and based on J.P. Morgan’s discussions with representatives of Company A Advisor, in particular with respect to the constraints described by representatives of Company A Advisor relating to, among other things, the requirement that a significant portion (and in any case more than a majority) of the consideration in such a combination would be in the form of Company A stock, Company A’s then-current stock price, pro forma accretion/dilution in a potential combination and pro forma credit ratings, Company A was unlikely to be in a position to make a proposal that the Company’s board would find attractive, particularly in relation to the all-cash $112 per share proposal made by Samsung.

At Mr. Paliwal’s instruction, J.P. Morgan called Company A Advisor on October 14, 2016 to convey that, in order for a potential proposal from Company A to be viewed favorably by the board, the proposal would need to include a higher portion of cash consideration relative to the mix previously provided by Company A in its December 2015 proposal and suggested by Company A Advisor at the October 13, 2016 meeting, and represent a valuation of the Company higher than that generally implied by the various considerations and constraints raised by Company A Advisor at the meeting. Early the next morning, Mr. Paliwal updated the board members regarding the ongoing discussions with Samsung, as well as J.P. Morgan’s meeting with Company A Advisor. The board members indicated their concurrence with the ongoing discussions with Samsung and the actions taken with respect to Company A. Representatives of Company A Advisor did not thereafter contact representatives of J.P. Morgan regarding the Company or Company A.

Later on October 14, 2016, after negotiating the form of “no shop” letter agreement, including, among other things, to provide that the Company would be permitted to respond to any unsolicited inquiry from a third party by informing that third party that the Company would not be permitted to enter into any negotiations unless the third party presented a proposal satisfying specified criteria, and that the Company would be permitted to engage in due diligence and negotiations relating to an unsolicited proposal that the board determined would reasonably be expected to lead to a proposal superior to Samsung’s proposal, the Company and Samsung entered into a letter agreement that generally prohibited the Company from soliciting competing acquisition proposals until November 3, 2016, which date would be extended to November 14, 2016 if the parties mutually agreed in good faith that Samsung was continuing to diligently pursue its due diligence review of the Company and negotiate the terms of the proposed transaction at that time.

Beginning on or about October 14, 2016, the parties’ and their respective financial and legal advisors engaged in ongoing discussions regarding the process for and scope of Samsung’s due diligence review of the Company, and various related informational requests made by Samsung.

On October 15, 2016, representatives of Wachtell Lipton sent representatives of Paul Hastings a form of draft merger agreement with respect to the proposed transaction.

On October 19, 2016, representatives of J.P. Morgan and Lazard, on the Company’s behalf, began to make available to representatives of Samsung and its advisors certain non-public information regarding the Company via a virtual data room. On October 21, 2016, representatives of Wachtell Lipton began to make available to representatives of Paul Hastings certain documents provided by the Company for review in a “clean room” format at the offices of Wachtell Lipton on an outside advisors-only basis.

On October 20, 2016 through October 22, 2016, members of each of the Company’s and Samsung’s management, as well as their respective financial and legal advisors (and, in the case of Samsung, accounting, tax and human resources advisors), met for management presentations by the Company at the offices of Paul Hastings in New York. Among other things, the attendees discussed in depth each of the Company’s four business segments, as well as a variety of functional areas including finance, human resources, legal, intellectual property, tax, manufacturing, and technology matters. Additionally, as part of Samsung’s due diligence process, on each of October 24, October 25, October 31 and November 3, 2016, the Company’s representatives conducted site visits with representatives of Samsung at Company facilities in the United States, Mexico, China and Hungary, and representatives of each of Samsung and the Company engaged in numerous additional due diligence meetings and telephone calls throughout this time period.

At the management presentations in New York, senior executives of Samsung and its advisors informed senior members of the Company’s management and its advisors that Samsung and its board would not be willing to enter into a definitive merger agreement or otherwise proceed with the proposed transaction unless certain members of the Company’s senior management team entered into acceptable employment agreements with Samsung committing them to remain with the Company for a period of time following the closing of the proposed transaction, which agreements would have to be entered into at the time of signing of a definitive merger agreement but would not become effective until the merger closed. The members of senior management and advisors of the Company responded that there would be no discussions of any management arrangements unless and until the key terms of the merger agreement were agreed between the parties. Representatives of Samsung also informed representatives of the Company of their goal to complete Samsung’s due diligence review of the Company by November 5, 2016 and finalize all key terms of the definitive transaction documentation by November 7, 2016, after which Samsung proposed that representatives of Samsung and certain members of the Company’s senior management team would meet in Palo Alto, California to discuss retention and post-closing employment matters and the communications plan for announcing the proposed transaction. Representatives of Samsung also stated their goal of executing definitive transaction documentation and publicly announcing the proposed transaction during the week of November 14, 2016.

Early on October 25, 2016, representatives of Paul Hastings delivered a form of draft merger agreement to representatives of Wachtell Lipton.

On October 27, 2016, the board held a special telephonic meeting with members of senior management and representatives of the Financial Advisors and Wachtell Lipton in attendance. Mr. Paliwal provided the board with an update on Samsung’s due diligence review since the prior board meeting, and in particular discussed with the board the management presentations held in New York over the prior week and weekend. Representatives of Wachtell Lipton discussed with the board certain material terms in the draft merger agreement received from Samsung’s legal advisors and proposed responses. Mr. Paliwal also discussed with the board Samsung’s insistence that certain key members of the Company’s senior management enter into employment arrangements with Samsung as a condition to Samsung’s entering into a definitive merger agreement, and the response provided to Samsung at the management presentations. Among other matters, representatives of the Company’s senior management and the Financial Advisors also again reviewed with the board the prior discussions between J.P. Morgan and Company A Advisor regarding a potential strategic transaction between the Company and Company A. Mr. Paliwal and representatives of J.P. Morgan described the absence of meaningful engagement by Company A’s representatives in recent months (other than the single meeting between representatives of J.P. Morgan and representatives of Company A Advisor on October 13, 2016, and the follow-up call from representatives of J.P. Morgan to Company A Advisor on October 14, 2016, which did not result in any further communication from Company A or Company A Advisor). In particular, they noted that there was currently no offer from Company A regarding a potential transaction and that there had not been any such offer since the December 2015 offer was abandoned. The board authorized the Company’s management and its advisors to continue to cooperate with Samsung’s due diligence review and to progress the negotiations of the draft merger agreement and other transaction documentation within the parameters discussed at the meeting. The board also concurred and directed that no discussions of any management arrangements could take place unless and until the key terms of the merger agreement were agreed and instructed management to relay the board’s directive to representatives of Samsung.

Later on October 27, 2016, representatives of Wachtell Lipton delivered to representatives of Paul Hastings a revised draft of the merger agreement. Among other things, as discussed with the board, the revised merger agreement lowered the termination fee payable in certain circumstances proposed by Samsung, imposed a higher commitment on Samsung with respect to its efforts to obtain the required regulatory approvals to close the transaction than what Samsung had proposed, and permitted the Company to continue to pay regular quarterly cash dividends prior to closing (which the Paul Hastings draft merger agreement had prohibited).

On October 30, 2016, representatives of Paul Hastings sent a revised draft of the merger agreement to representatives of Wachtell Lipton.

On October 31, 2016, representatives of Paul Hastings met with representatives of Wachtell Lipton at the offices of Wachtell Lipton in New York to discuss the open issues in the draft merger agreement, including the termination fee payable by the Company in certain circumstances, the triggers for payment of the termination fee, the non-solicitation restrictions applicable to the Company, the commitment of Samsung to obtain the required regulatory approvals to close the merger and the Company’s ability to continue to pay regular quarterly cash dividends prior to closing.

Over the course of the day on November 1, 2016, representatives of each of Paul Hastings and Wachtell Lipton further discussed telephonically various open issues in the draft merger agreement.

On November 2, 2016, following discussions with the Company’s senior management, representatives of Wachtell Lipton delivered to representatives of Paul Hastings a further revised draft of the merger agreement. Later in the day on November 2, 2016, representatives of each of Wachtell Lipton and Paul Hastings met at the offices of Paul Hastings to discuss the open issues in the draft merger agreement. In the early hours of November 3, 2016, representatives of Paul Hastings delivered to representatives of Wachtell Lipton a revised draft of the merger agreement.

On November 3, 2016, the board held a special telephonic meeting with members of senior management and representatives of the Financial Advisors and Wachtell Lipton in attendance. The Company’s senior management and its advisors reviewed with the board the significant progress made with respect to Samsung’s due diligence review of the Company and the negotiation of the draft merger agreement since the prior board meeting. Representatives of J.P. Morgan and Lazard also reviewed with the board their preliminary financial analyses of the Company and the proposed transaction, which analyses had been updated to account for, among other things, the changes in financial markets since the prior presentation at the board meeting held on October 11, 2016, as well as for Samsung’s increased offer price of $112 per share. Representatives of Wachtell Lipton discussed with the board the remaining significant open points in the draft merger agreement, including the amount of the termination fee payable by the Company under certain circumstances, the triggers for payment of the termination fee, the non-solicitation restrictions applicable to the Company, the commitment by Samsung to obtain the required regulatory approvals to close the merger, and the Company’s ability to continue to pay regular quarterly cash dividends prior to the closing. The board authorized management to meet with representatives of Samsung in Palo Alto to discuss retention matters, including employment arrangements for certain members of senior management, and the communications plan for announcing the proposed transaction, but only if, prior to those meetings, the key terms of the merger agreement were agreed to by the parties within the parameters discussed at the November 3, 2016 board meeting.

Later in the evening on November 3, 2016, representatives of Wachtell Lipton delivered to representatives of Paul Hastings a revised draft of the merger agreement.

During the evening of November 4, 2016, representatives of Wachtell Lipton, J.P. Morgan and Lazard met with representatives of Paul Hastings and Evercore at the offices of Paul Hastings to discuss the remaining open issues in the draft merger agreement. During the course of the meeting, representatives of the parties agreed, among other things, to a termination fee of $240 million, to the Company’s ability to continue to pay regular quarterly cash dividends until the closing, and to strengthen Samsung’s commitment to obtain the required regulatory approvals such that Samsung would be required to agree to divestitures of the Company’s businesses and/or conduct remedies so long as such actions would not have resulted in lost revenues to the Company of more than $450 million during the 12 months ended September 30, 2016, had such divestitures and/or other remedies been imposed during that period.

On November 5, 2016, representatives of Paul Hastings delivered to representatives of Wachtell Lipton a revised draft of the merger agreement.

On November 6, 2016, following further discussions between representatives of Paul Hastings and Wachtell Lipton, the parties confirmed that they were in agreement with respect to the key terms of the draft merger agreement. On November 7, 2016, representatives of Wachtell Lipton delivered to representatives of Paul Hastings a revised draft of the merger agreement, which the parties agreed was substantially final, subject to review and approval by the respective parties’ boards of directors.

On November 8 and 9, 2016, members of senior management of each of the Company and Samsung, together with certain of their outside advisors, met in Palo Alto to discuss retention matters, including post-closing employment arrangements between Samsung and certain members of the Company’s senior management, and communications plans for announcing the proposed transaction. Discussions regarding these matters continued over the course of that week.

On November 11, 2016, the board held a special in-person meeting at the offices of Wachtell Lipton with members of senior management and representatives of the Financial Advisors and Wachtell Lipton in attendance. Mr. Paliwal and other members of senior management briefed the board on the status of negotiations with Samsung, including that negotiations on the post-closing employment arrangements between Samsung and certain members of senior management were continuing and Samsung’s continued insistence that it would not enter into a definitive merger agreement until the negotiations on post-closing employment arrangements were concluded in a manner satisfactory to Samsung. The board also received an updated preliminary financial analysis presentation from representatives of the Financial Advisors, including with respect to the Company’s standalone valuation and a potential acquisition by Samsung at the proposed price of $112 per share. The board, senior management and the Company’s advisors discussed considerations related to remaining a standalone entity under various scenarios, as well as potential alternative strategic transactions that had been explored by the board during recent periods, including a potential separation of the Company’s businesses, and discussions with the Financial Advisors and management regarding the potential interest and capability of other industry participants and technology integrators as strategic transaction counterparties for the Company. Representatives of Wachtell Lipton discussed with the board the directors’ fiduciary duties and presented to the board a detailed summary of the terms of the proposed merger agreement, including the non-solicitation provisions and the ability of the board to terminate the merger agreement with Samsung in order to accept a superior proposal, subject to payment of the termination fee. During the meeting, without the other members of senior management present, Mr. Paliwal and a representative of Wachtell Lipton also provided the board with a more detailed update regarding Samsung’s discussions with certain members of senior management regarding post-closing employment arrangements, and an overview of the terms proposed to such individuals by Samsung. After extensive discussions, including as to the matters described in “—Reasons for the Merger,” the board expressed full support for the transaction with Samsung and authorized the Company’s management and advisors to seek to finalize the definitive transaction documentation with a view (assuming the negotiations of post-closing employment arrangements for certain members of senior management were successfully completed) to putting the transaction to a final board vote on November 13, 2016 and publicly announcing the transaction on November 14, 2016.

By November 13, 2016, Samsung reached agreement on the terms of post-closing employment agreements with the applicable members of the Company’s senior management. See “—Interests of the Company’s Directors and Executive Officers in the Merger.”

On November 13, 2016, the board held a special telephonic meeting with members of senior management and representatives of the Financial Advisors and Wachtell Lipton in attendance. The Company’s senior management and its legal and financial advisors reviewed with the board the terms of the proposed transaction with Samsung, including as compared to the merits and considerations of remaining as a standalone entity under various scenarios, and potential alternative strategic transactions that had been explored by the board during recent periods, including exploration of a potential separation of the Company’s businesses, and discussions with the Financial Advisors and management regarding the potential interest and capability of other industry participants and technology integrators as strategic transaction counterparties for the Company. Representatives of Wachtell Lipton reported that there had been no material changes to the terms of the merger agreement since the board meeting on November 11, 2016 and then reviewed again for the directors their fiduciary duties in the context of their consideration of the potential Samsung transaction. Representatives of the Financial Advisors reviewed with the board their respective analyses of the $112 per share cash consideration to be paid to the Company’s stockholders in the proposed transaction, including as described in the sections entitled “—Opinions of the Financial Advisors to the Company” and “—Certain Additional Financial Analyses of the Financial Advisors,” which analyses had been updated since the November 11, 2016 board meeting, and delivered to the board each of their respective oral fairness opinions, which were confirmed by delivery of written opinions dated November 14, 2016, that, as of such date and based upon and subject to the assumptions, procedures, matters and limitations set forth therein, the $112 per share in cash to be paid to the holders of the Company’s common stock (other than the Company, Samsung, their respective wholly owned subsidiaries or holders who properly exercise and perfect appraisal rights under Delaware law) in the merger was fair, from a financial point of view, to such holders, as more fully described in the section entitled “—Opinions of the Financial Advisors to the Company.” Mr. Paliwal also informed the board that Samsung had reached agreements with the members of senior management on post-closing employment arrangements that Samsung had insisted were a condition to its entry into the merger agreement, and that such arrangements were consistent with the discussions on this matter at the November 11, 2016 board meeting. Following extensive discussions, including as to the matters described in “—Reasons for the Merger,” the board unanimously determined to approve the merger and the merger agreement and the transactions contemplated thereby and to recommend that the stockholders of the Company adopt the merger agreement.

Following the board’s approval of the merger and the merger agreement, and approval by Samsung’s board of directors following their meeting in Seoul during the morning of November 14, 2016 (Seoul time), representatives of the parties executed the merger agreement and the other transaction documents early on November 14, 2016.

At approximately 2:00 a.m. Eastern Standard Time on November 14, 2016, the Company and Samsung issued a joint press release announcing entry into the merger agreement.

Reasons for the Merger

At a meeting duly called and held on November 13, 2016, after careful consideration at this and prior board meetings, the board unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders. The board also resolved that the merger agreement be submitted for consideration by the Company’s stockholders at a special meeting of stockholders and to recommend that the stockholders vote to adopt the merger agreement. In reaching its decision, the board consulted with the Company’s senior management and its outside financial and legal advisors at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the board believes support its decision:

•	Compelling Value. In light of the board’s consideration of the Company’s current business and operations, historical results of operations, strategic business plans and financial projections, industry developments, opportunities and risks or uncertainties in executing the Company’s strategic plans, current and historical trading prices of the Company’s common stock, and multiples of EBITDA and net income represented by the enterprise value of the Company implied by the merger consideration of $112.00 per share, and the premia to various stock trading prices implied by the merger consideration of $112.00 per share, the board believed that the $112.00 per share merger consideration offered compelling value to the Company’s stockholders. As part of its decision, the board considered the fact that the merger consideration of $112.00 per share in cash represented the following attractive premiums and multiples:

•	a 28% premium to the closing price of the Company’s common stock on November 11, 2016, the last trading day prior to our announcement of the Company’s entry into the merger agreement,

•	a 37% premium to the Company’s volume weighted average stock price over the 30 calendar days ending on November 11, 2016,

•	a 38% premium to the Company’s volume weighted average stock price over the one-year period ending on November 11, 2016,

•	a 39% premium to the Company’s volume weighted average stock price over the five-year period ending on November 11, 2016,

•	a 7.5% premium to the highest trading price of the Company’s common stock during the 52 weeks ending on November 11, 2016,

•	an aggregate enterprise value equal to 10.2 times the Company’s EBITDA over the 12 months ending on September 30, 2016, compared to a multiple of 8.2 times based on the Company’s enterprise value as of September 30, 2016 and

•	a price-earnings multiple of 17.1 times the Company’s net income per share for the 12 months ended September 30, 2016, compared to a price-earnings multiple of (1) an average of 14.9 times over the five years ending on November 11, 2016, (2) an average of 11.7 times over the year ending on November 11, 2016 and (3) 12.1 times as of September 30, 2016.

•	Best Available Alternative for Maximizing Stockholder Value. The board believed that (1) the merger consideration of $112.00 per share was more favorable to the Company’s stockholders than the continued operation of the Company on a standalone basis, based on the board’s understanding of the Company’s business and operations, its current and historical results of operations, and financial prospects and conditions, and its determination that the continued operation of the Company on a standalone basis was not sufficiently likely to produce, on a risk-adjusted basis, outcomes that would create more value for stockholders than the current all-cash consideration offered by Samsung and (2) the $112.00 per share merger consideration was the best value reasonably available to the Company’s stockholders. The board believed that a variety of factors supported this conclusion, including:

•	the board’s assessment of the Company’s competitive position and historical and projected financial performance, and the nature of the industries in which the Company operates, particularly in light of the ongoing risks the Company faces due to its significant exposure to the historically cyclical and volatile consumer-facing automotive industry, intense competition from a wide range of current competitors and potential increased future competition, including from large global technology firms with significant financial resources, as well as the rapidly evolving technological landscape in the automotive industry generally and in the markets in which the Company competes specifically,

•	the board’s extensive discussions and deliberations with senior management and outside financial and legal advisors over several years regarding potential strategic alternatives and potential transaction counterparties, including discussions with senior management and the Financial Advisors regarding other industry participants and technology integrators and the perceived likelihood of any of these other parties having the interest and ability to acquire the Company on terms superior to those agreed with Samsung,

•	the board’s belief, in consultation with the Financial Advisors, that in light of Samsung’s industry position, complementary businesses, stated strategic objectives, and wide geographic footprint, together with Samsung’s strong balance sheet and financial position, Samsung would be the potential transaction partner most likely to offer the best combination of value and closing certainty to the Company’s stockholders and, further, that if there were another buyer capable of making and willing to make a more compelling offer to acquire the Company, agreeing to and announcing a transaction with Samsung would be the best way to elicit any such offer, which offer would not be precluded by the terms of the merger agreement and

•	the board’s belief, based on input from senior management and the Financial Advisors with respect to Samsung’s statements made and positions taken during extensive negotiations, that the price of $112.00 per share reflected in the merger agreement was the maximum amount that Samsung would be willing to pay to acquire the Company, and the board’s assessment of the risk that any delay or interruption in the negotiations with Samsung could result in Samsung withdrawing or lowering its price and/or increase the likelihood of leaks to the media regarding the potential transaction, which could be damaging to the Company and its businesses.

•	Appropriate Time to Engage in a Sale of the Company. The board believed that while the Company’s business is strong and continues to present opportunities for growth, as the Company has grown and competition in the industries in which it competes has increased, including due to competition from larger global companies with greater resources than the Company, there are increasing challenges to maintaining the Company’s historic and expected growth rate and profitability as a standalone company; and that the Company’s stock is currently trading at multiples of earnings and EBITDA that are relatively high compared to its peer companies, and could decrease, and consequently lead to a decrease in the Company’s stock price even if the Company’s earnings and EBITDA did not decrease, if investor sentiment regarding the Company, one or more of the industries in which it competes generally, or the equity market generally, were to change in a negative fashion. In forming this belief, the board considered the execution risks associated with the cyclical and volatile markets in which the Company competes, the dependence of successful companies in those markets on rapidly evolving technology, and the current state of the economy and financial markets generally.

•	Appropriateness of Process. The board believed that negotiating with Samsung and not affirmatively contacting other bidders was most likely to result in the best value reasonably available for the Company’s stockholders based on the board’s belief that (1) Samsung was well positioned to provide the best value reasonably available to the Company’s stockholders in light of Samsung’s strategic interest and significant financial resources, (2) it was not likely that another party would be willing to pursue a transaction at a value in excess of the value offered by Samsung, (3) in light of Samsung’s insistence on pre-signing “no shop” obligations as a condition to its willingness to increase its offered price and proceed with its proposal, and Samsung’s continued insistence that the definitive transaction documentation be entered into as quickly as possible, the risk of losing Samsung’s pursuit of its proposal outweighed the possibility of receiving a more favorable proposal from another party and (4) the Company could and did use its acceptance of pre-signing “no shop” obligations as negotiating leverage with Samsung to receive a higher price from Samsung than would have otherwise been available. The board’s views in this regard also took into account the Company’s and the Financial Advisors’ prior discussions with Company A and Company A Advisor as more fully described in the section entitled “—Background of the Merger.”

•	Financial Analyses of J.P. Morgan and Lazard and Receipt of Fairness Opinions. Representatives of the Financial Advisors reviewed with the board their respective analyses of the $112.00 per share cash consideration to be paid to the Company’s stockholders in the proposed transaction, and the board received the oral opinions of each of J.P. Morgan and Lazard, delivered to the board on November 13, 2016, each of which was confirmed by delivery of a written opinion dated November 14, 2016, that, as of such date and based upon and subject to the assumptions, procedures, matters and limitations set forth therein, the consideration to be paid to the holders of the Company’s common stock (other than the Company, Samsung, their respective wholly owned subsidiaries and holders who properly exercise and perfect appraisal rights under Delaware law) in the merger was fair, from a financial point of view, to such holders, as more fully described in the section entitled “—Opinions of the Financial Advisors to the Company.” The full text of each of the written opinions of J.P. Morgan and Lazard, dated November 14, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering the applicable opinion, is attached as Annex B and Annex C, respectively, to this proxy statement.

•	Additional Financial Analyses of J.P. Morgan and Lazard. In addition to the analyses described in “—Opinions of the Financial Advisors to the Company—Summary of Joint Financial Analysis,” each of the Financial Advisors also prepared for, and discussed with, the board certain additional analyses, which in each case were prepared and presented for reference purposes only, and which are further described in “—Certain Additional Financial Analyses of the Financial Advisors.” These additional analyses included, among others, a discounted cash flow analysis using the Sensitized Projections (as defined in “—Projected Financial Information—Management Projections and Extrapolations” and further described in “—Projected Financial Information—Sensitized Management Projections”) and otherwise following the same methodology set forth in “—Opinions of the Financial Advisors to the Company—Summary of Joint Financial Analysis—Discounted Cash Flow Analysis.” Based on the discounted cash flow analysis using the Sensitized Projections, each of the Financial Advisors estimated an implied per share price range for the Company’s common stock of $89.50 to $111.00, rounded to the nearest $0.25 per share.

•	Certainty of Value. The merger consideration is all cash, which the board believes will allow the Company’s stockholders to realize a fair, certain and liquid value for their investment, thereby eliminating all business and execution risks otherwise associated with an investment in the Company’s equity, including the market risks, cyclicality and technological risks referred to above.

•

High Likelihood of Completion. The board considered the likelihood of completion of the merger to be high, particularly in light of the terms of the merger agreement and the closing conditions, including (1) the fact that Samsung is a major global company with immediately available cash on hand sufficient to fund the aggregate merger consideration without needing to obtain additional financing with its associated risks, and the related absence of a financing condition in the merger agreement, as well as the representation of Samsung in the merger agreement that as of the date of the merger agreement and as of the effective time of the merger, it had and will have sufficient available funds to consummate the merger, (2) the commitment of Samsung to use its reasonable best efforts to take certain actions (subject to agreed limitations) to obtain regulatory clearance for the consummation of the merger and (3) the fact that the Company conducted regulatory due diligence in connection with the domestic and foreign regulatory approvals that would be required for the merger, and determined that the Company and Samsung were likely to obtain such approvals in a timely manner.

•	Arm’s-Length Terms and Other Factors Related to the Merger Agreement. The board’s view that the merger agreement was the product of arm’s-length negotiations and contained customary terms and conditions, and its consideration of a number of other factors pertaining to the merger agreement, including:

•	the conditions to the consummation of the merger, including the requirement that the merger agreement be adopted by the Company’s stockholders,

•	the board’s “fiduciary out” with respect to unsolicited third-party acquisition proposals reasonably expected to result in superior proposals, the board’s ability to negotiate with another party regarding a superior proposal and, subject to paying a termination fee to Samsung in the amount of $240 million, accept a superior proposal,

•	the board’s belief that, if triggered, the termination fee payable by the Company to Samsung is consistent with fees payable in comparable transactions and would not be likely to preclude another party from making a competing proposal if that party was otherwise compelled to make a superior proposal,

•	the Company’s ability, under circumstances specified in the merger agreement, to seek specific performance of Samsung’s, Samsung USA’s and Merger Sub’s obligation to close the merger if and when required to do so by the merger agreement and

•	the scope of the representations, warranties and covenants being made by Samsung, Samsung USA and Merger Sub, including covenants with respect to their obligations to obtain required regulatory approvals.

•	Appraisal Rights. The board also considered the fact that holders of dissenting shares will be entitled to the payment of appraisal value of such dissenting shares in accordance with Section 262 of the DGCL, and that, if any such holder fails to perfect or otherwise waives or loses its rights to appraisal under Section 262 of the DGCL, then that holder’s rights to be paid fair value for its dissenting shares will cease and will become rights solely to the merger consideration.

The board also considered various potentially countervailing factors in its deliberations related to the merger, including the following:

•	the fact that the holders of common stock will not have an opportunity to participate in any future earnings or growth of the combined company following the merger, as the merger consideration is all cash,

•	that the Company cannot solicit other acquisition proposals, and must pay Samsung a termination fee of $240 million if the merger agreement is terminated under certain circumstances, including if the board changes its recommendation to the Company’s stockholders to adopt the merger agreement or exercises its right to enter into a transaction that constitutes a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to the Company’s stockholders than the merger,

•	the possible effects of the pendency (or termination) of the merger agreement on the Company’s business, operating results, prospects, employees, customers, distributors and suppliers, which effects are likely to be exacerbated the longer the time period between the signing and any termination of the merger agreement,

•	the possibility that the merger might not be completed as a result of, among other reasons, the failure of the Company’s stockholders to adopt the merger agreement or the failure to secure required domestic and/or foreign regulatory approvals, and the effect the termination of the merger agreement may have on the trading price of the Company’s common stock, its business, operating results and prospects, which effect is likely to be exacerbated the longer the time period between the signing and any termination of the merger agreement,

•	that the restrictions imposed by the merger agreement on the conduct of the Company’s business prior to completion of the merger, generally requiring the Company to conduct its business in the ordinary course consistent with past practice and imposing additional specific restrictions, may delay, limit or prevent the Company from undertaking business opportunities that may arise during that period, which effect is likely to be exacerbated the longer the time period between the signing and any termination of the merger agreement,

•	the fact that the receipt of cash by stockholders in exchange for their shares of common stock pursuant to the merger will generally be a taxable transaction to Company stockholders for U.S. federal income tax purposes,

•	that the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of the Company’s stockholders (see the sections entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” and “Quantification of Payments and Benefits to the Company’s Named Executive Officers”),

•	the fact that the Company is subject to various remedies available to Samsung should it fail to complete the merger or breach the merger agreement and

•	that if Samsung fails to complete the merger as a result of a breach of the merger agreement, the Company’s rights and remedies may be expensive and difficult to enforce through litigation, and the success of any such action may be uncertain.

The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive, but includes the material factors considered by the board. The board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board based its recommendation on the totality of the information it considered.

In considering the recommendation of the board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the sections entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” and “Quantification of Payments and Benefits to the Company’s Named Executive Officers.”

Recommendation of the Company’s Board of Directors

After careful consideration, the board unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders.

The board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. In addition, the board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the adjournment proposal.

Opinions of the Financial Advisors to the Company

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter dated November 9, 2016, the Company retained J.P. Morgan as its financial advisor in connection with the merger.

At the meeting of the board on November 13, 2016, J.P. Morgan rendered its oral opinion to the board that, as of such date and based upon and subject to the assumptions, procedures, matters and limitations set forth in its written opinion, the consideration to be paid to holders of the Company’s common stock (other than the Company, Samsung, their respective wholly owned subsidiaries and holders who properly exercise and perfect appraisal rights under Delaware law) in the merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its November 13, 2016 oral opinion by delivering its written opinion to the board, dated November 14, 2016, that, as of such date, the consideration to be paid to holders of the Company’s common stock (other than the Company, Samsung, their respective wholly owned subsidiaries and holders who properly exercise and perfect appraisal rights under Delaware law) in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated November 14, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the consideration to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion of J.P. Morgan does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement,

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates,

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies,

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company’s common stock and certain publicly traded securities of such other companies,

•	reviewed certain internal financial analyses and forecasts, including the Projections (as defined in “—Projected Financial Information”), prepared by or at the direction of the management of the Company relating to its business and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify (and did not assume any obligation for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by the Company, Samsung, Samsung USA and Merger Sub in the merger agreement were and will be true and correct in all respects material to its analyses. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger in any way meaningful to J.P. Morgan’s analyses.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of the Company’s common stock in the merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Company’s common stock will trade at any future time.

The terms of the merger agreement were determined through arm’s length negotiations between the Company and Samsung, and the Company’s decision to enter into the merger agreement was solely that of the board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the board in its evaluation of the merger and should not be viewed as determinative of the views of the board or the Company’s management with respect to the merger or the consideration.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company and Samsung, for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company’s syndicated facility in March 2015, as M&A financial advisor to the Company on the Company’s acquisition of Symphony Teleca in April 2015, as joint bookrunner on offerings of debt securities by the Company in May 2015, as joint bookrunner on the initial public offering of Samsung SDS in October 2014, as joint global coordinator and joint bookrunner on the initial public offering of Cheil Industries in December 2014, as financial advisor to Samsung on Samsung’s disposals of equity interests in Samsung Techwin and Samsung Chemicals in June 2015 and as joint bookrunner on the initial public offering of Samsung Biologics in October 2016. During such period, J.P. Morgan and its affiliates have also provided treasury services to the Company for customary compensation. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Samsung. During the two-year period preceding delivery of its opinion ending on November 14, 2016, the aggregate fees received by J.P. Morgan from the Company were approximately $11 million and the aggregate fees received by J.P. Morgan from Samsung and its affiliates were approximately $17 million. In the ordinary course of its business, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Samsung for its own account or for the accounts of customers, and, accordingly, it may at any time hold long or short positions in such securities or other financial instruments.

Opinion of Lazard Frères & Co. LLC

Lazard acted as the Company’s financial advisor in connection with the merger. In connection with Lazard’s engagement, the board requested that Lazard evaluate the fairness, from a financial point of view, to holders of the Company’s common stock (other than the Company, Samsung, their respective wholly owned subsidiaries and holders who properly exercise and perfect appraisal rights under Delaware law) of the consideration to be paid to such holders. On November 13, 2016, at a meeting of the board, Lazard rendered to the board an oral opinion, which opinion was confirmed by delivery of a written opinion dated November 14, 2016, to the effect that, as of such date and based upon and subject to the assumptions, procedures, matters and limitations set forth therein, the consideration to be paid to holders of the Company’s common stock (other than the Company, Samsung, their respective wholly owned subsidiaries and holders who properly exercise and perfect appraisal rights under Delaware law) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated November 14, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The description of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. We encourage you to read Lazard’s opinion and this section carefully and in their entirety. Lazard provided its opinion for the information and assistance of the board in connection with its consideration of the merger. The Lazard opinion is not a recommendation as to how any holder of common stock should vote with respect to the proposal to adopt the merger agreement or any other matter.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the merger agreement,

•	reviewed certain publicly available historical business and financial information relating to the Company,

•	reviewed various financial forecasts, including the Projections, and other data provided to Lazard by the Company relating to the businesses of the Company, and extrapolations thereto prepared based on the guidance of management of the Company and approved for Lazard’s use,

•	held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company,

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of the Company,

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of the Company,

•	reviewed historical stock prices and trading volumes of the Company’s common stock and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of the Company, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Lazard expressed no opinion as to the price at which shares of the Company’s common stock would trade at any time subsequent to the announcement of the merger. In connection with Lazard’s engagement, it was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with the Company. In addition, Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the merger.

In rendering its opinion, Lazard assumed, with the consent of the Company, that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger will not have an adverse effect on the Company or the merger in any way meaningful to its analyses. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understands that the Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in its opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger or their affiliates, or class of such persons, relative to the merger consideration or otherwise.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as financial advisor to the Company because of its qualifications, expertise and its reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of the Company, Samsung and certain of their respective affiliates. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of the Company, Samsung and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Samsung and certain of their respective affiliates. During the two-year period preceding delivery of its opinion ending on November 14, 2016, the financial advisory business of Lazard and its affiliates did not provide services to or receive any fees or other compensation from the Company, Samsung or their respective affiliates (other than with respect to its engagement by the Company in connection with the merger). The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

Lazard’s opinion and financial analyses were not the only factors considered by the board in its evaluation of the merger and should not be viewed as determinative of the views of the board or the Company’s management.

Summary of Joint Financial Analysis

The following is a summary of the material financial analyses jointly prepared by each of the Financial Advisors and used by each of the Financial Advisors in connection with providing its respective opinion. The financial analyses summarized below include information presented in tabular format. The tables are not intended to stand alone, and, in order to more fully understand the financial analyses prepared and used by the Financial Advisors, the tables must be read together with the full text of each summary. Considering the data set forth herein without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of each of the Financial Advisors.

The below summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by each of the Financial Advisors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and is therefore not necessarily susceptible to partial analysis or summary description. In arriving at their respective opinions, each of the Financial Advisors did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its respective opinion. Rather, each of the Financial Advisors considered the totality of the factors and analyses performed in determining its respective opinion. Accordingly, each of the Financial Advisors believes that the below summary and its analyses must be considered as a whole, and that selecting portions of the below summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its respective opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by each of the Financial Advisors are not, and do not purport to be, appraisals or otherwise reflective of the prices at which businesses could actually be bought or sold. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the merger.

The terms of the merger agreement, including the consideration for the merger, were determined through arm’s length negotiations between the Company and Samsung, and the decision to enter into the merger agreement was solely that of the board. The Financial Advisors’ opinions and financial analyses were only one of the many factors considered by the board in its evaluation of the merger and should not be viewed as determinative of the views of the board or management with respect to the merger or the merger consideration.

Selected Comparable Companies Analysis. Each of the Financial Advisors reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected publicly traded companies whose business each of the Financial Advisors believed, based on their judgment and experience, to be similar to the Company’s for purposes of these analyses. The companies selected by each of the Financial Advisors were as follows:

•	Autoliv, Inc.

•	BorgWarner Inc.

•	Continental AG

•	Delphi Automotive PLC

•	Visteon Corporation

Although none of the selected companies included in the analyses is identical or directly comparable to the Company, these companies were selected, among other reasons, because they are publicly traded companies with certain aspects or characteristics, such as operations, lines of business, business risks, alignment with industry trends and qualitative characteristics that, for purposes of the analysis by each of the Financial Advisors, may be considered similar to those of the Company. However, certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company.

Using publicly available information, each of the Financial Advisors calculated, for each selected company, the ratio of the company’s firm value to the consensus equity research analyst estimate for the company’s EBITDA for the year ending December 31, 2017 (the “2017E FV/EBITDA”). As used in this analysis, firm value means the market value of the company’s common stock, plus any debt, less cash and cash equivalents, adjusted for minority interest positions and equity interest positions, as appropriate, and EBITDA means net earnings (loss) before interest, tax and depreciation and amortization, adjusted for one-time items. The following table summarizes the results of this review:

Multiple of 2017E FV/EBITDA
Mean	Median
6.3x	6.0x

Based on the results of this analysis, each of the Financial Advisors selected multiple reference ranges for 2017E FV/EBITDA of 5.5—7.5x for the Company. The range for the Company was then applied to the Company’s estimated EBITDA for calendar year 2017 provided by the management of the Company to each of the Financial Advisors, yielding an implied equity value per share range for the Company’s common stock of $61.25 to $87.50, rounded to the nearest $0.25 per share. Each of the Financial Advisors compared the implied per share equity value range for the Company to the Company’s closing price per share of $87.65 on November 11, 2016 and the merger consideration of $112.00 per share.

Using publicly available information, each of the Financial Advisors also calculated, for each selected company, the ratio of its share price to estimated earnings per share, or “EPS,” for calendar year 2017 (the “2017E P/E”). The following table summarizes the results of this review:

Multiple of 2017E P/E
Mean	Median
11.6x	10.0x

Based on the results of this analysis, each of the Financial Advisors selected a 2017E P/E reference range of 10.0x to 14.0x for the Company. The range for the Company was then applied to the Company’s estimated EPS for calendar year 2017 provided by the management of the Company to each of the Financial Advisors, yielding an implied equity value per share range for the Company’s common stock of $69.75 to $97.50, rounded to the nearest $0.25 per share. Each of the Financial Advisors compared the implied per share equity value range to the Company’s closing price per share of $87.65 on November 11, 2016 and the merger consideration of $112.00 per share.

Sum-of-the-Parts Analysis. A sum-of-the-parts analysis reviews a business’ operating performance and outlook on a segment-by-segment basis and compares each segment’s performance to a group of publicly traded companies to determine an implied market value for the enterprise as a whole. Each of the Financial Advisors performed a sum-of-the-parts analysis for the following operating segments of the Company:

•	Connected Car

•	Car Audio

•	Connected Services

•	Consumer Audio

•	Professional Solutions

The following table indicates the companies reviewed by each of the Financial Advisors in each of these segments:

Connected Car/Car Audio	Connected Services	Consumer Audio	Professional Solutions
Autoliv, Inc. BorgWarner Inc. Continental AG Delphi Automotive PLC Visteon Corporation	Cognizant Technology Solutions Corporation EPAM Systems, Inc. Luxoft Holding, Inc. Persistent Systems Limited Syntel, Inc. Virtusa Corporation	Apple Inc. Bang & Olufsen a/s Logitech International S.A. Newell Brands Inc. Pioneer Corporation Sony Corporation	Barco NV Daktronics, Inc. Dolby Laboratories DTS, Inc. Sony Corporation Yamaha Corporation

Although none of the reviewed companies included in the analyses are identical or directly comparable to the Company’s segments, these companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of the analysis by each of the Financial Advisors, may be considered similar to the relevant operating segments of the Company.

For each of these companies, each of the Financial Advisors calculated firm value as a multiple of projected 2017 EBITDA. The following table summarizes the results of this review:

Multiple of 2017E FV/EBITDA
	Mean	Median
Connected Car/Car Audio	6.3x	6.0x
Connected Services	9.5x	9.0x
Consumer Audio	8.8x	9.0x
Professional Solutions	8.3x	8.3x

Based on the foregoing, and reflecting the judgment and experience of the Financial Advisors, each of the Financial Advisors applied EBITDA multiple ranges of 5.5x to 7.5x, 7.0x to 9.0x, 9.0x to 11.0x, 6.0x to 8.0x and 7.5x to 9.5x to the 2017 EBITDA forecast for the Company’s Connected Car, Car Audio, Connected Services, Consumer Audio and Professional Solutions segments, respectively. Such forecasts were based on projections prepared by the Company’s management and included corporate allocations to each segment. Based on this analysis, each of the Financial Advisors calculated an implied per share price range for the Company’s common stock of $75.25 to $101.50, rounded to the nearest $0.25 per share. Each of the Financial Advisors compared the implied per share equity value range to the Company’s closing price per share of $87.65 on November 11, 2016 and the merger consideration of $112.00 per share.

Selected Precedent Transaction Analysis. Using publicly available information, each of the Financial Advisors reviewed selected transactions involving acquired businesses and assets that, for purposes of the analysis by each of the Financial Advisors, may be considered similar to the Company’s businesses or assets. Specifically, each of the Financial Advisors reviewed the following transactions:

Month/Year Announced	Acquiror	Target/Seller
September 2016	Knorr-Bremse AG	Haldex AB
July 2015	Sensata Technologies Holding N.V.	Custom Sensors & Technologies, Inc.’s sensing portfolio
July 2015	Delphi Automotive PLC	HellermannTyton Group PLC
July 2015	Magna International Inc.	Getrag Group of Companies
July 2015	BorgWarner Inc.	Remy International, Inc.
May 2015	NGK Spark Plug Co., Ltd.	UCI Holdings Limited’s Wells Vehicle Electronics unit
January 2015	Bain Capital, LP	TI Automotive Ltd.
December 2015	Hahn & Company / Hankook Tire Co. Ltd.	Halla Visteon Climate Control Corp.
September 2014	ZF Friedrichshafen AG	TRW Automotive Holdings Corp.
August 2014	Sensata Technologies Holding N.V.	Schrader Electronics Ltd
April 2014	The Blackstone Group L.P.	The Gates Corporation
September 2013	Koch Industries, Inc.	Molex Incorporated
July 2013	Gentex Corporation	Johnson Controls, Inc.’s HomeLink Product Line
August 2012	The Carlyle Group L.P.	E. I. du Pont de Nemours and Company’s DuPont Performance Coatings unit
May 2012	Delphi Automotive PLC	FCI Group’s Motorized Vehicle Division
March 2012	Madison Dearborn Partners, LLC	Pinafore Holdings B.V.’s Schrader division
December 2010	BorgWarner Inc.	Haldex AB’s Haldex Traction AB division
July 2010	Onex Corp / Canada Pension Plan Investment Board	Tomkins plc

None of the selected transactions reviewed was identical to the merger. However, the transactions selected were chosen because certain aspects of the transactions, for purposes of the analysis by each of the Financial Advisors, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the merger.

Using publicly available information, each of the Financial Advisors calculated, for each selected transaction, the ratio of the transaction’s implied firm value to the target company’s EBITDA for the 12-month period prior to the announcement of the merger (“FV/LTM EBITDA”). The following table represents the results of this analysis:

Multiple of FV/LTM EBITDA
Precedent Transactions	Mean	Median
FV/EBITDA	9.3x	9.3x

Based on the results of this analysis, each of the Financial Advisors selected FV/LTM EBITDA multiples of 9.0x and 11.0x and applied them to the EBITDA of the Company for the 12 months ended September 30, 2016. This analysis indicated an implied per share price range for the Company’s common stock of $97.25 to $121.50, rounded to the nearest $0.25 per share. Each of the Financial Advisors compared the implied per share equity value range to the Company’s closing price per share of $87.65 on November 11, 2016 and the merger consideration of $112.00 per share.

Discounted Cash Flow Analysis. Each of the Financial Advisors conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share of the Company’s common stock. A discounted cash flow analysis is a methodology used to derive a valuation of an asset by calculating the “present value” of estimated unlevered future cash flows of the asset. “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents EBITDA less taxes, capital expenditures, increases in net working capital and certain other cash expenses, as applicable. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

Each of the Financial Advisors calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2017 through 2026 based upon the Management Projections and the Extrapolations prepared by or at the direction of the management of the Company, as further described in the section entitled “—Projected Financial Information.” Each of the Financial Advisors then estimated a range of terminal values of the Company at the end of the ten-year period ending 2026 by applying a perpetual growth rate ranging from 1.5% to 2.5% to the unlevered free cash flow of the Company for the terminal year of the projections. The unlevered free cash flows and the range of terminal values were then discounted to present values as of September 30, 2016 using a range of discount rates from 9.5% to 10.5%. This discount rate range was based upon each of the Financial Advisors’ analysis of the capital structures and costs of equity and debt of the Company and publicly traded companies that may be considered similar to the Company.

Based on the foregoing, this analysis indicated an implied per share price range for the Company’s common stock of $104.00 to $129.25 per share, rounded to the nearest $0.25 per share. Each of the Financial Advisors compared the implied per share equity value range to the Company’s closing price per share of $87.65 on November 11, 2016 and the merger consideration of $112.00 per share.

Compensation of the Financial Advisors to the Company

For services rendered in connection with the merger, the Company has agreed to pay J.P. Morgan an aggregate fee of approximately $31 million (based on information available as of November 14, 2016), $3 million of which was payable upon the delivery of J.P. Morgan’s fairness opinion to the board and $2 million of which was payable upon the public announcement of the merger, with both such fees credited against any transaction fee, and the remainder of which is a transaction fee that is contingent upon the consummation of the merger. In addition, the Company has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

For acting as financial advisor to the Company in connection with the merger, the Company has agreed to pay Lazard an aggregate fee for such services in the amount of approximately $25 million (based on information available as of November 14, 2016), $3 million of which was payable upon the delivery of Lazard’s fairness opinion to the board and $2 million of which was payable upon the public announcement of the merger, with both such fees credited against any transaction fee, and the remainder of which is a transaction fee that is contingent upon the consummation of the merger. The Company has also agreed to reimburse Lazard for its reasonable expenses, including the expenses of legal counsel, and to indemnify Lazard and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Certain Additional Financial Analyses of the Financial Advisors

In addition to the analyses described in “—Opinions of the Financial Advisors to the Company—Summary of Joint Financial Analysis,” each of the Financial Advisors also prepared for, and discussed with, the board the following analyses, which in each case were prepared and presented for reference purposes only.

Historical Trading Range. Each of the Financial Advisors presented to the board the 52-week trading range of closing prices of the Company’s common stock as of November 11, 2016, which was $66.22 to $104.23. Each of the Financial Advisors compared that trading range to the Company’s closing price per share of $87.65 on November 11, 2016 and the merger consideration of $112.00 per share.

Research Analysts’ Price Targets. Each of the Financial Advisors also reviewed with the board certain price targets of certain equity research analysts that follow the Company and noted that the range of such price targets was $60.00 to $113.00. Each of the Financial Advisors compared the range of price targets to the Company’s closing price per share of $87.65 on November 11, 2016 and the merger consideration of $112.00 per share.

Discounted Cash Flow Analysis—Illustrative Sensitivity Case. Each of the Financial Advisors also performed a discounted cash flow analysis using the Sensitized Projections (as defined in “—Projected Financial Information—Management Projections and Extrapolations” and further described in “—Projected Financial Information—Sensitized Management Projections”) and otherwise following the same methodology set forth in “—Opinions of the Financial Advisors to the Company—Summary of Joint Financial Analysis—Discounted Cash Flow Analysis.” Based on this analysis, each of the Financial Advisors estimated an implied per share price range for the Company’s common stock of $89.50 to $111.00, rounded to the nearest $0.25 per share. Each of the Financial Advisors compared the range of implied per share equity value to the Company’s closing price per share of $87.65 on November 11, 2016 and the merger consideration of $112.00 per share.

Illustrative Present Value of Future Share Price Analysis. Each of the Financial Advisors performed an illustrative analysis of the implied present value of the future value per share of the Company’s common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of that company’s estimated future EBITDA and its assumed multiple of firm value over EBITDA (“FV/EBITDA”). As used in this analysis, firm value means the market value of the Company’s common stock, plus any debt, less cash and cash equivalents, adjusted for minority interest positions and equity interest positions, as appropriate. For the Company, each of the Financial Advisors assumed, at the direction of the management of the Company, that shares of the Company’s common stock outstanding would grow by 900,000 annually. For this analysis, each of the Financial Advisors used the Management Projections to calculate the implied future values per share of the Company’s common stock by applying illustrative next-12-month FV/EBITDA multiples of 6.9x to 7.9x to fiscal year 2021 estimates for the Company’s EBITDA (as reflected in the Management Projections), and then discounting to present values using a cost of equity of 11.3% (reflecting an estimate of the Company’s cost of equity by the Financial Advisors) the sum of (1) the implied future values per share of the Company’s common stock and (2) per share cash dividends forecasted by the management of the Company. This analysis indicated an implied per share price range for the Company’s common stock of $109.50 to $124.00 per share, rounded to the nearest $0.25 per share. Each of the Financial Advisors compared the range of implied per share equity value to the Company’s closing price per share of $87.65 on November 11, 2016 and the merger consideration of $112.00 per share.

Illustrative Present Value of Future Share Price Analysis—Sensitivity Case. In addition, each of the Financial Advisors also performed an illustrative present value of future share price analysis using the Sensitized Projections (and otherwise following the same methodology described in the immediately preceding paragraph). Based on this analysis, each of the Financial Advisors estimated an implied per share price range for the Company’s common stock of $96.00 to $108.75, rounded to the nearest $0.25 per share. Each of the Financial Advisors compared the range of implied per share equity value to the Company’s closing price per share of $87.65 on November 11, 2016 and the merger consideration of $112.00 per share.

Projected Financial Information

Management Projections and Extrapolations

The Company does not as a matter of course make public long-term projections as to future performance or earnings due to, among other reasons, the unpredictability of the underlying assumptions and estimates and the inherent unreliability of such projections, though the Company has in the past provided investors with public full-fiscal-year financial guidance covering items such as revenue, EBITDA and adjusted diluted earnings per share, among other items, which it may update from time to time during the relevant fiscal year. However, financial forecasts for the Company’s fiscal years 2017, 2018, 2019, 2020 and 2021 prepared by the Company’s management (the “Management Projections”) were made available to Samsung as well as to the board and the Financial Advisors, and, in connection with their financial analyses, the Financial Advisors calculated and presented to the board certain extrapolations of these financial forecasts for the fiscal years 2022, 2023, 2024, 2025 and 2026 (the “Extrapolations”) based on certain assumptions and direction provided by the Company’s management, but the Extrapolations were not provided to Samsung or its representatives. In addition, in order to assist the board with its assessment of potential downside risks that could arise from reasonable deviations in the assumptions underlying the Management Projections, the Financial Advisors, based on certain assumptions and direction provided by the Company’s management, prepared for the board certain adjusted projections described under “—Sensitized Management Projections” below (the “Sensitized Projections”), which were not provided to Samsung or its representatives. The Management Projections, the Sensitized Projections and the Extrapolations are collectively referred to herein as the “Projections.”

We have included a summary of the Projections below to give our stockholders access to certain non-public information provided to Samsung and our Financial Advisors, as applicable, for purposes of considering and evaluating the merger. The inclusion of the Projections should not be regarded as an indication that the board, the Company, Samsung, Samsung USA, Merger Sub, J.P. Morgan, Lazard or any other recipient of any of this information considered, or now considers, it to be an assurance of the achievement of future results.

The Company advised the recipients of the Projections that the Company’s internal financial forecasts upon which the Projections were based are subjective in many respects. The Projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. As a result, there can be no assurance that any of the Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections were prepared for internal use and to assist Samsung and our Financial Advisors with their respective due diligence investigations of the Company or to assist the board in its review and analysis of the proposed merger, as applicable. The Projections were not prepared with a view toward public disclosure or toward compliance with U.S. generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. KPMG LLP, the Company’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the Projections, and accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the Projections and should not be read to do so.

Financial forecasts of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements,” which factors may cause the Projections or the underlying assumptions to be inaccurate. The Projections cover multiple years and such information by its nature becomes more uncertain with each successive year. The Projections do not take into account any circumstances or events occurring after the date they were prepared.

Certain of the measures included in the Projections are non-GAAP financial measures, as further noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

The following is a summary of the Management Projections and the Extrapolations:

Summary of the Management Projections and the Extrapolations (dollars in millions)

	Management Projections(1)					Extrapolations(2)
	Fiscal Year					Fiscal Year
	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
Revenue	$7,400	$7,672	$8,597	$9,893	$11,245	$12,145	$12,934	$13,581	$14,056	$14,338
EBITDA(3)	920	971	1,158	1,389	1,618	1,718	1,799	1,856	1,887	1,890
EBIT(4)	680	744	921	1,136	1,353	1,423	1,474	1,503	1,509	1,491
EBIAT(5)	491	532	654	801	947	982	1,002	1,007	996	969

(1)	The Management Projections were made available to Samsung and the Financial Advisors in October 2016.
(2)	The Extrapolations were prepared by the Financial Advisors in October 2016 based on the Management Projections and certain assumptions and direction provided by the Company’s management relating to growth in net sales, EBITDA margin, depreciation and amortization, marginal tax rates, capital expenditures and working capital levels for fiscal years 2022 through 2026. The Extrapolations were not provided to Samsung or its representatives.
(3)	EBITDA is defined for purposes of the Projections as net income before interest and other non-operating expense, income tax expense, depreciation and amortization, certain restructuring and related expenses, and certain expenses related to acquisitions and divestitures. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.
(4)	EBIT is defined for purposes of the Projections as EBITDA less depreciation and amortization, certain restructuring expenses and bank and other recurring professional fees. EBIT is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.
(5)	EBIAT is defined for purposes of the Projections as EBIT less income tax expense. EBIAT is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

Sensitized Management Projections

In addition, in order to assist the board with its assessment of potential downside risks that could arise from reasonable deviations in the assumptions underlying the Management Projections, the Financial Advisors, based on certain assumptions and direction provided by the Company’s management, prepared for the board, for reference purposes only and taking into account the views of management and the board as to certain potential risks and uncertainties inherent in the Management Projections, including with respect to industry cyclicality, technological disruption, execution risks and risks associated with new industry participants, the Sensitized Projections, which were based on the Management Projections but assumed that the projected revenue growth reflected in the Management Projections during fiscal years 2018 through 2021 was 25% lower than the amount reflected in the Management Projections in each of those fiscal years and that the incremental EBITDA margin expansion reflected in the Management Projections during fiscal years 2018 through 2021 was also 25% less during each of those fiscal years. The Company’s senior management and representatives of the Financial Advisors also discussed potential opportunities for and the likelihood of the Company exceeding the financial performance reflected in the Management Projections, and the Company’s senior management determined, taking into account the perspectives of the Financial Advisors, that the Management Projections currently reflected more downside risk as described above than likely upside potential and that, accordingly, no further modifications to the Management Projections were necessary or appropriate. The Sensitized Projections were provided to the board in connection with its evaluation of the proposed merger but were not provided to Samsung or its representatives.

The following is a summary of the Sensitized Projections.

Summary of the Sensitized Projections

(dollars in millions)

	Fiscal Year
	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
Revenue	$7,400	$7,604	$8,291	$9,229	$10,175	$10,989	$11,704	$12,289	$12,719	$12,973
EBITDA(1)	920	958	1,096	1,259	1,415	1,507	1,584	1,640	1,674	1,684

(1)	EBITDA is defined for purposes of the Projections as net income before interest and other non-operating expense, income tax expense, depreciation and amortization, certain restructuring and related expenses, and certain expenses related to acquisitions and divestitures. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

Readers of this proxy statement are cautioned not to place undue reliance on any of the Projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in the Projections.

For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that such Projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Projections or any specific portions presented herein to reflect circumstances existing after the date such Projections were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Funding of the Merger Consideration

The Company and Samsung estimate that the total amount of funds required to complete the merger and related transactions (excluding advisory fees and expenses) will be approximately $8.02 billion. Samsung has informed the Company that it intends to fund this amount via cash on hand.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board in favor of the adoption of the merger agreement by the Company’s stockholders, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. Members of the board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that our stockholders adopt the merger agreement. See the sections entitled “—Background of the Merger” and “—Reasons for the Merger.” These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Company Equity Awards

Options and Stock Appreciation Rights. At the effective time, each option to purchase a share of the Company’s common stock and each stock appreciation right in respect of the Company’s common stock that, in each case, is outstanding and unexercised as of the effective time (whether vested or unvested) will become fully vested (to the extent not vested) and be converted into the right to receive an amount in cash equal to the merger consideration of $112.00 with respect to each share of Company common stock underlying such award, net of the exercise price per share of such option or stock appreciation right, as applicable, and less any applicable tax withholding. Any option or stock appreciation right that has an exercise price that equals or exceeds the merger consideration will be cancelled without consideration.

Restricted Stock Units. At the effective time, each outstanding award of restricted stock units in respect of the Company’s common stock (1) that vests solely based on the passage of time will become fully earned and vested with respect to the maximum number of shares of Company common stock underlying such restricted stock unit award and (2) that vests in whole or in part based on performance conditions and for which the applicable performance period is not complete as of immediately prior to the effective time will vest to the extent provided for in the award agreement applicable to such restricted stock unit award (with any portion of such performance-based restricted stock unit award that remains unvested at the effective time being cancelled without consideration). Each such restricted stock unit award so vested will be converted into the right to receive an amount in cash equal to the merger consideration of $112.00 with respect to each share of Company common stock underlying such restricted stock unit award, plus any accrued but unpaid dividend equivalents relating to such restricted stock unit award and less any applicable tax withholding. In general, the award agreements applicable to restricted stock unit awards that vest in whole or in part based on performance conditions provide that, upon a change in control prior to the completion of the applicable performance period, 60% of the maximum number of units underlying the award plus a prorated portion of the remaining 40% of the maximum number of units underlying the award (computed based on the number of days elapsed in the applicable performance period through the date of the change in control) will become vested as of the occurrence of the change in control (with any remaining units forfeited).

Quantification of Payments. For an estimate of the amounts that would be payable to each of the Company’s named executive officers on settlement of their unvested Company equity awards, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate amount that would be payable to the Company’s seven executive officers who are not named executive officers in settlement of their unvested equity-based awards if the effective time occurred on December 31, 2016 is $20,892,488. We estimate that the aggregate amount that would be payable to the Company’s ten non-employee directors for their unvested Company equity awards if the effective time occurred on December 31, 2016 is $3,745,552.

Existing Severance Agreements with Dinesh C. Paliwal and Herbert K. Parker

Dinesh C. Paliwal, the Company’s Chairman, President and Chief Executive Officer, and Herbert K. Parker, the Company’s Executive Vice President, Operational Excellence, are each party to a severance agreement with the Company, which provides for enhanced severance benefits in the event that the executive officer’s employment is terminated by the Company without cause (and not due to disability) or the executive officer terminates his employment upon the occurrence of certain specified circumstances, in each case, within six months prior to or two years following a change in control and, in the case of Mr. Paliwal, for any reason in the 13th month following a change in control (each of which we refer to as a “qualifying termination” for Messrs. Paliwal and Parker, respectively). The merger will constitute a change in control for purposes of these severance agreements.

The severance agreements provide that, in the event of a qualifying termination, the executive officer will be entitled to:

•	a lump sum cash payment in an amount equal to two (three, in the case of Mr. Paliwal) times the sum of (1) the executive officer’s base pay at the highest rate in effect for any period prior to the qualifying termination plus (2) the highest incentive pay earned in any of the three fiscal years immediately preceding the year in which the change in control occurs (but, in the case of Mr. Paliwal, in no event less than Mr. Paliwal’s target bonus),

•	continued health and welfare benefits for a period of 18 months following the executive officer’s qualifying termination,

•	outplacement services for a period of one year following the qualifying termination in an amount not to exceed (1) 20% of the executive officer’s base pay, in the case of Mr. Paliwal, or (2) $50,000, in the case of Mr. Parker and

•	in the case of Mr. Paliwal, a lump sum cash payment in the amount of $30,000 (representing the cost of welfare benefits for two years, less those provided in-kind), grossed-up for taxes.

The severance agreements for Messrs. Paliwal and Parker also provide that, if any payments or benefits payable or provided to the executive officer would be subject to an excise tax under Section 4999 of the Code, the executive officer will be entitled to an additional payment such that the executive officer would be in the same after-tax position as though the excise tax did not apply. The severance agreements further provide that the Company will pay the legal expenses associated with any action brought in good faith by the executive officers, and any action brought by the Company against the executive officers, to declare the severance agreements void or unenforceable, or to deny or recover from the executive officers the benefits provided under the severance agreements. Messrs. Paliwal and Parker are also subject to a confidentiality covenant and one-year post-termination of employment non-competition and non-solicitation covenants in favor of the Company pursuant to separate agreements that they have each entered into with the Company.

In addition, pursuant to his original 2007 offer letter with the Company, if Mr. Paliwal is terminated by the Company without cause, he resigns with good reason, or he dies or becomes disabled, he will be entitled to receive a benefit under the Supplemental Executive Retirement Plan based on his average compensation during the three consecutive calendar years in which his compensation was the highest (rather than based on his average compensation during the five consecutive calendar years in which his compensation was highest, as generally provided under the plan).

As discussed more fully below, Merger Sub has entered into a new offer letter and severance agreement with Mr. Paliwal that supersede his original offer letter and existing severance agreement. See “—Samsung Agreements with Dinesh C. Paliwal” below.

For an estimate of the value of the payments and benefits described above that would be payable to Mr. Paliwal under his severance agreement upon a qualifying termination in connection with the merger and an estimate of the benefit enhancement to which Mr. Paliwal would be entitled under the Supplemental Executive Retirement Plan upon a termination of employment described above in connection with the merger, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate amount that would be payable to Mr. Parker under his severance agreement if the merger were to be completed and he were to experience a qualifying termination on December 31, 2016 is $3,084,000.

Existing Severance Agreements with Other Executive Officers

Each of the Company’s executive officers other than Messrs. Paliwal and Parker is party to a severance agreement with the Company, which provides for enhanced severance benefits in the event that the executive officer’s employment is terminated by the Company without cause (and not due to disability) or the executive officer resigns with good reason, in each case, within 24 months following a change in control (each of which we refer to as a “qualifying termination” for such executive officer). The merger will constitute a change in control for purposes of the severance agreements.

Each severance agreement provides that, in the event of a qualifying termination, the executive officer will be entitled to:

•	a lump sum cash payment in an amount equal to two times the sum of the executive officer’s base salary and target annual bonus,

•	a pro rata target annual bonus for the year in which the qualifying termination occurs,

•	continued health and welfare benefits for a period of 18 months following the executive officer’s qualifying termination and

•	outplacement services for a period of one year following the qualifying termination in an amount not to exceed $50,000.

Payments under the severance agreement are conditioned upon the executive officer executing a general release in favor of the Company. In addition, pursuant to the severance agreement, any payments or benefits payable to the executive officer will be reduced to the extent that such payments or benefits would result in the imposition of excise taxes under Section 4999 of the Code, but only to the extent such reduction would result in an increase in the aggregate payments and benefits provided to the executive officer, determined on an after-tax basis. The severance agreements also contain a confidentiality covenant and one-year post-termination of employment non-competition and non-solicitation covenants in favor of the Company.

As discussed more fully below, Merger Sub has entered into new agreements with each of Ms. Rowland and Messrs. Eyler, Mauser and Slump that supersede the existing severance agreement. See “—Samsung Agreements with Certain Other Executive Officers” below.

For an estimate of the value of the payments and benefits described above that would be payable to the Company’s named executive officers under their severance agreement upon a qualifying termination in connection with the merger, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate amount that would be payable to the Company’s seven executive officers who are not named executive officers under their severance agreements if the merger were to be completed and they were to experience a qualifying termination on December 31, 2016 is $15,300,000.

Samsung Agreements with Dinesh C. Paliwal

In connection with the Company’s entry into the merger agreement, Mr. Paliwal entered into an offer letter and severance agreement with Merger Sub, in each case, to be effective as of the effective time.

The offer letter provides for (1) an annual base salary of $1,266,198, (2) a threshold, target and maximum annual bonus opportunity of 100% of base salary, 200% of base salary, and 300% of base salary, respectively, (3) a cash retention award of $21,961,769, which will vest with respect to 2/9ths of the total retention award on the date that is six months following the closing date, with respect to 2/9ths of the total retention award on the first anniversary of the closing date, with respect to 2/9ths of the total retention award on the second anniversary of the closing date, and with respect to 1/3rd of the total retention award on the third anniversary of the closing date and (4) a long-term unit incentive program award of no less than $21,000,000 (at target), comprised (at target) of 60% performance-based units that vest on the third anniversary of the closing date based on the level of achievement of performance targets during the applicable performance period and 40% time-based units that vest in equal installments on each of the first three anniversaries of the closing, subject, in each case, to continued employment. If, however, Mr. Paliwal is terminated without cause, dies or becomes disabled, or resigns with good reason, in each case, prior to the third anniversary of the closing of the merger, he (or his estate) will be entitled to accelerated vesting of his time-based long-term incentive units and the amount in respect of performance-based long-term incentive units to which he would have been entitled based on actual performance if his employment had not terminated.

The offer letter also provides that Mr. Paliwal’s entitlement to Supplemental Executive Retirement Plan benefits (described below) will continue as in effect prior to the closing of the merger, except that upon Mr. Paliwal’s death or disability, he (or his estate) will be entitled to receive the greater of the normal benefit under the Supplemental Executive Retirement Plan and the benefit he would have received if the date of his death or disability was his retirement date. In addition, the offer letter specifies that upon any termination of employment after the closing date, he will be entitled to receive a benefit under the Supplemental Executive Retirement Plan based on his average compensation during the three consecutive calendar years in which his compensation was the highest (which, as described above under “—Existing Severance Agreements with Dinesh C. Paliwal and Herbert K. Parker,” was the formula that applied in the event of certain terminations of employment under his 2007 offer letter with the Company), and that the benefit will be determined without any reduction related to the starting date. The offer letter also provides that, during his employment, Mr. Paliwal will continue to be provided with a company car and reimbursed for private plane or first-class airline travel, as determined in his judgment, in connection with business trips, based on past practice, with the annual cost not to exceed $2,000,000.

The severance agreement with Mr. Paliwal provides that, in the event of a qualifying termination (as described above in “—Existing Severance Agreements with Dinesh C. Paliwal and Herbert K. Parker”), he will be entitled to receive the same payments and benefits he would be entitled to receive under his existing severance agreement with the Company. In addition, if he is terminated by the Company without cause or he resigns with good reason, in each case, other than during the period that is six months prior to or the two years following a change in control of the Company (other than the merger), he will be entitled to receive the same payments and benefits that he was entitled to receive under his existing offer letter with the Company, i.e., (1) a pro rata bonus for the year in which his termination of employment occurs based on actual performance (but with a 100% individual factor, to the extent applicable), (2) any unpaid annual bonus for a year prior to the year in which the termination of employment occurs based on actual performance (but with a 100% individual factor if bonuses for such year have not been determined) and (3) a severance payment equal to two times the sum of his base salary and target annual bonus.

Under his severance agreement, Mr. Paliwal has agreed that the Company’s ceasing to be a public company and the reporting structure as set forth in the offer letter will not constitute “good reason” for purposes of the severance agreement. In addition, Mr. Paliwal has also waived his right to resign for any reason in the 13th month following the merger and receive severance.

Payments under the severance agreement are conditioned upon Mr. Paliwal executing a general release in favor of the Company. The severance agreement for Mr. Paliwal also retains the Section 4999 excise tax gross-up provision included in his existing severance agreement with the Company as to both the merger and future changes in control. Following the closing, Mr. Paliwal will continue to be subject to a confidentiality covenant and one-year post- termination of employment non-competition and non-solicitation covenants in favor of the Company pursuant to separate agreements that he has entered into with the Company.

Samsung Agreements with Certain Other Executive Officers

Each of Sandra E. Rowland, the Company’s Executive Vice President and Chief Financial Officer, Phillip Eyler, the Company’s Executive Vice President and President, Connected Car Division, David Slump, Executive Vice President, Operations, John Stacey, the Company’s Executive Vice President and Chief Human Resources Officer, Mohit Parasher, the Company’s Executive Vice President and President, Professional Solutions Division, and Ralph Santana, the Company’s Executive Vice President and Chief Marketing Officer, has entered into an offer letter and severance agreement with Merger Sub, and Michael Mauser, the Company’s Executive Vice President and President, Lifestyle Audio Division, has entered into a managing director employment agreement and severance agreement with Merger Sub, in all cases, to be effective as of the effective time.

The offer letters with Ms. Rowland and Messrs. Eyler, Slump, Stacey, Parasher and Santana and the managing director employment agreement with Mr. Mauser generally provide for (1) a base salary that may be increased (but not decreased) ($675,000, in the case of Ms. Rowland; $575,000, in the case of Mr. Eyler; €454,546, in the case of Mr. Mauser; $500,000, in the case of Mr. Slump; $515,000, in the case of Mr. Stacey; and $475,000, in the case of each of Messrs. Parasher and Santana), (2) a target and maximum annual bonus opportunity, expressed as a percentage of base salary (100% and 200%, in the case of each of Ms. Rowland and Messrs. Eyler and Mauser, and 80% and 160% in the case of each of Messrs. Slump, Stacey, Parasher and Santana), (3) a cash retention award ($4,050,000, in the case of Ms. Rowland; $3,450,000, in the case of Mr. Eyler; €2,727,276, in the case of Mr. Mauser; $2,700,000, in the case of Mr. Slump; $2,781,000, in the case of Mr. Stacey; and $2,565,000, in the case of each of Messrs. Parasher and Santana), which will vest 26% on the first anniversary of the closing, 26% on the second anniversary of the closing and 48% on the third anniversary of the closing, subject to continued employment and to accelerated vesting upon a termination of employment without cause, with good reason, or due to death or disability, and (4) a long-term unit incentive program award (having a fair market value at target of $6,000,000 and at maximum of $9,600,000, in the case of Ms. Rowland; at target of $5,400,000 and at maximum of $8,640,000, in the case of Mr. Eyler; at target of $5,400,000 and at maximum of $8,640,000, in the case of Mr. Mauser; at target of $2,550,000 and at maximum of $4,080,000, in the case of each of Messrs. Slump and Santana; and at target of $2,700,000 and at maximum of $4,320,000, in the case of each of Messrs. Stacey and Parasher), comprised (at target) of 60% performance-based units that vest based on the level of achievement of performance targets during the applicable performance period and 40% time-based units that vest in equal installments on each of the first three anniversaries of the closing, subject, in each case, to continued employment. If, however, the applicable executive officer resigns with good reason prior to the third anniversary of the closing of the merger, he or she will be entitled to receive (a) accelerated vesting of the time-based long-term incentive units that would have vested in the next 12 months and (b) if such resignation occurs during the 12 months preceding the end of the applicable performance period, the amount in respect of performance-based long-term incentive units to which he or she would have been entitled based on actual performance if his or her employment had not terminated. In addition, if the applicable executive officer is terminated without cause or dies or becomes disabled prior to the third anniversary of the closing of the merger, the executive officer (or his or her estate) will be entitled to accelerated vesting of the executive officer’s time-based long-term incentive units and the amount in respect of performance-based long-term incentive units to which the executive officer would have been entitled based on actual performance if the executive officer’s employment had not terminated.

The other terms of Mr. Mauser’s managing director employment agreement are generally consistent with his managing director employment agreement with a subsidiary of the Company, which is filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the SEC on October 29, 2015, and incorporated herein by reference.

The severance agreement with each of Ms. Rowland and Messrs. Eyler, Mauser, Slump, Stacey, Parasher and Santana has an initial term of three years following the closing date, subject to annual one-year renewals thereafter. Under the severance agreement, if the executive officer is terminated by the Company without cause and not due to disability, or he or she resigns with good reason, the executive officer will be entitled to receive: (1) one (two, in the case of a termination within the two years following a change in control of the Company (other than the merger)) times the sum of his or her annual base salary and target annual bonus, (2) a prorated bonus for the fiscal year in which the termination of employment occurs, payable based on actual performance (or, on target performance, in the case of a termination within two years following a change in control of the Company (other than the merger)), (3) in the case of all executive officers other than Mr. Mauser, continued health and welfare benefits for 12 months (18 months, in the case of a termination within two years following a change in control of the Company (other than the merger)), and (4) reasonable outplacement services for a period of one year following the qualifying termination in an amount not to exceed $50,000. Each of the executive officers has agreed under the severance agreement that the Company’s ceasing to be a public company and the reporting structure as set forth in the offer letter will not constitute “good reason” for purposes of the severance agreement. In addition, the severance agreements with Ms. Rowland and Mr. Eyler also provide that if any payments or benefits payable or provided to the executive officer in connection with the merger would be subject to an excise tax under Section 4999 of the Code, the executive officer will be entitled to an additional payment such that the executive officer would be in the same after-tax position as though the excise tax did not apply.

Payments under the severance agreement are conditioned upon the executive officer executing a general release in favor of the Company. The severance agreement also contains a confidentiality covenant and one-year post-termination of employment non-competition and non-solicitation covenants in favor of the Company.

2014 Key Executive Officers Bonus Plan

Each of the Company’s executive officers is a participant in the 2014 Key Executive Officers Bonus Plan, which provides for a payment of a prorated target annual bonus upon the occurrence of a change in control of the Company to participants (1) who are employed as of the occurrence of such change in control or (2) who were terminated within 180 days prior to the occurrence of such change in control and following the commencement of discussions that resulted in such change in control. Pursuant to the merger agreement, the Company may elect to pay the prorated bonus based on the greater of target or actual performance (though the Company may adjust any individual performance goals to take into account any performance goals rendered inapplicable by the merger and may measure the level of achievement of applicable performance goals without regard to any costs and expenses associated with the merger). Merger Sub has committed in the offer letters with Messrs. Paliwal, Eyler, Mauser and Slump and with Ms. Rowland that the bonus will be so calculated in their cases.

For an estimate of the value of the payments described above that would be payable to the Company’s named executive officers under the 2014 Key Executive Officers Bonus Plan in connection with the merger, see “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below. The estimated aggregate amount that would be payable to the Company’s seven executive officers who are not named executive officers under the 2014 Key Executive Officers Bonus Plan based on target performance if the merger were to be completed on December 31, 2016 is $1,385,000.

Other Compensation Matters

Under the merger agreement, the Company may, in consultation with Samsung, accelerate the vesting and payment of certain compensatory amounts so that they are paid in 2016 for tax planning purposes with respect to Sections 280G and 4999 of the Code, including accelerating the vesting of Company equity awards that would have otherwise vested as of the effective time of the merger so that they vest in 2016.

Indemnification and Insurance

The Company is party to indemnification agreements with each of its directors and executive officers that require the Company, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the terms of the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance.”

Quantification of Payments and Benefits to the Company’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of the Company’s named executive officers would receive in connection with the merger, assuming that the merger were consummated and each such executive officer experienced a qualifying termination on December 31, 2016. The amounts below are determined using a price per share of Company common stock of $112.00, and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. Consistent with SEC guidance, the amounts below do not take into account the impact of the new agreements between Merger Sub and certain executive officers entered into in connection with entry into the merger agreement. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Total ($)
Dinesh C. Paliwal	15,911,000	27,643,613	6,749,782	283,000	28,766	50,616,161
Sandra E. Rowland	3,038,000	7,094,675	—	73,000	—	10,205,675
Phillip Eyler	2,588,000	4,748,850	—	73,000	—	7,409,850
Michael Mauser	2,251,000	6,164,049	—	50,000	—	8,465,049
David Slump	2,001,000	3,848,504	—	73,000	—	5,922,504

(1)	The cash payments payable to each of the named executive officers consist of (1) a severance payment in an amount equal to two times (three times, in the case of Mr. Paliwal) the sum of (a) the executive officer’s base salary (in the case of Mr. Paliwal, at the highest rate in effect for any period prior to the qualifying termination) and (b) in the case of Mr. Paliwal, his highest incentive pay earned in any of the three fiscal years immediately preceding the year in which the change in control occurs (but in no event less than his target bonus), and in the case of all other named executive officers, their target annual bonus, payable in a lump sum, (2) the amount of the executive officer’s prorated annual bonus (determined based on target performance) for the Company’s 2017 fiscal year, payable in a lump sum, and (3) in the case of Mr. Paliwal, an amount equal to $30,000 representing the cost of welfare benefits for two years, payable in a lump sum. The severance payment is “double-trigger” (i.e., payable upon a qualifying termination), as is the $30,000 amount payable to Mr. Paliwal, while the prorated annual bonus is “single-trigger” (i.e., payable in connection with a change in control). Set forth below are the separate values of each of the severance payment and the prorated annual bonus payment.

Name	Severance Payment (“Double-Trigger”) ($)	Prorated Annual Bonus Payment (“Single-Trigger”) ($)
Dinesh C. Paliwal	14,641,000	1,270,000
Sandra E. Rowland	2,700,000	338,000
Phillip Eyler	2,300,000	288,000
Michael Mauser	2,000,000	251,000
David Slump	1,800,000	201,000

(2)	As described above, all unvested equity-based awards held by the named executive officers will become vested (to the extent not vested) and will be settled at the effective time (i.e., “single-trigger” vesting). Set forth below are the values of each type of unvested equity-based award that would be payable upon the effective time, based on a price per share of the Company common stock of $112.00 and less the applicable exercise price in the case of unvested stock options and stock appreciation rights.

Name	Stock Options ($)	Stock Appreciation Rights ($)	Time- Based Restricted Stock Units ($)	Performance- Based Restricted Stock Units ($)
Dinesh C. Paliwal	—	—	7,788,032	19,855,582
Sandra E. Rowland	146,544	—	2,086,224	5,008,452
Phillip Eyler	—	—	1,416,016	3,332,834
Michael Mauser	—	—	1,780,128	4,383,922
David Slump	—	—	1,068,704	2,779,800

(3)	For Mr. Paliwal, includes an estimate of the incremental value of the enhanced benefit to which he is entitled under his original 2007 offer letter with the Company and the Supplemental Executive Retirement Plan, as described above in “—Existing Severance Agreements with Dinesh C. Paliwal and Herbert K. Parker.” This benefit is “double-trigger.”

(4)	The amount in the table equals the estimated value of welfare benefit continuation for each named executive officer and his or her eligible dependents for 18 months following a qualifying termination and the cost of providing reasonable outplacement services ($253,000, in the case of Mr. Paliwal, and $50,000 in the case of all other named executive officers). All such benefits are “double-trigger.”
(5)	Mr. Paliwal is entitled to a tax gross-up with respect to the $30,000 lump sum amount he receives in respect of welfare benefits (estimated to be approximately $28,766), which amount is “double-trigger,” and to specified tax gross-up payments for excise taxes incurred under Section 4999 of the Code under his existing severance agreement with the Company, which amount would be “single-trigger.” Mr. Paliwal is not expected to be subject to the excise tax under Section 4999 of the Code, although estimated excise tax reimbursements are subject to change based on the actual effective time, date of termination of employment (if any) of the named executive officer, interest rates then in effect, and certain other assumptions used in the calculations. Note that, as described above in “—Samsung Offer Letters and Severance Agreements with Certain Other Executive Officers,” Ms. Rowland and Mr. Eyler would also be eligible for a tax gross-up payment under their new arrangements with Samsung that will become effective as of the closing.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of common stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (“IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under state, local or foreign tax laws or U.S. federal tax laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, governmental agencies or instrumentalities, tax-qualified retirement plans, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities or investors in such partnerships, S corporations or other pass-through entities, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders who will hold (actually or constructively) an equity interest in the surviving corporation immediately after the merger, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of shares of common stock who exercise appraisal rights in connection with the merger under the DGCL.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner of a partnership holding shares of common stock, you should consult your tax advisor.

This summary of material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax, and any other U.S. federal, state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in its shares of common stock.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a non-corporate U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals

Antitrust Approval in the United States

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and statutory waiting period requirements have been satisfied. On November 29, 2016, both the Company and Samsung filed their respective Notification and Report Forms with the Antitrust Division and the FTC. The waiting period under the HSR Act is expected to expire on December 29, 2016 unless earlier terminated.

In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither the Company nor Samsung believes that the merger will violate federal antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

CFIUS

The merger agreement provides for the parties to file a joint voluntary notice under Section 721 of the DPA. The DPA, as amended and as implemented by regulations 31 CFR Part 800, et seq., provides for national security reviews and, where appropriate, investigations by CFIUS of transactions in which a foreign person or entity acquires control of a U.S. business. CFIUS review of a covered transaction is subject to an initial 30-day review period that may be extended by CFIUS for an additional 45-day investigation period. The Company and Samsung filed a draft joint voluntary notice with CFIUS on December 5, 2016. A joint voluntary notice filed by the parties with CFIUS may be rejected if the parties to the transaction fail to respond promptly to additional questions or requests from CFIUS. At the close of its review or investigation, CFIUS may (1) issue a letter to the parties indicating that there are no unresolved national security concerns and CFIUS action is concluded with respect to the transaction, (2) impose mitigation terms to resolve any national security concerns with the covered transaction or (3) send a report to the President of the United States recommending that the transaction be suspended or prohibited or notifying the President that CFIUS cannot agree on a recommendation relative to the covered transaction. The President then has 15 days to decide whether to block the transaction or to take other action. Parties may request at any point to withdraw their joint notice, including in situations where CFIUS advises the parties that if they do not voluntarily withdraw and abandon the transaction, CFIUS will make a negative recommendation to the President. The parties can then choose to abandon the transaction, thereby avoiding a negative recommendation to the President and potential decision by the President to block a transaction, or allow CFIUS’ negative recommendation to go forward for decision by the President.

Pursuant to the merger agreement, completion of the merger is subject to the condition that the review or investigation of the proposed transaction by CFIUS has concluded without the President of the United States having taken action to block or prevent the proposed transaction, and without any Burdensome Condition having been imposed in connection therewith.

A “Burdensome Condition” is defined as any limitations imposed by governmental authorities pursuant to the regulatory approval processes contemplated by the merger agreement on the right of Samsung following the closing of the merger to own or operate all or any portion of the businesses, product lines or assets, as of November 14, 2016, of (1) Samsung or its subsidiaries (excluding the Company and its subsidiaries) or (2) the Company or its subsidiaries, if any such limitations, had they been imposed on the Company and its subsidiaries from and after October 1, 2015 through September 30, 2016, would reasonably be expected to have caused the loss of consolidated revenues of the Company and its subsidiaries during the 12-month period ended September 30, 2016 in an aggregate amount in excess of $450 million.

Other Foreign Regulatory Approvals and Filings

In connection with the merger agreement, the parties also expect to make certain filings necessary to obtain regulatory approvals under the antitrust or competition laws of Brazil, Canada (with respect to the Investment Canada Act only), China, Colombia, the European Union, Japan, the Republic of Korea, Russia, South Africa and Taiwan. The relevant applications were filed in [●] on [●], 2016.

Pursuant to the merger agreement, completion of the merger is subject to the relevant approvals having been obtained or waiting periods having expired (following the making of required filings) under the HSR Act and the antitrust and competition laws of the countries noted in the immediately preceding paragraph, without any Burdensome Condition having been imposed in connection therewith. Although the Company and Samsung believe that they will be able to obtain the requisite regulatory clearances in a timely manner, they cannot be certain of when or if they will do so.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached hereto as Annex A to this proxy statement, are intended to provide investors with information regarding its terms. The merger agreement is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement as of the dates specified therein, were solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties to the merger agreement that differ from those applicable to investors. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The description of the merger agreement contained in this proxy statement does not purport to describe all of the terms of the merger agreement and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings with the SEC.  See “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation, Bylaws and Directors and Officers of the Surviving Corporation

At the effective time of the merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation after the merger. As a result of the merger, the Company will become an indirect, wholly owned subsidiary of Samsung. At the effective time, the certificate of incorporation of the surviving corporation will be amended and restated in its entirety to read in the form attached as an exhibit to the merger agreement until thereafter amended. At the effective time, the bylaws of the surviving corporation will be amended and restated to be substantially identical to the bylaws of Merger Sub as in effect immediately prior to the effective time (except that the surviving corporation’s name will be Harman International Industries, Incorporated) until thereafter amended. At the effective time, the directors of Merger Sub immediately prior to the effective time will become the directors of the surviving corporation, to hold office until their respective successors are duly elected, appointed and qualified, or until their earlier death, resignation or removal. The officers of the Company immediately prior to the effective time will continue as the officers of the surviving corporation after the effective time until their respective successors are duly appointed and qualified, or until their earlier death, resignation or removal.

When the Merger Becomes Effective; Closing and Effective Time

The closing of the merger will take place at the offices of Paul Hastings LLP at 10:00 a.m., New York City time, on the second business day after the satisfaction or waiver (by the party having the benefit of the applicable condition, to the extent permitted by law) of the closing conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver (by the party having the benefit of the applicable condition, to the extent permitted by law) of each such condition), or at such other place, date and time as the Company and Samsung may agree in writing.

The merger will become effective at the time a certificate of merger is filed by the parties to the merger agreement with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the Company and Samsung and specified in the certificate of merger. The parties must cause the certificate of merger to be filed as promptly as practicable on the closing date.

Effect of the Merger on the Company’s Common Stock

At the effective time, each share of the Company’s common stock outstanding immediately prior to the effective time (other than shares held by the Company, any wholly owned subsidiary of the Company (or held in the Company’s treasury), Samsung, Samsung USA or Merger Sub, or by stockholders who have properly exercised and perfected appraisal rights under Delaware law), will be converted automatically into and will represent the right to receive $112.00 in cash, without interest and less any applicable withholding taxes.

At the effective time, each share of common stock that is held by the Company, any wholly owned subsidiary of the Company (or held in the Company’s treasury), Samsung, Samsung USA or Merger Sub, in each case, immediately prior to the effective time will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

At the effective time, each share of capital stock of Merger Sub outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation, and such shares will comprise the only outstanding shares of capital stock of the surviving corporation as of the effective time.

Withholding Rights

Samsung, the Company, the surviving corporation, and the paying agent for the merger consideration will each be entitled to deduct and withhold any amounts due under applicable tax laws from the amounts that would otherwise be payable under the terms of the merger agreement, and any such withheld amounts that are timely paid to the appropriate taxing authorities will be treated as having been paid to the person from whom such amounts were originally deducted and withheld.

Treatment of Company Equity Awards

Under the merger agreement, awards outstanding under the Company’s stock plans as of the effective time will be treated as follows:

Options and Stock Appreciation Rights. At the effective time, each option to purchase a share of the Company’s common stock and each stock appreciation right in respect of the Company’s common stock that, in each case, is outstanding and unexercised as of the effective time (whether vested or unvested) will become fully vested (to the extent not vested) and be converted into the right to receive an amount in cash equal to the merger consideration of $112.00 with respect to each share of Company common stock underlying such award, net of the exercise price per share of such option or stock appreciation right, as applicable, and less any applicable tax withholding. Any option or stock appreciation right that has an exercise price that equals or exceeds the merger consideration will be cancelled without consideration.

Restricted Stock Units. At the effective time, each outstanding award of restricted stock units in respect of the Company’s common stock (1) that vests solely based on the passage of time will become fully earned and vested with respect to the maximum number of shares of the Company’s common stock underlying such restricted stock unit award and (2) that vests in whole or in part based on performance conditions and for which the applicable performance period is not complete as of immediately prior to the effective time will vest to the extent provided for in the award agreement applicable to such restricted stock unit award (with any portion of such performance-based restricted stock unit that remains unvested at the effective time being cancelled without consideration). Each such restricted stock unit award so vested will be converted into the right to receive an amount in cash equal to the merger consideration of $112.00 with respect to each share of the Company’s common stock underlying such restricted stock unit award, plus any accrued but unpaid dividend equivalents relating to such restricted stock unit award and less any applicable tax withholding.

Payment for Common Stock and Company Equity Awards in the Merger

At or prior to the effective time, Samsung must deposit, or cause Samsung USA to deposit, with the Company’s transfer agent (or another trust company or bank that is reasonably satisfactory to the Company to act as paying agent), pursuant to an agreement in form and substance reasonably acceptable to the Company, cash in an amount sufficient to pay the aggregate merger consideration to which the Company’s stockholders will become entitled pursuant to the merger agreement.

As soon as reasonably practicable after the effective time and in any case within three business days following the closing date, Samsung or Samsung USA must cause the paying agent to mail to each holder of record of certificated shares of our common stock or non-certificated shares represented by book-entry that, in each case, were converted into the merger consideration a letter of transmittal and customary instructions for use in effecting the surrender of the certificates that formerly represented such shares or the non-certificated shares represented by book-entry in exchange for the merger consideration (less any applicable withholding taxes). As soon as reasonably practicable following the effective time and in any case within three business days following the closing date, Samsung must, or must cause Samsung USA or the surviving corporation to, pay to each holder of Company options, stock appreciation rights or restricted stock units the cash amounts described above under “—Treatment of Company Equity Awards.”

Representations and Warranties

The merger agreement contains representations and warranties of each of the Company, Samsung, Samsung USA and Merger Sub, subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, as to, among other things:

•	corporate organization and existence, qualifications to do business and good standing,

•	corporate power and authority to enter into the merger agreement, to perform their respective obligations thereunder and to consummate the transactions contemplated by the merger agreement,

•	the absence of certain violations, breaches, conflicts, defaults or consent requirements under certain contracts, organizational documents, governmental authorizations and applicable laws, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by and compliance with, the merger agreement,

•	the declarations, filings, registrations, notices, authorizations, permits, consents or other approvals of, with or to (as applicable) governmental authorities required to be obtained or made in connection with the merger agreement or the consummation of the transactions contemplated by the merger agreement,

•	the absence of actions, claims, arbitrations, investigations or other proceedings brought, conducted or heard by or before any court or other governmental authority or arbitrator, and the absence of certain orders or judgments applicable to such party (or its subsidiaries, in the case of the Company) and

•	the accuracy of the information supplied by such party for the purposes of this proxy statement.

The merger agreement also contains representations and warranties of the Company, subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, as to, among other things:

•	ownership of certain significant subsidiaries of the Company and authority to carry on the business of the Company and its subsidiaries as currently conducted and own and use the assets of the Company and its subsidiaries as currently owned and used,

•	provision of the certificate of incorporation and bylaws of the Company (and the equivalent organizational documents of the Company’s significant subsidiaries) to Samsung prior to the execution of the merger agreement and the absence of violations of the organizational documents of the Company and its subsidiaries,

•	the capitalization of the Company, including with respect to the Company’s equity awards, and the absence of certain rights or obligations to purchase or acquire equity securities of the Company or contracts restricting the purchase or sale of such equity securities, the absence of bonds or other obligations allowing holders the right to vote with stockholders or equivalent equity holders (as applicable) of the Company or any of its significant subsidiaries, the absence of a stockholder rights plan and ownership of the capital stock of the Company’s subsidiaries,

•	the due authorization and valid issuance of the shares of capital stock of the Company’s subsidiaries,

•	the approval of the merger agreement by the Company’s board, the vote of the Company’s stockholders required to adopt the merger agreement and the absence of any other required approvals of the holders of the Company’s securities to approve the transactions contemplated by the merger agreement,

•	the absence of antitakeover laws applicable to the merger agreement or the merger,

•	the accuracy of the Company’s filings with the SEC and of financial statements included in the Company’s SEC filings,

•	the design and maintenance of disclosure controls and procedures and internal controls over financial reporting,

•	the absence of certain undisclosed liabilities of the Company and its subsidiaries,

•	the conduct of the Company’s business and the absence of certain changes since June 30, 2016,

•	material contracts (as defined in the merger agreement) of the Company and its subsidiaries,

•	compliance with laws and possession of necessary permits and other governmental authorizations by the Company and its subsidiaries,

•	labor matters related to the Company and its subsidiaries,

•	the Company’s employee benefit plans and other agreements with its employees,

•	certain details with respect to the Company’s and its subsidiaries’ tax returns, filings and other tax matters,

•	real property owned or leased by the Company and its subsidiaries,

•	ownership of and rights with respect to the intellectual property of the Company and its subsidiaries, licenses of intellectual property rights to and from the Company and its subsidiaries, the non-infringement of the intellectual property rights of third parties by the Company and its subsidiaries and the Company’s policies and procedures regarding privacy and data security,

•	certain top customers and suppliers of the Company and its subsidiaries, and the absence of product recalls and similar actions with respect to the products and services of the Company and its subsidiaries,

•	certain estimates of the future awarded business of specified business units of the Company,

•	environmental matters and compliance with environmental laws by the Company and its subsidiaries,

•	insurance policies of the Company and its subsidiaries,

•	compliance with customs and international trade laws, and the absence of government sanctions against the Company, its subsidiaries or any of its officers or directors pursuant to such laws,

•	compliance with anti-bribery and anti-corruption laws,

•	the absence of any fees owed to investment bankers or brokers in connection with the merger, other than those specified in the merger agreement and

•	the receipt by the board of opinions of each of J.P. Morgan and Lazard as to the fairness of the merger consideration.

The merger agreement also contains representations and warranties of each of Samsung, Samsung USA and Merger Sub, subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, as to, among other things:

•	authority to carry on its business as presently conducted and own, lease or operate its properties and assets,

•	Samsung’s ownership of Samsung USA, Samsung USA’s ownership of Merger Sub, the capitalization of Merger Sub, and the absence of any previous business activities by Merger Sub other than in connection with the transactions contemplated by the merger agreement,

•	the absence of tax withholding under the laws of the Republic of Korea for stockholders and holders of Company equity awards who are non-resident of the Republic of Korea with respect to the conversion of their shares or equity awards into the merger consideration pursuant to the merger agreement,

•	the absence of ownership by Samsung, Samsung USA, Merger Sub or any of their affiliates of any common stock or other securities of the Company,

•	the approval of the merger agreement by the respective boards of directors of Samsung, Samsung USA and Merger Sub, the approval and adoption of the merger agreement by Samsung USA as sole stockholder of Merger Sub, and the absence of any other vote or consent requirement by the holders of any securities of Samsung, Samsung USA or Merger Sub or any of their respective affiliates in order to consummate the transactions contemplated by the merger agreement,

•	the fact that none of Samsung, Samsung USA, Merger Sub, Samsung’s other subsidiaries or any of their respective “affiliates” or “associates” (each as defined in Section 203 of the DGCL) was at the time the merger agreement was executed, or was during the three years prior to November 13, 2016 (the date that the Company’s board approved the merger agreement), an “interested stockholder” of the Company as defined in Section 203 of the DGCL,

•	the availability of all funds necessary to consummate the transactions contemplated by the merger agreement and make all required payments in connection therewith and

•	access by Samsung, Samsung USA and Merger Sub to the books and records, facilities, contracts and other assets of the Company and its subsidiaries prior to the execution of the merger agreement, the independent review and analysis of the business, operations, assets, liabilities and prospects of the Company and its subsidiaries by Samsung, Samsung USA and Merger Sub and the limitation of the Company’s representations and warranties to those set forth in the merger agreement.

Some of the representations and warranties in the merger agreement are qualified by materiality or a “Company material adverse effect” or a “Parent material adverse effect” clause.

For purposes of the merger agreement, a “Company material adverse effect” means a change, effect, event, fact, development, occurrence or circumstance that, individually or in aggregate (1) prevents or materially impedes or materially delays the consummation by the Company of the merger or the other transactions contemplated by the merger agreement or (2) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, except that, in the case of clause (2), no change, effect, event, fact, development, occurrence or circumstance relating to, arising out of or in connection with or resulting from any of the following will constitute or contribute to a Company material adverse effect:

•	general economic, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, or general business, labor, tax or regulatory conditions, or any outbreak or escalation of hostilities, acts of war (whether or not declared), military actions or any act of sabotage or terrorism,

•	general changes or developments in the industries in which the Company or its subsidiaries operate,

•	any hurricane, tornado, earthquake, changes in weather, health crisis, flood, natural disaster, act of God or other comparable events,

•	any change or proposed change in applicable law, rules, regulations or GAAP or interpretations or enforcement thereof or changes in the regulatory accounting requirements applicable to the industries in which the Company operates and which is announced, proposed, approved, implemented or enacted on or after November 14, 2016,

•	a change in the market price or trading volume of the Company’s common stock, or other Company securities, or in the credit rating of the Company or any of its subsidiaries or their respective securities (except that the underlying cause of such change may (to the extent not covered by one of the other exclusions described in these bullet points) be taken into account in determining whether there has been or would reasonably be expected to be a Company material adverse effect),

•	any failure by the Company and its subsidiaries to meet internal or published or other budgets, projections, estimates or forecasts for any period (except that the underlying cause of such failure may (to the extent not covered by one of the other exclusions described in these bullet points) be taken into account in determining whether there has been or would reasonably be expected to be a Company material adverse effect),

•	any action taken or omission by the Company or its subsidiaries at Samsung’s or its affiliates’ or their respective representatives’ written request, or any action expressly permitted or required by, or the failure to take any action expressly prohibited by, the merger agreement or consented to by Samsung in writing,

•	the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement (except in the case of specified representations and warranties of the Company regarding the absence of certain violations or conflicts arising out of the execution of the merger agreement), or the public announcement or pendency of such transactions, including, in each case, any litigation relating to the merger agreement or such transactions, or the identity of Samsung, any circumstances related to Samsung, Samsung USA, Merger Sub or any of their respective former, current or future, officers, directors, partners, stockholders, managers, members or affiliates or any breach by Samsung, Samsung USA or Merger Sub of the merger agreement and

•	the expiration or termination of any contract, agreement or other binding arrangement in accordance with its terms.

However, with respect to the matters described in the first, second and fourth bullet points above, those matters may be taken into account in determining whether a Company material adverse effect has occurred or would reasonably be expected to occur if and to the extent that the Company and its subsidiaries, taken as a whole, are

(individually or in the aggregate with any other change, effect, event, fact, development, occurrence or circumstance) materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account).

For the purpose of the merger agreement, a “Parent material adverse effect” means any change, effect, event, fact, development, occurrence or circumstance that, individually or in the aggregate, prevents or materially impedes or materially delays the consummation by Samsung, Samsung USA or Merger Sub of the merger or the other transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

The merger agreement provides that, subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered by the Company in connection with the merger agreement, during the period from the signing of the merger agreement until the effective time, except as may be required by law or as consented to in writing in advance by Samsung or as expressly permitted, required or otherwise expressly contemplated by the merger agreement, the Company must, and must cause each of its subsidiaries to, use its reasonable best efforts to carry on its business in all material respects in the ordinary course of business and consistent with past practice and must not, and must not permit any of its subsidiaries to, directly or indirectly, take any of the following actions:

•	amend the certificate of incorporation or bylaws of the Company (other than the amendments contemplated by the Company’s proxy statement filed with the SEC on October 25, 2016) or amend the equivalent organizational documents of any of the Company’s subsidiaries in any respect material in an adverse way to Samsung, Samsung USA or Merger Sub,

•	declare or pay any dividend or make any other distribution in respect of any shares of capital stock of the Company or any of its subsidiaries, except that quarterly cash dividends with respect to the Company’s common stock of up to $0.35 per share per quarter, among other exceptions, are permitted by the merger agreement,

•	authorize any split, combination or reclassification of any capital stock of the Company or any of its subsidiaries,

•	repurchase, redeem or otherwise acquire any shares of the Company’s capital stock or any options, warrants or other rights to acquire any such shares,

•	issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its subsidiaries, or securities convertible into or exchangeable or exercisable for, or rights of any kind to acquire, any shares or other equity interests of the Company or any of its subsidiaries, in each of the foregoing cases, subject to specified exceptions, including (1) upon the exercise or settlement of Company equity awards outstanding on November 14, 2016 (or any Company equity awards that are permitted to be issued or granted pursuant to the merger agreement after November 14, 2016) or (2) as required to comply with any Company benefit plan,

•

except as required by a Company benefit plan or collective bargaining agreement, (1) grant, pay, or promise to pay severance, retention or termination pay or increase severance, retention or termination pay or benefits to any current, former, or retired employee, executive officer, non-employee director or individual independent contractor (other than payments made pursuant to, and the adoption and implementation of, severance arrangements in the ordinary course of business and consistent with past practice), (2) agree to any obligation to gross-up, indemnify or otherwise reimburse any individual for tax incurred by any employee, executive officer, non-employee director or individual independent contractor, including under the Code, or make any such payment, (3) pay any bonus or increase in any material respect the accrual rate or compensation or benefits of any current, former, or retired employee, officer, non-employee director or individual independent contractor, in each case, other than salary increases, commissions and bonus payments made in the ordinary course of business and consistent with past practice, (4) adopt, enter into, grant, terminate or amend in any material respect any Company benefit plan or any award made thereunder (or any other plan, agreement, fund or other arrangement that would be a Company benefit plan if it were in existence on November 14, 2016), other than payments pursuant to, and the adoption and implementation of, severance arrangements in the ordinary course of business and consistent with past practice, (5) other than in the ordinary course of business and consistent with past practice or as mandated by accounting or tax standards or rules, materially change any assumption used to calculate funding obligations for any Company benefit plan or materially change the determination of or manner in which contributions to any Company benefit plan are made, in any case, that would result in a material increase in the amount of annual contributions to any trust maintained for any Company benefit plan, (6) loan or advance any money or other property to any current, former, or retired employee, officer, non-employee director or individual independent contractor of the Company or its subsidiaries, other than in the ordinary course and consistent with past practice, (7) enter into any employment, consulting, severance or termination agreement with any director or executive officer or (8) terminate the employment of any employee of the Company or any of its subsidiaries at the Company’s Global Grade 18 or above, other than for cause or for performance-related reasons or a non-merger related reason,

•	enter into, materially amend, materially modify or voluntarily terminate any collective bargaining agreement, except for renewals in the ordinary course of business and consistent with past practice,

•	enter into an agreement with respect to any labor dispute or any activity or claim, litigation, arbitration, audit or other proceeding by a labor union or labor representative, or recognize any new labor union or other similar employee representative,

•	acquire by merger, consolidation, acquisition of any ownership interest in, or a substantial portion of the assets of, any entity or any division or business thereof, other than (1) specified intercompany transactions, (2) acquisitions of inventory or other assets in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on November 14, 2016 or (3) acquisitions or investments not exceeding $20 million individually or $50 million in the aggregate,

•	sell, lease, license, abandon or otherwise dispose of any of its material properties, assets, product lines or businesses, or voluntarily terminate, fail to renew (if renewal on commercially reasonable terms is an option) or allow to lapse (if continuation on commercially reasonable terms is an option) any inbound intellectual property contracts the absence of which would be material to the Company and its subsidiaries, taken as a whole, in each case, other than (1) sales, leases or other dispositions in the ordinary course of business and consistent with past practice, (2) the granting of nonexclusive licenses solely as part of settlements or the sale of products or services in the ordinary course of business and consistent with past practice or the granting of exclusive licenses of trademarks, brands or other indicia of origin in the ordinary course of business and consistent with past practice, (3) such transactions with a fair market value that does not exceed $20 million individually or $75 million in the aggregate, (4) pursuant to contracts existing as of November 14, 2016 and made available to Samsung prior to that date or (5) specified intercompany transactions, in each of the foregoing cases, subject to specified additional prohibitions with respect to the sale, transfer or licensing of intellectual property rights or entry into covenants not to sue with respect to such rights,

•	other than in the ordinary course of business and consistent with past practice, permit to lapse (if applicable), cancel or abandon any registered owned intellectual property or any registered intellectual property that is exclusively licensed to the Company or any of its subsidiaries if such lapse, cancellation or abandonment is within the control of the Company or its subsidiaries to prevent on commercially reasonable terms and is material to the Company and its subsidiaries, taken as a whole,

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its material subsidiaries (other than solely in respect of wholly owned subsidiaries of the Company),

•	incur any indebtedness for borrowed money, issue any debt securities, materially modify the terms of the Company’s existing credit facility, or the outstanding 2.000% notes issued by Harman Finance International, S.C.A. and guaranteed by the Company or 4.150% notes issued by the Company, or otherwise become responsible for any material indebtedness for borrowed money, subject to specified exceptions, including for borrowings under the Company’s existing credit facility or other indebtedness for borrowed money not exceeding $25 million in aggregate principal amount outstanding at any time,

•	make any loans, advances or capital contributions to any other person (other than in the ordinary course of business and consistent with past practice or specified intercompany transactions), or enter into any contracts or other arrangements relating to interest rate swaps, currency exchange swaps, commodity derivatives or hedging transactions (other than in the ordinary course of business and consistent with past practice or specified intercompany transactions),

•	enter into or assume any material contract (as defined in the merger agreement), or terminate, materially amend or waive any material rights under any material contract, in each case, other than in the ordinary course of business and consistent with past practice,

•	institute any action, suit, arbitration or litigation, subject to specified exceptions, including exceptions for actions seeking less than $25 million or instituted in the ordinary course of business and consistent with past practice,

•	settle or compromise any action, claim, arbitration or other proceeding, subject to specified exceptions, including for settlements in the ordinary course of business and consistent with past practice, or that require payments by the Company and its subsidiaries of less than $10 million individually or $25 million in the aggregate (after taking into account insurance and indemnification proceeds actually received or recoverable),

•	make any material change in financial accounting methods, principles or practices that materially affect the consolidated assets, liabilities or results of operations of the Company, except as may be appropriate to conform to changes in GAAP or regulatory requirements, or as required by GAAP or applicable law,

•	(1) other than consistent with past practice, make any material tax election that would materially adversely affect the Company and its subsidiaries, taken as a whole, (2) amend any material tax return that would materially adversely affect the Company and its subsidiaries, taken as a whole, (3) other than in the ordinary course of business or consistent with past practice, consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment, (4) settle or compromise any material tax liability for an amount materially in excess of the amount disclosed, reflected or reserved in accordance with GAAP or (5) change an annual accounting period for tax purposes if such change would materially adversely affect the Company and its subsidiaries, taken as a whole,

•	enter into, or amend in a manner materially adverse to the Company or its subsidiaries any affiliate transaction that would be required to be disclosed in a proxy statement of the Company pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended,

•	make any capital expenditures in excess of specified amounts during the remainder of fiscal year 2017 and each fiscal quarter thereafter, other than any capital expenditures in excess of these specified amounts that do not exceed $45 million in the aggregate or

•	agree to take or authorize any of the foregoing actions.

Notwithstanding the foregoing covenants, the merger agreement provides that Samsung does not have the right to control or direct the Company’s or any of its subsidiaries’ operations prior to the effective time, and that prior to the effective time, each of Samsung and the Company will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Other Covenants and Agreements

No Solicitation

Upon the execution of the merger agreement, the Company became required with respect to itself and its subsidiaries to, and required to direct its or their respective representatives to:

•	immediately cease and terminate any solicitation, discussion or negotiation with any person conducted on or prior to November 14, 2016 by the Company, its subsidiaries or any of their respective representatives with respect to any acquisition proposal (as defined below),

•	request the prompt return or destruction of any confidential information previously furnished by the Company, any of its subsidiaries or any of their respective representatives to any person within the last 12 months for the purposes of evaluating a possible acquisition proposal and

•	terminate access by all persons (other than Samsung and its representatives) to any physical or electronic data rooms relating to a possible acquisition proposal.

While the merger is pending, subject to certain exceptions, the Company, its subsidiaries and their respective representatives are not permitted to:

•	solicit, initiate or knowingly encourage (including by furnishing information) the making, submission or announcement by any person of any proposal, offer or inquiry that constitutes, or would reasonably be expected to lead to, an acquisition proposal,

•	enter into, continue or participate in any discussions or negotiations with any person regarding any acquisition proposal,

•	knowingly facilitate or knowingly encourage the making of any acquisition proposal by furnishing any information relating to the Company or any of its subsidiaries, or affording access to the business, properties, assets, books or records of the Company or any of its subsidiaries, in each case to any person (other than Samsung or any of its representatives or other designees),

•	approve, endorse or recommend any acquisition proposal or any acquisition agreement, letter of intent or similar definitive agreement relating to an acquisition proposal, or any other agreement requiring the Company to abandon or terminate its obligations under the merger agreement or

•	resolve, propose or agree to do any of the foregoing.

Additionally, while the merger is pending, subject to certain exceptions, neither the board nor any board committee is permitted to:

•	fail to include the board’s recommendation to stockholders in favor of adoption of the merger agreement in this proxy statement when disseminated to the Company’s stockholders (and at all times thereafter prior to receipt of the required stockholder approval),

•	withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify, in each case, in a manner adverse to Samsung, Samsung USA or Merger Sub, the board’s recommendation to stockholders in favor of adoption of the merger agreement,

•	adopt, authorize, approve or recommend the adoption or approval of any acquisition proposal or any acquisition agreement, letter of intent or similar definitive agreement with respect to an acquisition proposal (other than the merger agreement),

•	if a tender offer or exchange offer for the Company’s common stock that constitutes an acquisition proposal is commenced, fail to recommend against acceptance of such offer by the Company’s stockholders within 10 business days after such commencement or

•	resolve, agree or publicly propose to take any of the foregoing actions. Each of the actions described in this or any of the preceding four bullet points is referred to as a “change in Company board recommendation.”

Notwithstanding the provisions of the merger agreement described above, if, prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, the Company receives a bona fide unsolicited written acquisition proposal that did not result from a material breach of the obligations described above and that the board determines in good faith, after consultation with its outside legal advisor and its financial advisors, constitutes or would reasonably be expected to constitute, result in or lead to a superior proposal, then the Company may, upon a good faith determination by the board (after consultation with its outside legal advisor) that failure to do so would be inconsistent with its fiduciary duties under applicable law:

•	furnish non-public information (pursuant to a confidentiality agreement that is no less favorable in the aggregate than the confidentiality agreement between the Company and Samsung, subject to specified exceptions) to the person making the acquisition proposal, subject to specified procedural requirements, and the Company must also provide to Samsung any non-public information provided to any such person substantially concurrently (to the extent not previously provided to Samsung), and

•	engage in discussions or negotiations with the person making an acquisition proposal or such person’s representatives.

If the Company receives an acquisition proposal, the Company is required to:

•	promptly (and in any event within 24 hours (or, if later, one business day, subject to specified exceptions)) notify Samsung of the receipt of any acquisition proposal, including the identity of the person making the acquisition proposal and the material terms and conditions of such acquisition proposal (including unredacted copies of any written acquisition proposal and any material amendments thereto),

•	keep Samsung reasonably informed as promptly as practicable of any material developments affecting the terms and conditions of any such acquisition proposal and

•	promptly (and in any event within 24 hours after any such determination) advise Samsung in writing if the board has determined to begin providing information or engaging in discussions or negotiations concerning an acquisition proposal.

As used in the merger agreement, “acquisition proposal” means any bid, proposal or offer from any person (other than from Samsung or any of its affiliates) to purchase or otherwise acquire, directly or indirectly, in one or a series of related transactions:

•	assets of the Company or any of its subsidiaries (whether by asset acquisition, joint venture or otherwise) that account for 25% (based on fair market value) or more of the consolidated assets of the Company and its subsidiaries, taken as a whole, or from which 25% or more of the consolidated revenues or earnings of the Company and its subsidiaries are derived,

•	25% or more of the outstanding common stock (or voting power represented thereby) or the capital stock or voting power of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity pursuant to a merger, consolidation or other business combination, tender offer, exchange offer, binding share exchange, purchase or sale of capital stock, liquidation, dissolution, recapitalization or similar transaction,

•	substantially all of the assets of any of the Company’s (1) Connected Car business segment, (2) Lifestyle Audio business segment, (3) Professional Solutions business segment or (4) Connected Services business segment or

•	any combination of the foregoing.

As used in the merger agreement, “superior proposal” means a bona fide written acquisition proposal obtained after November 14, 2016 that did not result from or arise in connection with a material breach of the obligations of the Company described in this “—No Solicitation” section, and which, in the good faith determination of the board (after consultation with its outside legal advisor and its financial advisors) is reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of such proposal) and is more favorable, from a financial point of view, to the Company’s stockholders than the merger with Samsung (taking into account any changes to the merger agreement proposed by Samsung in response to such acquisition proposal and all legal, financial, regulatory and other aspects of such acquisition proposal), and that, if consummated, would result in a person acquiring, directly or indirectly:

•	more than 50% of the outstanding common stock (or the voting power thereof),

•	more than 50% (based on fair market value) of the consolidated assets of the Company and its subsidiaries, taken as a whole, or

•	assets from which 50% or more of the consolidated revenues or earnings of the Company and its subsidiaries are derived.

In addition and notwithstanding anything to the contrary elsewhere in the merger agreement, if, prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, the Company receives an acquisition proposal (that did not result from a material breach of the obligations of the Company described in this “—No Solicitation” section) that the board determines in good faith (after consultation with its outside legal advisor and its financial advisors) constitutes a superior proposal, then the board may (1) make a change in Company board recommendation, subject to Samsung’s right to terminate the merger agreement in response and collect the termination fee of $240 million, or (2) terminate the merger agreement to enter into a definitive agreement with respect to that superior proposal, subject to the concurrent payment of the $240 million termination fee, in each case, if and only if:

•	the Company provides Samsung with written notice of its intention to take such action at least four business days in advance, and provides Samsung a summary of the material terms and conditions of the superior proposal and an unredacted copy of any related acquisition agreements (and any financing commitments related thereto),

•	during such four-business-day period, the Company negotiates, and directs its representatives to negotiate, in good faith with Samsung (to the extent Samsung wishes to negotiate) to enable Samsung to propose revisions or modifications to the terms of the merger agreement such that the superior proposal no longer constitutes a superior proposal and

•	at the end of such four-business-day period, the board considers in good faith any revisions or modifications to the terms of the merger agreement proposed in writing by Samsung, and determines in good faith, after consultation with its outside legal advisor and its financial advisors, that the superior Proposal would continue to constitute a superior proposal, even if the revisions agreed to in writing by Samsung were to be given effect.

Each time a material change to the financial terms or other material terms of the superior proposal is made, the Company must notify Samsung of such changes and comply again with the requirements described in the preceding three bullet points, except that the notice and negotiation period will be the longer of two business days and the period remaining under the notice period under the first bullet point immediately prior to the delivery of such additional notice.

Notwithstanding anything to the contrary elsewhere in the merger agreement, prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, the board may withhold, withdraw, amend, qualify or modify its recommendation to stockholders in favor of the adoption of the merger agreement (and may fail to include its recommendation to stockholders in favor of adoption of the merger agreement in this proxy statement), in each case, in connection with an intervening event (as defined below), if the board determines in good faith (after consultation with its outside legal advisor) that failure to do so would be inconsistent with its fiduciary obligations under applicable law if and only if:

•	the Company provides Samsung with written notice of its intention to take such action at least four business days in advance, specifying the reasons for such intention,

•	during such four-business-day period, the Company negotiates, and directs its representatives to negotiate, in good faith with Samsung (to the extent Samsung wishes to negotiate) to enable Samsung to propose revisions or modifications to the terms of the merger agreement such that it would permit the board to avoid taking the proposed action and

•	at the end of such four-business-day period, the board considers in good faith any revisions or modifications to the terms of the merger agreement proposed in writing by Samsung, and determines in good faith, after consultation with its outside legal advisor, that the board’s failure to take the proposed action would continue to be inconsistent with its fiduciary duties under applicable law.

As used in the merger agreement, “intervening event” means any change, effect, event, fact, development, occurrence or circumstance related to the Company and any of its subsidiaries (other than an acquisition proposal or superior proposal, as defined above) that becomes known to the board prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement and that (1) was not known to or reasonably foreseeable by the board on November 14, 2016 and (2) did not result from a breach of the merger agreement by the Company, its subsidiaries or any of their respective representatives. Any change in the market price or trading volume of the Company’s common stock will not constitute or otherwise be taken into account in determining whether there has been an intervening event (but the underlying cause of any such change may be taken into account).

The merger agreement also provides that nothing in the merger agreement will prohibit the Company, the board or any committee thereof from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act or any similar statement to stockholders (except that any such disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) will be deemed a change in Company board recommendation unless the board expressly and publicly reaffirms its recommendation to stockholders in favor of the recommendation of the merger agreement in such disclosure), (2) making any disclosure to the Company’s stockholders if the board determines in good faith, after consultation with its outside legal advisor, that failure to do so would be inconsistent with its fiduciary obligations under applicable law or (3) making any “stop, look and listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

Access to Information

Prior to the effective time and subject to certain exceptions and limitations set forth in the merger agreement, the Company and its subsidiaries must afford Samsung and Samsung’s officers, employees, accountants, counsel, consultants, financial advisors and other representatives reasonable access, during normal business hours and upon reasonable prior notice, to all of the Company’s and its subsidiaries’ properties, personnel, contracts, books and records as Samsung may from time to time reasonably request.

Efforts to Complete the Merger

Each of the Company, Samsung, Samsung USA and Merger Sub must use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the merger and the other transactions contemplated by the merger agreement.

Each of the Company, Samsung, Samsung USA and Merger Sub must also use reasonable best efforts to:

•	cause the closing conditions set forth in the merger agreement to be satisfied as promptly as practicable,

•	obtain all necessary orders, approvals or other authorizations of any U.S. governmental authority or any foreign governmental authority pursuant to specified foreign antitrust and competition laws,

•	make all necessary registrations, declarations and filings with, and provide all necessary notices to, any U.S. governmental authority (including pursuant to the HSR Act) or any foreign governmental authority pursuant to specified foreign antitrust and competition laws,

•	execute and deliver any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement,

•	vigorously defend and contest any actions, claims, arbitrations, investigations or other proceedings (subject to specified exceptions) that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the merger and the other transactions contemplated by the merger agreement,

•	oppose or defend against any action to prevent or enjoin consummation of the merger and the transactions contemplated by the merger agreement under any antitrust or competition law or

•	take such action as reasonably necessary to overturn any regulatory action by any governmental authority to block consummation of the merger and the transactions contemplated by the merger agreement under any antitrust or competition law.

Additionally, in connection with the efforts described above, each of the Company, Samsung, Samsung USA and Merger Sub must:

•	make the appropriate filings under (1) the HSR Act by November 29, 2016 (which filing was completed on November 29, 2016) and (2) each of the specified foreign antitrust or competition laws as soon as reasonably practicable but in no event later than December 13, 2016,

•	cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any action, claim, arbitration, investigation or other proceeding initiated by a private party and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any specified foreign antitrust or competition law and to take all other action necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods and the receipt of any applicable orders, approvals or other governmental authorizations under the HSR Act or any specified foreign antitrust or competition law as soon as practicable,

•	keep the other party reasonably informed of the status of matters related to the transactions contemplated by the merger agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, a governmental authority and of any communication received or given in connection with any action, claim, arbitration, investigation or other proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement,

•	permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, a governmental authority or, in connection with any action, claim, arbitration or other proceeding by a private party, with any other person, make available the representatives of such party as may be reasonably necessary for attendance by such representatives in person at such meetings and conferences and

•	to the extent permitted by the applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with applicable antitrust or competition law.

None of the Company, Samsung, Samsung USA and Merger Sub is permitted to take any action after November 14, 2016 (including with respect to any acquisition other than the merger) that would reasonably be expected to delay the obtaining of, or result in not obtaining, any order, approval or other governmental authorization necessary to be obtained in order to satisfy the closing conditions set forth in the merger agreement.

Each of Samsung, Samsung USA, Merger Sub and the Company will take all further actions to resolve any objections or suits, and otherwise to obtain all necessary orders, approvals and other authorizations of any governmental authority required pursuant to any antitrust or competition law so as to permit consummation of the merger or the other transactions contemplated by the merger agreement to occur expeditiously and in no event later than the outside date of August 14, 2017, subject to extension for an additional 90 days in specified circumstances.

Additionally, Samsung, Samsung USA and Merger Sub are required to take any actions required or requested by any governmental authority that limit or could be expected to limit the right of Samsung to own or operate all or any portion of the businesses, product lines, or assets of the Company or its subsidiaries, including:

•	by executing or carrying out agreements, submitting to orders, writs, rulings, judgments, consent decrees or injunctions,

•	taking any other action providing for the license, sale or other disposition or holding separate of any assets or business or capital stock of the Company or its subsidiaries or

•	agreeing to any limitation on the ability of the Company or its subsidiaries to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the business of the Company or its subsidiaries, or agreeing or committing to do any of the foregoing.

However, notwithstanding the commitment described in the preceding paragraph, neither Samsung nor the Company is required to agree to any term or take any action unless it is conditioned on the consummation of the merger and would not constitute a Burdensome Condition. A “Burdensome Condition” is defined as any limitations imposed by governmental authorities pursuant to the regulatory approval processes contemplated by the merger agreement on the right of Samsung following the closing of the merger to own or operate all or any portion of the businesses, product lines or assets, as of November 14, 2016, of (1) Samsung or its subsidiaries (excluding the Company and its subsidiaries) or (2) the Company or its subsidiaries, if any such limitations, had they been imposed on the Company and its subsidiaries from and after October 1, 2015 through September 30, 2016, would reasonably be expected to have caused the loss of consolidated revenues of the Company and its subsidiaries during the 12-month period ended September 30, 2016 in an aggregate amount in excess of $450 million.

In addition to the regulatory approvals described above, Samsung, Samsung USA, Merger Sub and the Company have filed a draft joint notice with CFIUS and must do all things necessary, proper or advisable to satisfy the CFIUS condition (as defined under “—Conditions to the Merger”), including:

•	as promptly as practicable and, in any event, within five business days of CFIUS providing comments on the draft filing, file with CFIUS a voluntary notice,

•	promptly and consistent with any deadline imposed under CFIUS or other applicable law, comply with any request received by any of the parties to the merger agreement or any of their respective subsidiaries from any governmental authority for any certification, additional information, documents or other materials in respect of such notice or such transactions,

•	ensure that any information furnished to CFIUS is true, complete and correct in all material respects,

•	cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any governmental authority with respect to any such filing or any such transaction,

•	use reasonable best efforts to furnish to each other party all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by the merger agreement,

•	subject to applicable law, consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to any action, claim, arbitration, investigation or other proceeding in connection with the foregoing and

•	take any and all such actions and agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, the satisfaction of the CFIUS condition.

However, notwithstanding the commitment described in the preceding paragraph, neither Samsung nor the Company is required to agree to any term or take any action unless it is conditioned on the consummation of the merger and would not constitute a Burdensome Condition.

Employee Matters

During the period commencing at the effective time and ending on the later of the first anniversary of the closing date and June 30, 2018, Samsung must cause the surviving corporation in the merger (or its subsidiaries, as appropriate) to provide to each of the Company’s continuing employees (other than any employee represented by a labor organization or covered by any collective bargaining agreement, whose compensation and benefits will be governed by the applicable collective bargaining agreement):

•	a base salary or base wage rate, short-term incentive compensation opportunities, and long-term incentive compensation opportunities, in each case, that are no less favorable than the base salary or base wage rate, short-term incentive compensation opportunities, and long-term incentive compensation opportunities provided to such employee immediately prior to the effective time (except that Samsung will substitute cash-based long-term incentive compensation opportunities for equity-based long-term compensation opportunities after the effective time) and

•	other compensation and employee benefits that are, in the aggregate, no less favorable than those provided to such employee immediately prior to the effective time.

Samsung must also cause the surviving corporation (or its subsidiaries, as appropriate) to provide to each of the Company’s continuing employees whose employment is terminated during the period commencing at the effective time and ending on the later of the first anniversary of the closing date and June 30, 2018 with severance benefits that are no less than the severance benefits for which such employee was eligible immediately prior to the closing of the merger under the applicable Company benefit plan, determined (1) without taking into account any reduction after the closing of the merger in compensation paid to such employee and (2) taking into account each employee’s service with the Company and its subsidiaries (and any predecessor entities) and, after the closing, Samsung and its affiliates.

Effective as of the effective time and thereafter, Samsung must, and must cause the surviving corporation to:

•	ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions will apply with respect to the continuing employees under the applicable health and welfare benefits plan of Samsung or any of its affiliates (except to the extent applicable under a comparable Company benefit plan in which such employees participated, as applicable, immediately prior to the effective time),

•	waive any and all evidence of insurability requirements with respect to the Company’s continuing employees to the extent such evidence of insurability requirements were not applicable to such employees under a comparable Company benefit plan in which such employees participated, as applicable, immediately prior to the effective time,

•

credit each of the Company’s continuing employees with all deductible payments, out-of-pocket, or other co-payments paid by such employee under a comparable Company benefit plan in which such employees participated immediately prior to the closing date during the year in which the closing of the merger occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Samsung or any of its affiliates and

•	recognize all service of each such employee with the Company and its subsidiaries for all purposes in any employee benefit plan of Samsung and its affiliates in which such employee is eligible to participate to the same extent that such service was taken into account under a comparable Company benefit plan prior to the effective time, subject to specified limited exceptions.

Samsung has agreed to honor, or cause the surviving corporation to honor, all of the Company benefit plans in accordance with their terms as in effect immediately prior to the closing date. Samsung has also acknowledged a “change in control” (or similar phrase) within the meaning of the Company benefit plans containing such a term (or similar phrase) will occur at the effective time.

Indemnification of Directors and Officers; Insurance

For six years following the effective time, Samsung must cause the Company, the surviving corporation or any of their respective subsidiaries, as the case may be, to the full extent permitted by applicable law and the applicable organizational documents of the Company or its subsidiaries, to indemnify and hold harmless, against any costs or expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, claim, arbitration, investigation or other proceeding by or before any governmental authority, and provide advancement of expenses to, all past and present directors and officers of the Company and its subsidiaries and, solely to the extent permitted by applicable organizational documents of the Company or its subsidiaries, employees. Additionally, for six years following the effective time, Samsung must cause the Company, the surviving corporation and their respective subsidiaries to maintain in effect in each of their respective organizational documents provisions regarding elimination of liability, indemnification and advancement of expenses that are at least as favorable as those contained in their respective organizational documents as of November 14, 2016.

The Company may purchase prior to or at the effective time (and if the Company does not, then Samsung must cause the surviving corporation to purchase at the effective time) a six-year “tail” prepaid insurance and indemnification policy on the same terms and conditions as the directors’ and officers’ liability (and fiduciary) insurance maintained by the Company as of November 14, 2016 from insurance carriers with comparable credit ratings. Samsung must and must cause the surviving corporation to maintain such prepaid policy for six years after the effective time. However, the cost of such prepaid policy may not exceed 300% of the amount of the last annual premium paid by the Company for its directors’ and officers’ liability (and fiduciary) insurance in place on November 14, 2016.

Other Covenants

The merger agreement contains additional agreements among the Company, Samsung, Samsung USA and Merger Sub relating to, among other matters:

•	the filing of this proxy statement with the SEC,

•	convening of the meeting of the Company’s stockholders to adopt the merger agreement,

•	the seeking of any approval or consent required under any material contract as a result of the merger, as reasonably requested by Samsung and at Samsung’s expense,

•	consultation and cooperation in respect of stockholder litigation in connection with the merger agreement,

•	antitakeover statutes that may become applicable to the transactions contemplated by the merger agreement,

•	the coordination of press releases and other public announcements relating to the transactions contemplated by the merger agreement,

•	actions to cause the disposition of equity securities of the Company held by each director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt pursuant to Rule 16b-3 under the Exchange Act and

•	cooperation with respect to (1) the delisting and/or deregistration of the outstanding 2.000% notes issued by Harman Finance International, S.C.A. and guaranteed by the Company and 4.150% notes issued by the Company and (2) obtaining a waiver under the Company’s existing credit facility such that all amounts outstanding under the credit facility remain outstanding and the credit facility continues in effect after the effective time, with any such actions being conditional upon and becoming effective no earlier than the effective time.

Conditions to the Merger

Each party’s obligation to complete the merger is subject to the fulfillment (or waiver by the party entitled to the benefit of the relevant condition, to the extent permitted by applicable law) of the following conditions:

•	the adoption of the merger agreement by the required vote of the stockholders of the Company,

•	the expiration or termination of any applicable waiting period under the HSR Act and the expiration of any applicable waiting periods and receipt of any required authorizations or approvals under the antitrust or competition laws of Brazil, Canada (with respect to the Investment Canada Act only), China, Colombia, the European Union, Japan, the Republic of Korea, Russia, South Africa and Taiwan, without any Burdensome Condition (as defined in “The Merger (Proposal 1)—Regulatory Approvals”) having been imposed in connection therewith,

•	the review or investigation of the proposed transaction by CFIUS having concluded without the President of the United States having taken action to block or prevent the proposed transaction, and without any Burdensome Condition having been imposed in connection therewith (the condition described in this bullet point is referred to elsewhere in this proxy statement as the “CFIUS condition”) and

•	the absence of any law or order enacted, issued, promulgated, enforced or entered after November 14, 2016 by a governmental authority of competent jurisdiction that makes illegal, enjoins or otherwise prohibits the consummation of the merger.

The obligations of Samsung, Samsung USA and Merger Sub to complete the merger are also subject to the fulfillment (or waiver by Samsung, Samsung USA and Merger Sub, to the extent permitted by applicable law) of the following additional conditions:

•

(1) each of the representations and warranties of the Company with respect to the Company’s organization, existence and good standing, the Company’s authority to execute and deliver the merger agreement and the board’s approval thereof, the vote of the Company’s stockholders necessary to adopt the merger agreement and the absence of any other vote of holders of the Company’s securities or other corporate proceedings of the Company required to approve the transactions contemplated by the merger agreement, and the absence of any Company material adverse effect since June 30, 2016, must be true and correct in all respects as of November 14, 2016 and as of the closing date with the same force and effect as if made as of that date (except those representations and warranties which address matters only as of a particular date, which must remain true and correct as of that date), (2) each of the specified representations and warranties of the Company with respect to its capitalization (including equity awards) and the absence of certain voting rights by holders of indebtedness of the Company or its subsidiaries must be true and correct in all respects (except for any inaccuracies in the specified representations and warranties regarding capitalization (including equity awards) that do not individually or in the aggregate increase the aggregate consideration required to be paid by Samsung, Samsung USA and/or Merger Sub in the merger by more than a de minimis amount) as of November 14, 2016 and as of the closing date with the same force and effect as if made as of that date (except those representations and warranties which address matters only as of a particular date, which must remain true and correct (except for any inaccuracies that do not individually or in the aggregate increase the aggregate consideration required to be paid by Samsung, Samsung USA and/or Merger Sub in the merger by more than a de minimis amount) as of that date) and (3) each of the other representations and warranties of the Company set forth in the merger agreement must be true and correct as of November 14, 2016 and as of the closing date with the same force and effect as if made as of that date (except those representations and warranties which address matters only as of a particular date, which must remain true and correct as of that date), except where the failure of such representations and warranties referred to in this clause (3) to be so true and correct (without regard to any qualifications or exceptions as to materiality or Company material adverse effect set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect,

•	the Company must have performed and complied with its obligations and covenants under the merger agreement in all material respects and

•	the Company must have delivered an officer’s certificate confirming that the conditions described in the two preceding bullet points have been satisfied.

The obligation of the Company to complete the merger is also subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable law) of the following additional conditions:

•	(1) each of the representations and warranties of Samsung, Samsung USA and Merger Sub with respect to organization, existence and good standing, their authority to execute and deliver the merger agreement and the corporate proceedings required by each of them to approve the transactions contemplated by the merger agreement must be true and correct in all respects as of November 14, 2016 and as of the closing date with the same force and effect as if made as of that date (except those representations and warranties which address matters only as of a particular date, which must remain true and correct as of that date) and (2) each of the other representations and warranties of Samsung, Samsung USA and Merger Sub set forth in the merger agreement must be true and correct on and as of the date of the merger agreement and as of the closing date (except those representations and warranties which address matters only as of a particular date, which must remain true and correct as of that date), except where the failure of such representations and warranties referred to in this clause (2) to be so true and correct (without regard to any qualifications or exceptions as to materiality or Parent material adverse effect set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent material adverse effect,

•	Samsung, Samsung USA and Merger Sub must have performed and complied with their respective obligations and covenants under the merger agreement in all material respects and

•	Samsung must have delivered an officer’s certificate confirming that the conditions described in the two preceding bullet points have been satisfied.

None of the Company, Samsung, Samsung USA or Merger Sub may rely, either as a basis for not consummating the merger or terminating the merger agreement and abandoning the merger, on the failure of any condition set forth above to be satisfied if the failure was caused by that party’s material breach of the merger agreement, and that breach was a consequence of a deliberate act or a deliberate failure to act undertaken by the breaching party with actual knowledge that the act or failure to act constituted, or would result in, a material breach of the merger agreement.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time:

•	by mutual written consent of Samsung and the Company,

•	by either Samsung or the Company, if:

•	the closing of the merger has not occurred on or before the outside date of August 14, 2017, subject to an automatic 90-day extension if, on August 14, 2017, all of the closing conditions to the merger other than those related to the required regulatory approvals have been satisfied or waived (excluding those conditions that by their terms are to be satisfied at the closing, so long as those conditions are then capable of being satisfied if the closing were to take place on such date), except that this termination right will not be available to Samsung or the Company (as applicable) if the failure to complete the merger by the outside date was caused by its failure to perform any of its obligations under the merger agreement and the action or failure to act constitutes a breach in any material respect of the merger agreement,

•	a court or other governmental authority in a competent jurisdiction has issued a final, non-appealable injunction or similar order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, except that (1) this termination right will not be available to Samsung or the Company (as applicable) if the issuance of the injunction or order was caused by its failure to perform or comply with any of its obligations or covenants under the merger agreement and (2) to exercise this termination right, the party seeking to terminate must have complied with its obligations under the merger agreement to prevent, oppose and remove any such injunction or order or

•	the required vote of the Company’s stockholders to adopt the merger agreement has not been obtained at a Company stockholder meeting (or any adjournment or postponement thereof) duly convened for that purpose and at which the vote was taken,

•	by the Company:

•	to enter into a definitive agreement providing for a superior proposal, but only prior to obtaining the required vote of the Company’s stockholders to adopt the merger agreement, and only so long as the Company (1) has not materially breached certain of its non-solicitation and notice obligations (including the granting of specified matching rights to Samsung) under the merger agreement, as further described under “—Other Covenants and Agreement—No Solicitation” and (2) pays the termination fee of $240 million to Samsung prior to or concurrently with such termination or

•	if Samsung, Samsung USA or Merger Sub has breached or failed to perform (as applicable) any of its representations, warranties, covenants or other obligations contained in the merger agreement, which breach or failure to perform (1) would result in the failure to satisfy a closing condition (excluding those conditions that by their terms are to be satisfied at the closing, so long as those conditions are capable of being satisfied at the closing) and (2) is not capable of being cured by the earlier of the outside date and the date that is 45 business days following written notice from the Company to Samsung describing such breach or failure in reasonable detail (except that this termination right will not be available to the Company if the Company is then in material breach of any of its covenants or agreements contained in the merger agreement),

•	by Samsung:

•	if a change in Company board recommendation has occurred, except that this termination right will expire at 5:00 p.m. (New York City time) on the earlier of (1) the fifteenth business day following the date on which a change in Company board recommendation first occurs and (2) two days before the date on which the vote of the Company’s stockholders to adopt the merger agreement is taken at a special meeting of stockholders or

•	if the Company breached or failed to perform (as applicable) any of its representations, warranties, covenants or other obligations contained in the merger agreement, which breach or failure to perform (1) would result in the failure to satisfy a closing condition (excluding those conditions that by their terms are to be satisfied at the closing, so long as those conditions are capable of being satisfied at the closing) and (2) is not capable of being cured by the earlier of the outside date and the date that is 45 business days following written notice from Samsung to the Company describing such breach or failure in reasonable detail (except that this termination right will not be available to Samsung if Samsung, Samsung USA or Merger Sub is then in material breach of any of its covenants or agreements contained in the merger agreement).

Company Termination Fee

The Company must pay Samsung a termination fee of $240 million in cash if the merger agreement is terminated:

•	by Samsung because of a change in Company board recommendation (but only if terminated by 5:00 p.m. (New York City time) on the earlier of (1) the fifteenth business day following the date on which a change in Company board recommendation first occurs and (2) two days before the date on which the vote of the Company’s stockholders to adopt the merger agreement is taken at a special meeting of stockholders),

•	by the Company in order to enter into a definitive acquisition agreement or similar agreement providing for a superior proposal by a third party or

•	(1) (a) by Samsung or the Company because the effective time has not occurred by the outside date, or because the required vote of the Company’s stockholders to adopt the merger agreement is not obtained at a Company stockholder meeting (or any adjournment or postponement thereof) duly convened for that purpose and at which the vote was taken or (b) by Samsung prior to the adoption of the merger agreement by the Company’s stockholders because of a material breach by the Company of its non-solicitation obligations under the merger agreement, as further described in “The Merger Agreement—Other Covenants and Agreements—No Solicitation”) and (2) at any time after November 14, 2016 and, prior to the termination (or, in the case of a termination due to the failure to obtain the required vote of the Company’s stockholders to adopt the merger agreement at a meeting at which the vote is taken, prior to the date of the vote), an acquisition proposal for more than 50% of the Company’s stock or consolidated assets, or assets from which 50% or more of the consolidated revenues or earnings of the Company are derived, has been publicly announced or publicly made known to the Company’s stockholders and not publicly withdrawn, and the Company enters into a definitive agreement with respect to any acquisition proposal or consummates any acquisition proposal (whether or not such acquisition proposal is the same as the original acquisition proposal publicly made known or publicly announced) within 12 months after such termination, in which case the Company must pay the termination fee to Samsung upon the completion of such transaction.

The Company will never be required to pay the termination fee more than once. If Samsung receives payment of the termination fee, then that fee will be the sole and exclusive remedy of Samsung, Samsung USA and Merger Sub against the Company, its subsidiaries and other specified related parties for all losses and damages suffered as a result of the merger agreement, any breach or failure to perform by the Company or the failure to consummate the merger or any other transactions contemplated by the merger agreement, except in the case of fraud or specified deliberate breaches of the merger agreement by the Company.

Expenses

All fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement must be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by the merger agreement are consummated, except as otherwise provided in the merger agreement, including as described above under “—Company Termination Fee.”

Specific Performance; Remedies

Each of the parties to the merger agreement is entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. The parties to the merger agreement have agreed not to oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction to prevent breaches of merger agreement and to specifically enforce its terms is entitled to such an injunction without needing to demonstrate damages or post a bond or other security.

Amendment; Waiver

At any time prior to the effective time, any provision of the merger agreement may be amended or waived if the amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Samsung, Samsung USA and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective, except that after the requisite vote of the Company’s stockholders has been obtained, any amendment or waiver that by law requires further approval by the Company’s stockholders may not be made without such stockholder approval.

Governing Law and Jurisdiction

The merger agreement is governed by Delaware law. All claims, causes of action or proceedings that are based upon, arise out of or relate to the merger agreement or the negotiation, execution or performance of the merger agreement must be brought exclusively in the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Delaware federal court, or, if both the Delaware Court of Chancery and the Delaware federal courts decline to accept jurisdiction over a particular matter, any other Delaware state court. Each party to the merger agreement has irrevocably waived any defense that any such claim is not subject to the jurisdiction of the foregoing Delaware courts or that its property is exempt or immune from jurisdiction in the foregoing Delaware courts. Samsung has agreed that if the Company obtains a judgment against Samsung in any of the foregoing Delaware courts arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement, the Company may bring any action, claim or other proceeding to enforce the judgment in a court in any jurisdiction whatsoever, including in the Republic of Korea, and Samsung has irrevocably waived, and agreed not to assert, by way of motion, that any such judgment should not be recognized and/or enforced.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s stockholders for a non-binding, advisory vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise relates to the merger. This proposal is commonly known as the “say-on-golden-parachute vote,” and we refer to it as the named executive officer merger-related compensation proposal. This compensation is summarized in the sections entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” and “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” and the corresponding Golden Parachute Compensation table under that section, including the footnotes to the table.

The board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The board unanimously recommends that the Company’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of Harman International Industries, Incorporated (“Harman”) hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable by Harman to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on the Company, Samsung, Samsung USA or Merger Sub. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company’s stockholders.

If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the named executive officer merger-related compensation proposal, your shares of common stock will be voted in favor of the named executive officer merger-related compensation proposal. However, if you indicate that you wish to vote against the proposal to adopt the merger agreement, your shares of common stock will only be voted in favor of the named executive officer merger-related compensation proposal if you indicate that you wish to vote in favor of that proposal.

The above resolution approving the merger-related compensation of the Company’s named executive officers on a non-binding, advisory basis will require the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The board unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The Company’s stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the board to any date, subject to specified limitations set forth in the merger agreement. In addition, the board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal. However, if you indicate that you wish to vote against the proposal to adopt the merger agreement, your shares of common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The Company does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

The board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF HARMAN COMMON STOCK

The Company’s common stock is traded on the NYSE under the symbol “HAR.”

The following table sets forth the high and low sales prices of our common stock, as reported on the NYSE, as well as the cash dividends declared in respect of our common stock by our board, during each of the periods indicated below:

	Market Price		Dividend Declared
	High	Low
Fiscal 2015
First Quarter ended September 30, 2014	$118.60	$97.71	$0.33
Second Quarter ended December 31, 2014	$113.88	$84.48	$0.33
Third Quarter ended March 31, 2015	$145.00	$94.70	$0.33
Fourth Quarter ended June 30, 2015	$149.12	$117.03	$0.35

Fiscal 2016
First Quarter ended September 30, 2015	$122.00	$84.41	$0.35
Second Quarter ended December 31, 2015	$112.68	$87.29	$0.35
Third Quarter ended March 31, 2016	$98.37	$66.20	$0.35
Fourth Quarter ended June 30, 2016	$89.22	$64.93	$0.35

Fiscal 2017
First Quarter ended September 30, 2016	$90.81	$68.31	$0.35
Second Quarter ended December 31, 2016 (through December 12, 2016)	$110.85	$77.41	$0.35

The closing sale price of our common stock on November 11, 2016, which was the last trading day before the merger was publicly announced, was $87.65 per share. On [●], the most recent practicable date before this proxy statement was mailed to our stockholders, the closing sale price of our common stock was $[●] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of December 7, 2016, the beneficial ownership of shares of our common stock for (1) all stockholders known by us to beneficially own more than five percent of the outstanding shares of our common stock, (2) each of our current directors, (3) our named executive officers and (4) all of our directors and executive officers as a group. Unless otherwise noted, these persons have sole voting and investment power over the shares listed below. Some of the information in the table is based on information included in filings made by the beneficial owners with the SEC. Except as otherwise indicated, addresses are c/o Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
JPMorgan Chase & Co.(3)	7,208,617	10.3%
Wellington Management Group LLP(4)	6,550,537	9.4%
The Vanguard Group, Inc.(5)	6,043,759	8.6%
BlackRock, Inc.(6)	4,060,578	5.8%
Adriane M. Brown	6,764	*
John W. Diercksen	6,764	*
Ann McLaughlin Korologos	26,069	*
Robert Nail	1,707	*
Dinesh C. Paliwal	192,522	*
Abraham N. Reichental	2,103	*
Kenneth M. Reiss	23,945	*
Hellene S. Runtagh	30,641	*
Frank S. Sklarsky	9,594	*
Gary G. Steel	28,658	*
Sandra E. Rowland	6,047	*
Phillip Eyler	2,387	*
Michael Mauser	18,861	*
David Slump	45,958	*
All directors and executive officers as a group (21 persons)	471,090	*

*	Less than 1%
(1)	As required by the rules of the SEC, the table includes shares of our common stock that may be acquired pursuant to stock options exercisable and restricted stock units that will vest within 60 days of December 7, 2016 as follows: Ms. Brown (1,413 shares), Mr. Diercksen (1,413), Ms. Korologos (6,413 shares), Mr. Nail (1,413 shares), Mr. Reichental (1,413 shares), Mr. Reiss (9,413 shares), Ms. Runtagh (1,413 shares), Mr. Sklarsky (1,413 shares), Mr. Steel (9,413 shares), and Ms. Rowland (2,217) and all directors and executive officers as a group (35,934 shares). The table also includes shares of common stock held in the Company’s 401(k) retirement savings plan by all executive officers as a group (20,818 shares). The table does not reflect acquisitions or dispositions of shares of our common stock, including grants or exercises of stock options, after December 7, 2016.
(2)	Based on 69,804,251 shares of our common stock outstanding as of December 7, 2016. Shares of common stock subject to stock options exercisable, and restricted stock units that will vest, within 60 days of December 7, 2016, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.
(3)

Information with respect to JPMorgan Chase & Co. (“JPM Chase”) is based on the Schedule 13G/A (Amendment No. 1) filed with the SEC on January 15, 2016 by JPM Chase. JPM Chase has sole voting power with respect to 6,104,678 shares of our common stock, shared voting power with respect to 25,162 shares of our common stock, sole dispositive power with respect to 7,139,777 shares of our common stock and shared dispositive power with respect to 68,735 shares of our common stock as of December 31, 2015. JPM Chase has informed the Company that, as of December 7, 2016, less than 1% of the shares of our common stock beneficially owned by JPM Chase or its affiliates are held by JPM Chase or its affiliates on a proprietary basis, and the remainder are held as fiduciary or in nominee name on behalf of third-party clients of JPM Chase or its affiliates. The address of JPM Chase is 270 Park Avenue, New York, New York 10017.
(4)	Information is based on the Schedule 13G filed with the SEC on February 11, 2016 jointly by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. As of December 31, 2015, (a) each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP is deemed to have shared voting power with respect to 4,586,940 shares of our common stock and shared dispositive power with respect to 6,550,537 shares of our common stock and (b) Wellington Management Company LLP is deemed to have shared voting power with respect to 4,374,449 shares of our common stock and shared dispositive power with respect to 6,080,268 shares of our common stock. The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.
(5)	Information with respect to The Vanguard Group, Inc. (“Vanguard”) is based on the Schedule 13G/A (Amendment No. 4) filed with the SEC on February 11, 2016 by Vanguard. Vanguard has sole voting power with respect to 133,055 shares of our common stock, shared voting power with respect to 6,500 shares of our common stock, sole dispositive power with respect to 5,904,904 shares of our common stock and shared dispositive power with respect to 138,855 shares of our common stock as of December 31, 2015. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)	Information with respect to BlackRock, Inc. (“BlackRock”) is based on the Schedule 13G filed with the SEC on January 28, 2016 by BlackRock. BlackRock has sole voting power with respect to 3,425,579 shares of our common stock and sole dispositive power with respect to 4,060,578 shares of our common stock as of December 31, 2015. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of common stock of the Company unless otherwise indicated.

Beneficial owners of shares of common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex D. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement and the merger. Voting against or failing to vote for the adoption of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•	You must not vote in favor of, or consent in writing to, the adoption of the merger agreement and the merger. A vote in favor of the adoption of the merger agreement and merger, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•	You must continue to hold your shares of common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the aggregate consideration, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to Harman International Industries, Incorporated, 400 Atlantic Street, Stamford, Connecticut 06901, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock.

Within 10 days after the effective date of the merger, the surviving corporation (i.e., Harman International Industries, Incorporated) must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the aggregate consideration specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares.

Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (3) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the surviving corporation of the certificates representing such stock.

In determining the fair value of the shares of common stock and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme

Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share aggregate consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of common stock is less than the per share aggregate consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the aggregate consideration that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to Harman International Industries, Incorporated, Attention: Corporate Secretary, 400 Atlantic Street, Stamford, Connecticut 06901 or by calling (203) 328-3500. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

If the merger is completed, we will not hold an annual meeting of stockholders in 2017. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2017 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2017 annual meeting will be held. If the 2017 meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2017 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Exchange Act and our Bylaws, as described below.

In order to be included in our proxy materials for the 2017 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by us at 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901 by June 27, 2017 and otherwise comply with all requirements of the SEC for stockholder proposals.

Our Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Corporate Secretary. To be timely, the notice must be delivered to the above address not less than 60 nor more than 90 days before the first anniversary of the date on which we first mailed our proxy materials for the immediately preceding annual meeting. Stockholder proposals for the 2017 Annual Meeting of Stockholders must be received no earlier than July 27, 2017 and no later than August 26, 2017. However, our Bylaws also provide that if an annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting, then stockholder proposals for that annual meeting must be received no later than the close of business on the tenth day following the day on which public announcement is first made of the date of the upcoming annual meeting. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Bylaws. A copy of the Bylaws is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on November 14, 2016, which is incorporated herein by reference, and is available upon request from our Company’s Corporate Secretary.

Our Bylaws provide that notice of a stockholder’s intent to make a nomination for director at the 2017 Annual Meeting of Stockholders must be received by our Company’s Corporate Secretary 90 days in advance of the annual meeting. The notice must include certain information regarding the nominees as required by the Bylaws. Stockholders may also submit recommendations for director candidates to the Nominating and Governance Committee by following the procedures described under the heading “The Board, Its Committees and Its Compensation—Stockholder Recommendations” in the Company’s Definitive Proxy Statement for the 2016 Annual Meeting of Stockholders, filed with the SEC on October 25, 2016.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, on its website under the “Investors” section of www.harman.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the following address and phone number: Harman International Industries, Incorporated, Attention: Corporate Secretary, 400 Atlantic Street, Stamford, Connecticut 06901, telephone (203) 328-3500. Each such request must set forth a good-faith representation that, as of the close of business on the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing the exhibit) to the foregoing address or telephone number.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed August 11, 2016,

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, filed November 3, 2016,

•	our Definitive Proxy Statement for our 2016 Annual Meeting of Stockholders, filed October 25, 2016, and

•	our Current Reports on Form 8-K, filed September 22, 2016, November 14, 2016 and December 9, 2016.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [●]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

SAMSUNG ELECTRONICS CO., LTD.,

SAMSUNG ELECTRONICS AMERICA, INC.,

SILK DELAWARE, INC.

and

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

dated as of November 14, 2016

A-i

Exhibit A – Amended and Restated Certificate of Incorporation

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 14, 2016, is entered into by and among Samsung Electronics Co., Ltd., a Korean corporation (“Parent”), Samsung Electronics America, Inc., a New York corporation and wholly owned subsidiary of Parent (“Silk USA”), Silk Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Silk USA (“Merger Sub”), and Harman International Industries, Incorporated, a Delaware corporation (the “Company”). Each of Parent, Silk USA, Merger Sub and the Company is referred to herein as a “Party” and together as “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 9.01.

RECITALS

WHEREAS, Parent, Silk USA, Merger Sub and the Company intend that, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”); and

WHEREAS, the board of directors of the Company (the “Company Board”) and the respective boards of directors of Parent, Silk USA and Merger Sub have unanimously determined that it is in the best interests of their respective companies and stockholders, and declared it advisable, to enter into the transactions provided for herein, and have approved this Agreement and the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Silk USA.

Section 1.02 CLOSING. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time, on the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) at the offices of Paul Hastings LLP, located at 200 Park Avenue, New York, NY 10166, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 EFFECTIVE TIME. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company, Merger Sub, Silk USA or Parent under the DGCL in connection with the

Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary or on such other date and time as shall be agreed to by Parent and the Company and specified in the Certificate of Merger (such date and time being referred to hereinafter as the “Effective Time”).

Section 1.04 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.05 CERTIFICATE OF INCORPORATION AND BYLAWS.

(a) Certificate of Incorporation. At the Effective Time, the Company’s restated certificate of incorporation, as amended prior to the date hereof (the “Company Certificate of Incorporation”), and as it may be further amended prior to the Effective Time in accordance with this Agreement, shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended (subject to Section 6.05(a)) as provided therein or by applicable Law.

(b) Bylaws. At the Effective Time, the Company’s bylaws as amended prior to the date hereof (the “Company Bylaws”), and as they may be further amended prior to the Effective Time in accordance with this Agreement, shall be amended and restated to be substantially identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Harman International Industries, Incorporated”) and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended (subject to Section 6.05(a)) as provided therein or by applicable Law.

Section 1.06 DIRECTORS AND OFFICERS.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.01 CONVERSION AND EXCHANGE OF SHARES OF COMPANY COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Silk USA, Merger Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Parent, Silk USA or Merger Sub:

(a) Conversion of Merger Sub Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, which shares at such time shall comprise the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Company-Owned Stock and Parent-Owned Stock. Each share of Company Common Stock held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) or held by Parent, Silk USA or Merger Sub, in each case, immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, without payment of any consideration therefor.

(c) Conversion of Company Common Stock. Except as provided in Section 2.01(b) and subject to Section 2.02, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive $112.00 in cash, without interest (the “Per Share Merger Price”), payable to the holder thereof upon surrender of such shares of Company Common Stock in the manner provided in Section 2.03.

Section 2.02 ADJUSTMENT TO PER SHARE MERGER PRICE. If at any time during the period between the date of this Agreement and the Effective Time there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend (other than any regular quarterly cash dividends with respect to the Company Common Stock in an amount not to exceed $0.35 per share per quarter (collectively, “Regular Cash Dividends”)), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock, the Per Share Merger Price shall be appropriately adjusted by the Parties to reflect the effect thereof.

Section 2.03 SURRENDER OF COMPANY STOCK CERTIFICATES.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into, or cause Silk USA to enter into, an agreement in form and substance reasonably acceptable to the Company with the Company’s transfer agent or a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II. At or prior to the Effective Time, Parent shall deposit, or cause Silk USA as sole stockholder of Merger Sub to deposit, with the Paying Agent in trust, for the benefit of the holders of shares of Company Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration. Any funds deposited with the Paying Agent pursuant to this Section 2.03(a) shall be referred to in this Agreement as the “Exchange Fund.”

(b) Company Stock Certificate Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any case within three (3) Business Days), Parent (or Silk USA) shall cause the Paying Agent to mail to each holder of record of a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or shares of Company Common Stock represented by book entry (“Book Entry Shares”) whose shares of Company Common Stock were converted into the right to receive the Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of the Company Stock Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to Book Entry Shares)); and (ii) customary instructions for use in effecting the surrender of the Company Stock Certificates, or in the case of Book Entry Shares, the surrender of such shares, in exchange for payment of the applicable Merger Consideration. Each holder of record of a Company Stock Certificate or Book Entry Share shall, upon surrender to the Paying Agent of such Company Stock Certificate or Book Entry Share, together with such letter of transmittal, duly executed, and such other customary documents as may reasonably be required by the Paying Agent pursuant to such instructions, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Company Stock Certificate or Book Entry Share shall have been converted into the right to receive pursuant to Section 2.01(c), and the Company Stock Certificate or Book Entry Share so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Company Stock Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03(b), each Company Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates or Book Entry Shares pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock; Transfer Books. At and after the Effective Time, holders of Company Stock Certificates (or, in the case of uncertificated shares, Book Entry Shares) shall cease to have any rights as stockholders of the Company, except for the right to receive the Merger Consideration or as otherwise provided in this Agreement or by applicable Law. Any cash paid upon the surrender of Company Stock Certificates or Book Entry Shares in accordance with this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly evidenced by such Company Stock Certificates or Book Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Stock Certificates or Book Entry Shares formerly evidencing shares of Company Common Stock are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with this Article II.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock Certificates or Book Entry Shares on the date that is one (1) year after the Effective Time shall be delivered to Parent or Silk USA, upon demand by Parent, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent, Silk USA and/or the Surviving Corporation for, and Parent, Silk USA and the Surviving Corporation shall remain liable for, payment of such holders’ claims for the Merger Consideration pursuant to the provisions of this Article II.

(e) No Liability. Neither Parent, Silk USA, the Company, the Surviving Corporation nor the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Company Stock Certificate or Book Entry Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent (or Silk USA); provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of shares of Company Common Stock and following any losses Parent shall (or shall cause Silk USA to) promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall only be in short-term obligations of or guaranteed by the United States of America with maturities of no more than thirty (30) days and backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be paid solely to Parent (or Silk USA).

(g) Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in such reasonable and customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Company Stock Certificate the applicable Merger Consideration.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the amount otherwise payable to any person pursuant to this Agreement such amounts as Parent, the Company, the Surviving Corporation or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign Tax Law. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority by Parent, the Company, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction or withholding was made.

Section 2.04 COMPANY EQUITY AWARDS.

(a) At the Effective Time, each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) and each stock appreciation right in respect of Company Common Stock (each, a “Company SAR”), in each case, granted under any Company Stock Plan that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall become fully vested (to the extent not vested) and be canceled, and the holder thereof shall be entitled to receive a payment in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option or Company SAR and (ii) the excess, if any, of the Per Share Merger Price over the exercise price per share of such Company Stock Option or Company SAR; provided, however, that to the extent the exercise price of any Company Stock Option or Company SAR is equal to or greater than the Per Share Merger Price at the Effective Time, such Company Stock Option or Company SAR shall be automatically canceled and no consideration will be paid or delivered in exchange therefor. Parent shall (or shall cause either Silk USA or the Surviving Corporation to) pay the holders of Company Stock Options and Company SARs the cash payments described in this Section 2.04(a) as soon as reasonably practicable following the Effective Time (and in any case within three (3) Business Days following the Closing).

(b) Immediately prior to the Effective Time, (i) each then-outstanding restricted stock unit award in respect of shares of Company Common Stock (each, a “Company RSU”) that vests solely based on the passage of time granted under any Company Stock Plan shall become fully earned and vested with respect to the maximum number of shares of Company Common Stock underlying each such Company RSU as set forth in the terms of the award agreement applicable to such Company RSU; and (ii) each then-outstanding Company RSU granted under any Company Stock Plan that vests in whole or in part based on performance conditions and for which the applicable performance period is not complete as of immediately prior to the Effective Time shall vest to the extent provided for in the award agreement applicable to such Company RSU, with any portion of such performance-based Company RSUs that remains unvested at the Effective Time following the acceleration of vesting provided for in this sentence being automatically canceled for no consideration as of the Effective Time. Parent shall (or shall cause either Silk USA or the Surviving Corporation to) pay to each holder of each Company RSU that vests in accordance with this Section 2.04(b), as soon as reasonably practicable following the Effective Time (and in any case within three (3) Business Days following the Closing), an amount in cash, without interest, equal to the Per Share Merger Price for each such fully vested share of Company Common Stock underlying such Company RSU (together with any accrued but unpaid dividend equivalents related to such Company RSU).

(c) For the avoidance of doubt, the payment of all Equity Award Amounts hereunder shall be subject to appropriate withholding for Taxes in accordance with Section 2.03(h).

Section 2.05 DISSENTING SHARES.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands an appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.01(c) and the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect, waiver by the holder or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 2.01(c), without interest thereon, upon surrender of each Company Stock Certificate representing such shares.

(c) The Company shall give Parent prompt written notice of (i) any demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time, and (ii) any withdrawal of any such demand. Parent shall have the opportunity to participate in and, after the Closing Date, to direct all negotiations and any Proceedings with respect to any such demand. The Company shall not make any payment or settlement with respect to, or offer to make any payment or settlement prior to the Effective Time with respect to any such demand for appraisal unless Parent shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Disclosure Schedule, it being agreed that disclosure of any item in any part of the Disclosure Schedule shall also be deemed disclosure with respect to each other Section of this Agreement to which the relevance of such item is reasonably apparent or (ii) to the extent disclosed in the Company SEC Documents filed with, or furnished by the Company to, the SEC prior to the date of this Agreement and publicly available on the date of this Agreement (other than forward-looking disclosures set forth in any risk factor section or similar section, or disclosures relating to forward-looking statements, in each case to the extent they are predictive, cautionary or forward-looking in nature), it being understood that this clause (ii) shall not be applicable to Section 3.03(a) (the first two sentences thereof only), Section 3.04, Section 3.22, Section 3.23, and Section 3.24, the Company represents and warrants to Parent, Silk USA and Merger Sub as follows:

Section 3.01 DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; and (ii) own and use its assets in the manner in which its assets are currently owned and used.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business requires such qualification or license, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Each of the Subsidiaries of the Company that is a “significant subsidiary” (as defined in Regulation S-X promulgated under the Securities Act) (a “Significant Subsidiary”) is a wholly owned direct or indirect Subsidiary of the Company, and no other person holds any equity interest (contingent or otherwise) in any Significant Subsidiary (except for any such equity interests that are required by the applicable Law of any jurisdiction to be held by other persons). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; and (ii) own and use its assets in the manner in which its assets are currently owned and used. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business requires such qualification or license, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person that would be material to the Company and its Subsidiaries, taken as a whole.

Section 3.02 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has made available to Parent accurate and complete copies of the Company Certificate of Incorporation, the Company Bylaws (collectively, the “Company Charter Documents”), and the certificate of incorporation or bylaws (or equivalent organizational documents) of each of the Significant Subsidiaries, including all amendments thereto, in each case, as in effect as of the date hereof (collectively, the “Significant Subsidiary Charter Documents”). The Company is not in violation of the Company Charter Documents. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company’s Subsidiaries is in violation of its certificate of incorporation or bylaws (or equivalent organizational documents).

Section 3.03 CAPITAL STRUCTURE.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on November 10, 2016 (the “Capitalization Date”): (i) 69,713,953 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) 31,805,035 shares of Company Common Stock were held in the treasury of the Company; (iv) 588,748 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Stock Options; (v) 1,858,158 shares of Company Common Stock were underlying outstanding Company RSUs (determined assuming maximum achievement of any applicable performance goals); and (vi) 10,548 shares of Company Common Stock were underlying outstanding Company SARs. All of the outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. None of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company, in the case of each of the foregoing, granted by the Company, and except for the Company Equity Awards and the related award agreements, there is no Company Contract relating to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Except for the Company Equity Awards and the related award agreements, the Company is not under any obligation or bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

(b) As of the Capitalization Date, other than as set forth in Section 3.03(a) or Part 3.03(b) of the Disclosure Schedule, there are: (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”); and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. As of the date hereof, there is no rights agreement or stockholders rights plan (or similar plan commonly referred to as a “poison pill”) in effect with respect to the Company.

(c) No bonds, debentures, notes or other Indebtedness issued by the Company or any of its Significant Subsidiaries and outstanding as of the date of this Agreement have the right to vote on any matters on which stockholders or equityholders (as applicable) of the Company or any of its Significant Subsidiaries may vote (or are convertible into, or exchangeable for, securities having such right).

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all of the shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company or another wholly owned Subsidiary of the Company, free and clear of any Liens, other than restrictions on transfer imposed by applicable securities Laws and other than any such shares of capital stock that are required by the applicable Law of any jurisdiction to be held by other persons.

Section 3.04 AUTHORITY; BINDING NATURE OF AGREEMENT.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose or any adjournment or postponement thereof (the “Company Stockholder Approval”), to perform its obligations hereunder. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s or any of its Subsidiaries’ capital stock or other securities necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. The Company Board, at a meeting duly called and held on or prior to the date hereof, duly and unanimously adopted resolutions by which the Company Board: (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and the stockholders of the Company; (iii) authorized and approved the execution, delivery and performance of this Agreement and the Merger on the terms and subject to the conditions set forth herein; (iv) resolved to recommend that the stockholders of the Company adopt this Agreement (such recommendation, the “Company Board Recommendation”); and (v) directed that this Agreement be submitted to the stockholders of the Company for their adoption at a duly held meeting of such stockholders for such purpose. As of the date of this Agreement, the resolutions referred to in the preceding sentence have not been rescinded, modified, amended or withdrawn.

(b) Other than obtaining the Company Stockholder Approval and the filing of the appropriate merger documents under the DGCL (including the Certificate of Merger), no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger. Assuming due authorization, execution and delivery by Parent, Silk USA and Merger Sub, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application relating to or affecting creditors’ rights; and (ii) general equitable principles, including specific performance and injunctive and other forms of equity relief (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”). Assuming the accuracy of the representations contained in Section 4.08, the Company Board has taken appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the

Company Board. Assuming the accuracy of the representations contained in Section 4.07 and Section 4.08, there are no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Laws applicable to this Agreement or the Merger.

Section 3.05 NON-CONTRAVENTION; CONSENTS.

(a) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, in the case of each of the following clauses (i), (ii) and (iii), assuming compliance, approval, satisfaction, completion and acceptance (as applicable) with respect to all of the matters and requirements referred to in Section 3.05(b)(i) (including receipt of the Company Stockholder Approval): (i) violate or conflict with the Company Charter Documents or the Significant Subsidiary Charter Documents; (ii) violate or conflict with any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) violate, conflict with or result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by the Company or any of its Subsidiaries under, give rise to any obligation to make payments or provide compensation under, result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any obligation to obtain any third-party consent under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Governmental Authorization, concession, Contract, partnership agreement, joint venture agreement or other agreement to which the Company or any of its Subsidiaries is a party except, with respect to clauses (ii) and (iii), such failures to comply, conflicts, violations, triggering of payments, terminations, accelerations, Liens, encumbrances, notices, Governmental Authorizations, authorizations, consents, approvals, breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No declaration, filing or registration with, or notice to, or authorization, permit, consent or approval of, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement except: (i) (A) for the filing of a premerger notification and report form by the Company under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under the competition, merger control, antitrust or similar Law of any non-U.S. jurisdiction (collectively, the “Foreign Merger Control Laws”), (B) for the submission of a voluntary joint filing of notice of the transaction under Exon-Florio to CFIUS and any requested supplemental information (the “Joint Notice”), (C) for the filing with the United States Securities and Exchange Commission (the “SEC”) of the Proxy Statement and such reports and filings under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby and such filings as may be required by state securities, takeover and “blue sky” laws, (D) as may be required by the NYSE or any other applicable national securities exchange and (E) for the filing of the Certificate of Merger with the Delaware Secretary (and the receipt of the Company Stockholder Approval); or (ii) where the failure to make such declaration, filing or registration or notifications to obtain such authorization, permits, consents or approvals would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06 COMPANY SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

(a) Since July 1, 2015, the Company has filed or furnished (as applicable) on a timely basis all forms, reports, schedules, statements and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) with the SEC that have been required to be filed or furnished by it under applicable Laws prior to the date of this Agreement (all such forms, reports, schedules, statements and other documents filed and publicly available or furnished prior to the date of this Agreement, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the

“Company SEC Documents”). As of its filing date (or, if amended or superseded, on the date of such amended or superseded filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Document was filed. As of its filing date (or, if amended or superseded, on the date of such amended or superseded filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents (including the financial statements included therein) or any registration statement filed by the Company with the SEC; and (ii) the Company has not received any written notice from the SEC that such Company SEC Documents (including the financial statements included therein) or registration statements are being reviewed or investigated. To the Knowledge of the Company, as of the date of this Agreement, there is no investigation or review being conducted by the SEC or any other Governmental Authority of any Company SEC Documents (including the financial statements included therein). The Company has made available to Parent true, correct and complete copies of all material correspondence between the SEC and the Company received by the Company since July 1, 2015 to the date hereof.

(b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered (except (x) as may be indicated in the notes to such financial statements, (y) for the fact that the unaudited financial statements may not contain footnotes and other presentation items and are subject to normal year-end adjustments or (z) as otherwise permitted by the rules and regulations of the SEC); and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby.

(c) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in conformity with GAAP.

(e) Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board: (i) to the Knowledge of the Company, all “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information; and (ii) to the Knowledge of the Company, any fraud that involves management or other employees who have a significant role in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2.

(f) Neither the Company nor any of its Subsidiaries has any liabilities required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of the Company and its Subsidiaries, including the notes thereto, under GAAP, other than liabilities that: (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the Company Balance Sheet Date in the Ordinary Course of Business; (iii) are incurred in connection with the transactions contemplated by this Agreement; (iv) have been discharged or paid in full prior to the execution of this Agreement; (v) are permitted by this Agreement or disclosed in the Disclosure Schedule; or (vi) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any “off-balance sheet arrangements” as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act) where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

Section 3.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Company Balance Sheet Date through the date of this Agreement, except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in all material respects in the Ordinary Course of Business and there has not been or occurred any action authorized or undertaken by the Company or its Subsidiaries that, if authorized or undertaken prior to the date of this Agreement, would have required Parent’s written consent pursuant to Section 5.01(b)(vii) or Section 5.01(b)(xi). Since the Company Balance Sheet Date, there has not been any Company Material Adverse Effect.

Section 3.08 LITIGATION; ORDERS.

(a) As of the date hereof, there are no, and since July 1, 2014 there have been no, Proceedings pending (it being understood that, with respect to any Proceeding that is an audit, examination or investigation, any representation herein shall be deemed to be to the Knowledge of the Company) or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties or assets that resulted in, or would reasonably be expected to result in, individually or in the aggregate, (i) a Company Material Adverse Effect or (ii) in the case of such Proceedings that are pending or threatened in writing as of the date hereof, a material liability to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is subject to any Order, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Knowledge of the Company, as of the date hereof, no officer of the Company is subject to any Order which prohibits such individual from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.

Section 3.09 CONTRACTS.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract (other than this Agreement) required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Except for (x) any Contracts publicly filed by the Company with the SEC prior to the date hereof, (y) any purchase orders, work orders, statements of work, release orders and change requests, and (z) the Company Benefit Plans and Foreign Benefit Plans, Part 3.09(b) of the Disclosure Schedule sets forth a true and complete list of, as of the date of this Agreement:

(i) each Contract that is or would be required to be a Filed Company Contract;

(ii) each Contract that contains covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries to compete in any business or with any person or in any geographic area and that is material to the business of the Company and its Subsidiaries, taken as a whole (except for any such Contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of ninety (90) days or fewer);

(iii) other than with respect to any partnership that is wholly owned by the Company or any of its Subsidiaries, each Contract that is a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv) each Contract that is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or similar Contract pursuant to which there is any outstanding Indebtedness for borrowed money of the Company or any of its Subsidiaries, whether as borrower or lender, in each case in excess of $50,000,000, other than any such Contract between or among any of the Company and any of its Subsidiaries;

(v) each Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive basis with any third party and that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) each Contract that limits the payment of dividends or distributions in respect of the capital stock of the Company, prohibits the pledging of the capital stock of the Company or prohibits the issuance of guarantees by the Company;

(vii) each Contract that by its terms calls for aggregate payments by the Company and its Subsidiaries under such Contract of more than $50,000,000 per fiscal year over the remaining term of such Contract (other than this Agreement, Contracts between or among any of the Company and any of its Subsidiaries, Contracts that are the subject of another subsection of this Section 3.09(b) or Company Leases);

(viii) each Contract that is a material settlement, conciliation or similar agreement that is with any Governmental Authority;

(ix) each Contract between the Company or any of its Subsidiaries, on the one hand, and any executive officer or director of the Company, on the other hand; and

(x) each Contract with respect to any acquisition and divestiture pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in future payments by the Company or its Subsidiaries in excess of $25,000,000.

Each Contract required to be listed on Part 3.09(b) of the Disclosure Schedule (whether or not so listed) and each Filed Company Contract is referred to herein as a “Material Contract.”

(c) Each Material Contract is valid and binding on the Company and each of its Subsidiaries that are a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its respective terms against the Company and its Subsidiaries, and to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires in accordance with its terms and (ii) as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, as of the date hereof, any other party, is in violation or breach of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under) any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or assets is bound.

Section 3.10 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS.

(a) Except where the effect of any such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with all applicable Laws; and (ii) since July 1, 2014, neither the Company nor any of its Subsidiaries has (A) received any written notice or other written communication from any Governmental Authority regarding any violation of, or failure to comply with, any Law or (B) provided any written notice to any Governmental Authority regarding any violation by the Company or any of its Subsidiaries of any Law, and, in the case of each of the foregoing clauses (A) and (B), which such violation or failure to comply remains outstanding or unresolved as of the date of this Agreement.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries hold all Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect; and (iii) the Company and its Subsidiaries are, and have been, in compliance with the terms and requirements of such Governmental Authorizations.

Section 3.11 LABOR AND EMPLOYMENT MATTERS.

(a) As of the date of this Agreement, except as set forth in Part 3.11(a) of the Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries is a party to any Collective Bargaining Agreement; (ii) there is no pending written demand for recognition or certification to the Company or any of its Subsidiaries by any labor organization or group of employees of the Company or any of its Subsidiaries; (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing before the National Labor Relations Board with respect to the Company or any of its Subsidiaries; (iv) there is no pending or, to the Knowledge of the Company, threatened in writing, labor strike, work stoppage, slowdown or lockout due to labor disagreements by or with respect to any employees or former employees of the Company or its Subsidiaries, against or involving the Company or any of its Subsidiaries, and no such event has occurred since July 1, 2014, in each case, the result of which would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date hereof, no Proceedings are pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries that are related to unfair labor practices, discrimination, wrongful discharge or violation of any foreign, state and/or federal statute or common law relating to employment practices, and (ii) since July 1, 2014, the Company and its Subsidiaries have complied with all applicable Laws relating to employment, employment practices, wages, hours, mandatory insurance, and other benefits, leaves of absence, employee classification, immigration control, employee safety, bonuses and terms and conditions of employment, including Laws relating to termination of employment and relating to job applicants and employee background checks.

(c) Notwithstanding anything in this Agreement to the contrary, it is agreed and understood that no representation or warranty is made by the Company in respect of employee, labor and employee benefits matters in any Section of this Agreement other than this Section 3.11 or Section 3.12 to the extent it relates to employee, labor and employee benefits matters.

Section 3.12 EMPLOYEE BENEFIT MATTERS.

(a) Part 3.12(a) of the Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, each equity or equity-based (including the Company Stock Plans) plan, program, policy, contract, agreement or arrangement, each material change in control, bonus or other incentive compensation, disability, salary continuation, employment, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, employee discount or free product, vacation, sick pay or paid time off plans, programs, policies, contracts, agreements, or arrangements, and each other material benefit or compensation plan, program, policy, contract, agreement or arrangement, in each case, established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries or any of their ERISA Affiliates or with respect to which the Company or any of its Subsidiaries or any of their ERISA Affiliates has, or reasonably would be expected to have, any material liability or obligation, in each case, that provides compensation, benefits, rights or obligations primarily for the benefit of individuals regularly employed by the Company or its Subsidiaries within the United States and, in each case, excluding any Multiemployer Plans and employee benefit plan mandated by applicable Law or Governmental Authority (collectively, the “Company Benefit Plans”).

(b) Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has ever maintained, contributed to, or sponsored (or had any obligation of any sort, contingent or otherwise, with respect to) a Multiemployer Plan.

(c) No Company Benefit Plan provides or promises any post-retirement health or welfare benefits for any employees of the Company or its Subsidiaries (or their dependents), other than as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended.

(d) The Company has made available to Parent current, complete and accurate copies as of the date hereof of: (i) all documents setting forth the terms of each material Company Benefit Plan (or with respect to any such unwritten Company Benefit Plan, a written description of each material term thereof) and all material amendments thereto and all related trust documents and funding instruments; (ii) for the most recent year (A) the report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each such Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, including audited financial statements (if any such statements were required), and (B) actuarial valuation reports with respect to each such Company Benefit Plan (if any such reports exist); (iii) the most recent summary plan description for each such Company Benefit Plan and all summaries of material modification (if such exist) related thereto; and (iv) the most recent favorable IRS determination letter or opinion letter, to the extent applicable, with respect to each such Company Benefit Plan.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been administered in compliance with its terms and is in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, (ii) the Company and its Subsidiaries and their ERISA Affiliates have made all payments (including all contributions and insurance premiums) with respect to all prior periods required under such Company Benefit Plans, ERISA, the Code and all other applicable Laws, (iii) none of the Company or any of its Subsidiaries have engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA with respect to the Company Benefit Plans, and (iv) each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder (or an exemption thereto).

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such

Company Benefit Plans are so qualified and exempt from federal income Taxes under Section 401(a) of the Code and their related trusts are so exempt under Section 501(a) of the Code, (ii) no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened in writing), and (iii) no event has occurred since the date of the most recent determination letter relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan or related trust.

(g) No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. During the six (6) years immediately preceding the date hereof, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any of its Subsidiaries or any of their ERISA Affiliates that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to the Company or any of its Subsidiaries or any of their ERISA Affiliates of incurring any such liability.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Proceedings by any Governmental Authority with respect to, or other Proceedings against or involving, any Company Benefit Plan or Foreign Benefit Plan or, with respect to either, any of their fiduciaries or administrators, or asserting any rights or claims to benefits or assets under any Company Benefit Plan or Foreign Benefit Plan, in each case, that are pending or, to the Knowledge of the Company, threatened or anticipated.

(i) Except as set forth in Part 3.12(i) of the Disclosure Schedule, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, including as a result of any termination of employment before, on or following the Effective Time) will: (i) entitle any employee, officer, non-employee director or individual independent contractor of the Company or any of its Subsidiaries (whether current, former or retired), or their beneficiaries, to severance or termination pay; (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under or increase the amount payable pursuant to, any Company Benefit Plan or Foreign Benefit Plan; or (iii) result in any amounts payable to any “disqualified individual” failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any employee, officer, non-employee director or individual independent contractor of the Company or any of its Subsidiaries (whether current, former or retired) for any Tax incurred by such individual under Section 409A or 4999 of the Code.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws of any controlling Governmental Authority, and all applicable Collective Bargaining Agreements, and (ii) all Foreign Benefit Plans that are required to be funded are fully funded in accordance with applicable Law, applicable plan documents and Collective Bargaining Agreements.

Section 3.13 TAXES.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) All Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries with any Governmental Authority on or before the Closing Date, (1) have been or will be filed on or before the applicable due date (taking into account any extensions of such due date), and (2) have been, or will be when filed, true, correct and complete; and (B) all Taxes required to be paid by the Company and its Subsidiaries on or before the Closing Date have been or will be timely paid on or before the Closing Date, other than Taxes being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries and with respect to which adequate reserves for payment have been established in accordance with GAAP.

(ii) The Company has made adequate provision for Taxes not yet due and payable on the Company Balance Sheet, except for liabilities for Taxes incurred since the Company Balance Sheet Date in the operation of the business of the Company and its Subsidiaries in the Ordinary Course of Business.

(iii) Neither the Company nor any of its Subsidiaries has granted an extension or waiver of the limitation period applicable to any Taxes or Tax Returns of the Company or its Subsidiaries, which currently remains in effect.

(iv) The Company and its Subsidiaries have withheld all amounts of Taxes required to have been withheld from amounts paid to their employees, agents, contractors, creditors, stockholders and third parties, and remitted such amounts to the proper Taxing authorities.

(v) The Company and its Subsidiaries have collected all sales, value-added and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority (or have been furnished properly completed exemption certificates).

(vi) (A) No Proceeding is ongoing, pending or, to the Knowledge of the Company, has been threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax; (B) there are no liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any Tax, except those that have been satisfied, settled, or withdrawn; and (C) there are no Liens for Taxes upon any of the assets of the Company or its Subsidiaries, except Permitted Liens.

(vii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of any: (A) change in a method of accounting under Section 481 of the Code (or any analogous provision of state, local or foreign tax Laws) for a taxable period ending on or prior to the Closing Date; (B) installment sale made prior to the Closing; (C) intercompany transaction made prior to the Closing or “excess loss account” described in Treasury Regulation Section 1502 (or any analogous provision of state, local or foreign income tax Law) existing as of immediately prior to the Closing; (D) prepaid amount received on or prior to the Closing; (E) closing agreement under Section 7121 of the Code, or analogous provision of state, local or foreign tax Law entered into prior to the Closing; or (F) any election under Section 108(i) of the Code made on or prior to the Closing.

(viii) In the three (3) years immediately preceding the date hereof, neither the Company nor any of its Subsidiaries has been informed in writing by any Governmental Authority in a jurisdiction where the Company, or any of its Subsidiaries, do not file a Tax Return that the Company or any of its Subsidiaries are or may be subject to Tax in that jurisdiction.

(ix) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnification agreement (other than (A) any such agreement solely among the Company and/or its Subsidiaries, or (B) any commercial or other agreement entered into the primary subject of which is not Taxes).

(x) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which was the Company or any of its Subsidiaries) within the three (3) years immediately preceding the date hereof.

(xi) The Company has not participated in, nor is it currently participating, in a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(xii) The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution occurring during the past two (2) years ending on the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(b) Notwithstanding anything in this Agreement to the contrary, it is agreed and understood that no representation or warranty is made by the Company in respect of Tax matters in any Section of this Agreement other than this Section 3.13 and Section 3.12 to the extent Section 3.12 relates to Tax matters.

Section 3.14 REAL PROPERTY; PERSONAL PROPERTY.

(a) The Company or a Subsidiary of the Company has good and valid fee title to all material real property owned by the Company and its Subsidiaries as of the date of this Agreement (each individually, an “Owned Real Property”), in each case free and clear of all Liens and defects in title, except for Permitted Liens.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) all leases, lease guaranties, licenses (other than Intellectual Property licenses), subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, any material real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries as of the date of this Agreement, including all amendments, terminations and modifications thereof (the “Company Leases”), are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception; and (ii) there is not, under any Company Leases, any existing default or event of default (or event that, with or without notice or lapse of time, or both, would constitute a default) of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto.

Section 3.15 INTELLECTUAL PROPERTY.

(a) Part 3.15(a) of the Disclosure Schedule sets forth a true and complete list, as of September 30, 2016, of all material Owned Intellectual Property that is the subject of any issuance, registration, certificate, application, or other filing by, to or with (i) any Governmental Authority (indicating for each, as applicable, the jurisdiction, registration or application number, and application, registration or filing date(s)) or (ii) with regard to internet domain names, the applicable private registrar.

(b) Part 3.15(b) of the Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Outbound Intellectual Property Contracts that (i) license or purport or agree to license or grant or purport or agree to grant any covenant not to sue with respect to any Patents and (ii) would apply to Patents of Parent or its Subsidiaries (other than the Company and its Subsidiaries) following the Effective Time in a manner that will, or would reasonably be expected to, materially and adversely affect the businesses of Parent or its Subsidiaries (other than the Company and its Subsidiaries), taken as a whole.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid and enforceable right to use, all Company Intellectual Property and Company Technology used in or necessary for or held for use for the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as currently proposed to be conducted, free and clear of any Liens, except Permitted Liens; and (ii) no Company Intellectual Property or Company Technology is subject to any restrictions or conditions on the use, disposal or other exploitation thereof, including covenants not to sue, covenants not to compete, restrictions or conditions on change of control or assignment, restrictions or conditions on any jointly developed Intellectual Property or Technology or Intellectual Property or Technology developed using funds contributed to or by a Governmental Authority. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has transferred or agreed to transfer ownership of, granted or agreed to grant any exclusive license or rights in, or authorized the retention of any exclusive rights in or joint ownership of, any Company Intellectual Property or Company Technology.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will or would reasonably be expected to: (i) result in the Company or any of its Subsidiaries granting, assigning or transferring to any other person any license or other right or interest under, to or in any Company Intellectual Property, Company Technology or Company Products that, in each case, is material to the Company and its Subsidiaries, taken as a whole; (ii) require the consent of any other person in respect of the Company’s and its Subsidiaries’ rights to own, use, and/or hold for use any Company Intellectual Property or Company Technology, except if the failure to obtain such consent would not be material to the Company and its Subsidiaries, taken as a whole; (iii) impair the right of the Company or any of its Subsidiaries, or cause the Company or any of its Subsidiaries to lose any rights, to use, dispose of, or otherwise exploit any Company Intellectual Property or Company Technology, except for any such loss or impairment that would not be material to the Company and its Subsidiaries, taken as a whole; or (iv) result in the Company or any of its Subsidiaries being obligated to pay (or increase the amount of) any royalties or other amounts to any person that is material to the Company and its Subsidiaries, taken as a whole.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Patent included in the Owned Intellectual Property has been, or is required to be, disclosed, licensed, or contributed to any industry standards bodies (including technical special interest groups (such as the Bluetooth SIG) which function, at least in part, as standards bodies), patent pools, or standard setting organization of which the Company or any of its Subsidiaries has been a founder, member or promoter of, or a contributor to.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) as of the date hereof, no Proceedings are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has infringed, misappropriated, or violated any Intellectual Property of any other person or that challenge, question, or contest the validity, use, ownership or enforceability of any of the Company Intellectual Property, including the Company’s and its Subsidiaries’ ownership, internal transfers or assignments of, or right to use, any Company Intellectual Property or Company Technology; (ii) as of the date hereof, neither the Company nor any of its Subsidiaries has received any written request or demand for indemnification or defense of an infringement claim from any reseller, distributor, channel partner or end-customer of a Company Product, in each case, which remains unresolved as of the date of this Agreement; (iii) neither the Company’s nor any of its Subsidiaries’ use or disclosure of any Company Intellectual Property or Company Technology, nor the operation of the Company’s or any of its Subsidiaries’ respective businesses, infringes, misappropriates, dilutes, or otherwise violates any Intellectual Property of any other person; (iv) as of the date of this Agreement, to the Knowledge of the Company, no person (including any current or former employee or consultant of the Company or its Subsidiaries) is infringing, misappropriating or violating any Owned Intellectual Property or Owned Technology; (v) the Company Intellectual Property and Company Technology are not subject to any settlement or outstanding Order restricting the use thereof in a manner that would reasonably be expected to impair the continued operation of the Company’s and its Subsidiaries’ businesses, as currently conducted; and (vi) none of the Company or its Subsidiaries has brought any claim before any Governmental Authority or arbitral tribunal against any person with respect to any of the Owned Intellectual Property or Owned Technology, in each case, which remains unresolved as of the date of this Agreement.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each, employee, contractor, subcontractor, and consultant of the Company or its Subsidiaries that is or has been involved in the development or creation of any Intellectual Property or Technology by or on behalf of the Company or any of its Subsidiaries or from whom the Company or any of its Subsidiaries has acquired ownership of any Intellectual Property or Technology has, in each case, executed and delivered a valid, binding and enforceable written agreement expressly assigning to the Company or the applicable Subsidiary of the Company all of such employee’s, contractor’s, subcontractor’s, or consultant’s right, title and interest in any Intellectual Property or Technology created by such employee, contractor, subcontractor, or consultant within the scope of his or her employment or engagement by or on behalf of the Company or otherwise acquired from such employee, contractor, subcontractor or consultant, as the case may be.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries comply and have complied with all privacy and similar Laws and otherwise have used commercially reasonable efforts to protect and maintain the confidentiality and security of its and their information technology systems and confidential or proprietary data (including any Trade Secrets) of the Company or its Subsidiaries, and any personal, sensitive, or similar customer information owned by them or in their custody, and to protect and preserve through the use of appropriate written non-disclosure agreements and other reasonable measures the confidentiality of all confidential information that is owned or held by the Company and its Subsidiaries and used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as currently proposed to be conducted; and (ii) to the Knowledge of the Company, there have been no violations or unauthorized disclosure or use of or attempted violations or unauthorized disclosure or use of or unauthorized access to or attempted unauthorized access to any information technology systems or confidential or proprietary data of the Company or its Subsidiaries, or any personal, sensitive, or similar customer information owned by them or in their custody.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has used, distributed, or otherwise exploited any Open Source Software in such a way that requires, or purports to require, (1) the distribution of the source code to any Owned Technology to any third person, (2) any Owned Intellectual Property to be licensed at no or de minimis cost, or (3) any Owned Technology or Owned Intellectual Property to otherwise be subject to any license for Open Source Software; and (ii) neither the Company nor any of its Subsidiaries would be in violation of any license for Open Source Software to which it is a party as of the date hereof or for Open Source Software which is otherwise used or incorporated into the Company Products or Owned Technology if the Company or any of its Subsidiaries used, distributed, or otherwise exploited any Company Technology or Company Products under a license or other agreement that did not allow further distribution and disclosure of source code.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Products and Company Technology have not and do not include and have been and are protected from any and all disabling codes and instructions, spyware, Trojan horses, worms, viruses and other harmful, malicious, and destructive code, and any software routines that are designed to permit or cause unauthorized access to, or material disruption, impairment, disablement, or destruction of, software, data, systems or other materials.

(k) Notwithstanding anything in this Agreement to the contrary, it is agreed and understood that the representations and warranties set forth in Section 3.05(a), Section 3.08(b), Section 3.09(b)(iii), Section 3.09(b)(v), Section 3.09(b)(vii) and this Section 3.15 are the sole and exclusive representations and warranties made by the Company with respect to Intellectual Property or Technology.

Section 3.16 CUSTOMERS AND SUPPLIERS; RECALLS.

(a) Part 3.16(a) of the Disclosure Schedule lists (i) the ten (10) largest customers of each of the Connected Car, Car Audio, Consumer Audio, Professional Solutions and Connected Services businesses of the Company and its Subsidiaries, taken as a whole, determined on the basis of the aggregate revenues received by the Company and its Subsidiaries, taken as a whole, for the twelve (12)-month period ending on June 30, 2016 and (ii) for each of the ten (10) largest original equipment manufacturer (OEM) customers of each of (A) the

Connected Car business segment of the Company and (B) the Car Audio unit of the Lifestyle Audio business segment of the Company, each automotive program under which the Company and its Subsidiaries provide products as of the date hereof.

(b) Part 3.16(b) of the Disclosure Schedule lists the twenty (20) largest suppliers of the Company and its Subsidiaries, taken as a whole, including original design manufacturers that manufacture Company Products for or on behalf of the Company and its Subsidiaries, determined on the basis of cost of goods or services purchased for the twelve (12)-month period ending on June 30, 2016.

(c) Since July 1, 2015, as of the date hereof, no Company Product has been the subject of any voluntary or involuntary recall, suspension, market withdrawal, safety alert or similar action that is material to the Company and its Subsidiaries, taken as a whole.

Section 3.17 AWARDED BUSINESS. The estimated amount of awarded business of the Connected Car business segment of the Company and the Car Audio unit of the Lifestyle Audio business segment of the Company, representing the estimated future lifetime net sales for the Company’s automotive customers, as set forth in the Company’s annual report on Form 10-K filed with the SEC on August 11, 2016, reflects, as of the date of the filing of such annual report, the Company’s good-faith estimate based on non-binding nomination and award letters, calculated consistent with past practice using volume and take rate estimates provided by the automotive customers of the Company and its Subsidiaries, and other generally available market and industry data.

Section 3.18 ENVIRONMENTAL MATTERS.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries is, and since July 1, 2013 has been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Authority alleging that the Company or any of its Subsidiaries is in violation of, or has any liability under, any applicable Environmental Law; (ii) each of the Company and its Subsidiaries possesses and is in compliance with all Governmental Authorizations required under applicable Environmental Laws to conduct its business as presently conducted; and (iii) as of the date hereof, there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries has Released or exposed any person to any Hazardous Materials and no Hazardous Materials have been Released at, on, under or from any of the Owned Real Property or the leased real property, which is the subject of any Company Leases, in any case, in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company possesses, and has at all times since July 1, 2013 possessed, all Environmental Approvals required for the operation of the business of the Company and its Subsidiaries, including the ownership, use or occupation of their respective assets and (ii) all such current Environmental Approvals are in full force and effect.

(c) Notwithstanding anything in this Agreement to the contrary, it is agreed and understood that no representation or warranty is made by the Company in respect of environmental matters (including any Environmental Laws or Hazardous Materials) in any Section of this Agreement other than this Section 3.18 to the extent it relates to environmental matters.

Section 3.19 INSURANCE. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and are valid and enforceable and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and there is no existing default or event which, with or without the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder; and (b) all premiums due with respect to such insurance policies have been paid.

Section 3.20 INTERNATIONAL TRADE LAWS AND REGULATIONS; SANCTIONS.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries conduct, and have at all times since July 1, 2014 conducted, all trade activities in compliance with all applicable International Trade Laws and Regulations applicable to or governing the conduct of the Company’s and its Subsidiaries’ business. Without limiting the foregoing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since July 1, 2014: (i) the Company and its Subsidiaries have obtained all export licenses or other authorizations and invoked all license exceptions related to any activity of the Company and its Subsidiaries that is governed by International Trade Laws and Regulations (collectively, “Trade Authorizations”), including authorizations (whether licenses, approvals, license exceptions or license exemptions) required for (A) the import, export or re-export of products, services, software and technologies, (B) releases of technologies and software to non-U.S. nationals whether located in the United States or abroad, and (C) transactions with foreign persons; (ii) the Company and its Subsidiaries are and have been in compliance with the material terms of all applicable Trade Authorizations; and (iii) there are no pending actions, investigations or inquiries by any Governmental Authority with respect to International Trade Laws and Regulations involving the Company or its Subsidiaries (nor, to the Knowledge of the Company, has any such action, investigation or inquiry been threatened in writing).

(b) None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any officer or director of the Company is currently the subject or the target of any sanctions administered or enforced by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State (including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant sanctions authority in any jurisdiction where the Company or any of its Subsidiaries conducts material business (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine (each, a “Sanctioned Country”).

Section 3.21 FOREIGN CORRUPT PRACTICES ACT.

(a) (i) The Company and its Subsidiaries have conducted since July 1, 2013 and continue to conduct business in compliance in all material respects with all applicable provisions of the Foreign Corrupt Practices Act (the “FCPA”) and the United Kingdom Bribery Act of 2010 (the “UKBA”) and all other applicable similar anti-bribery Laws of all jurisdictions in which the Company or any of its Subsidiaries conduct material business, and (ii) as of the date hereof, since July 1, 2013, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anti-bribery Law, including the FCPA and the UKBA. (A) The Company and its Subsidiaries have instituted, and maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery Laws and (B) as of the date hereof, since July 1, 2013, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, no employee of the Company or any Subsidiary of the Company has been disciplined or had his or her employment terminated as a result of any violation of any provision of the FCPA, UKBA or similar anti-bribery Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, employees or Representatives has, since July 1, 2015, as of the date hereof, paid or authorized the payment of any money, or given or authorized the giving of anything of value, to any Government Official or any other person, in each case, in violation of applicable Law, under circumstances where it was known by such person, or reasonably should have been known by such person (after due and proper inquiry), that all or a portion of such money or thing of value would be given or promised to a Government Official or any other person for the purpose of: (i) influencing any act or decision of a Government Official in such person’s official capacity; (ii) inducing a Government Official or any other person to do or omit to do any act in violation of such person’s lawful duties; (iii) securing any illegal business advantage; or (iv) inducing a Government Official or any other person to influence or affect any act or decision of any Governmental Authority, any company, business enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority, any political party, any commercial company or any person in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence to extortion, kickbacks or other unlawful means of obtaining business.

Section 3.22 INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made in or omitted from the Proxy Statement relating to Parent or any of its Affiliates based on information supplied by Parent or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement.

Section 3.23 BROKERS AND OTHER ADVISORS. No broker, investment banker, financial advisor or other person, other than each of J.P. Morgan Securities LLC (“JPM”) and Lazard Frères & Co. LLC (“Lazard”), is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.24 OPINIONS OF FINANCIAL ADVISORS. The Company Board has received the opinions of each of JPM and Lazard on or about the date of this Agreement to the effect that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Merger Price is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than the Company, Parent, their respective wholly owned Subsidiaries and holders of Dissenting Shares) and, as of the date of this Agreement, such opinions have not been withdrawn, revoked or modified.

Section 3.25 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Disclosure Schedule and the Company SEC Documents), none of the Company, any of its Affiliates or any other Person makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Silk USA or Merger Sub or any of their respective Representatives or Affiliates on any such representation or warranty) with respect to the Company, any of its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Silk USA or Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Silk USA, Merger Sub or their respective Representatives or Affiliates or any other Person resulting from Parent’s, Silk USA’s, Merger Sub’s or their respective Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Silk USA, Merger Sub or their respective Representatives or Affiliates, including any information made available in management or other presentations or in the electronic or other data rooms maintained by or on behalf of the Company or its Representatives in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III (as qualified by the Disclosure Schedule and the Company SEC Documents). Notwithstanding the foregoing, this Section 3.25 shall not limit Parent’s, Silk USA’s or Merger Sub’s remedies in the case of fraud (as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, SILK USA AND MERGER SUB

Except as set forth in the Parent Disclosure Schedule, it being agreed that disclosure of any item in any part of the Parent Disclosure Schedule shall also be deemed disclosure with respect to each other Section of this Agreement to which the relevance of such item is reasonably apparent, Parent, Silk USA and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01 ORGANIZATION, STANDING AND CORPORATE POWER.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of Korea (to the extent such concept is recognized under applicable Law) and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Silk USA is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate in properties and assets. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Each of Parent, Silk USA and Merger Sub is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect. None of Parent, Silk USA and Merger Sub is in violation of its organizational documents to the extent such violation would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02 AUTHORITY; BINDING NATURE OF AGREEMENT. Each of Parent, Silk USA and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder, including the Merger. The execution, delivery and performance by Parent, Silk USA and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized by any necessary action on the part of Parent, Silk USA and Merger Sub and their respective boards of directors, subject to the adoption of this Agreement by Silk USA in its capacity as sole stockholder of Merger Sub. Immediately after the execution and delivery of this Agreement, Silk USA will approve and adopt this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in its capacity as sole stockholder of Merger Sub (and Silk USA will provide the Company with reasonably acceptable written evidence thereof within one (1) Business Day of the date hereof), and no other corporate proceedings or vote or consent of the holders of any class or series of capital stock of Parent, Silk USA, Merger Sub or any of their respective Affiliates or similar action on the part of Parent, Silk USA or Merger Sub or any of their respective Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Silk USA and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Parent, Silk USA and Merger Sub, enforceable against each of Parent, Silk USA and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 NON-CONTRAVENTION.

(a) The execution and delivery of this Agreement by each of Parent, Silk USA and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, in the case of each of the following clauses (i), (ii), and (iii), assuming compliance, approval, satisfaction, completion and acceptance (as applicable) with respect to all of the matters and requirements referred to in Section 4.03(b)(i): (i) violate or conflict with the organizational documents of Parent, Silk USA or Merger Sub; (ii) violate or conflict with any Law applicable to Parent, Silk USA, Merger Sub or any of their respective properties or assets; or (iii) violate, conflict with or result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under or give rise to any obligation to obtain any third-party consent or provide any notice to any person under, any of the terms, conditions or provisions of any Governmental Authorization or Contract to which any of Parent, Silk USA or Merger Sub is a party except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches, defaults, consents or notices that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No declaration, filing or registration with, or notice to, or authorization, permit, consent or approval, of any Governmental Authority is required to be obtained or made by or with respect to Parent, Silk USA or Merger Sub in connection with the execution and delivery of this Agreement by Parent, Silk USA or Merger Sub or the consummation by Parent, Silk USA or Merger Sub of the Merger or the other transactions contemplated by this Agreement, except: (i) (A) for the filing of a premerger notification and report form by Parent, Silk USA and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Laws, (B) for the submission of a Joint Notice to CFIUS, (C) as may be required by the Exchange Act and state securities, takeover and “blue sky” Laws and (D) for the filings required by the DGCL (including the filing of the Certificate of Merger); or (ii) where the failure to make such declaration, filing or registration or notifications to obtain such authorization, permits, consents or approvals, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04 LITIGATION. There are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent, Silk USA or Merger Sub that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent, Silk USA or Merger Sub is subject to any Order, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05 INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of Parent, Silk USA or Merger Sub or any of their respective Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent, Silk USA and Merger Sub will take all reasonable best efforts to supply any information necessary for the Proxy Statement as promptly as practicable.

Section 4.06 ACTIVITIES AND OWNERSHIP OF MERGER SUB; NO TAX.

(a) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement.

(b) (i) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, all of which are validly issued and outstanding, (ii) Silk USA owns directly, beneficially and of record all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens and (iii) Parent owns directly, beneficially and of record all of the outstanding shares of capital stock of Silk USA, free and clear of all Liens.

(c) No amount will be withheld or deducted, or will be required to be withheld or deducted, from any payment to which a holder of Company Common Stock or a holder of Company Equity Awards, in each case, that is a non-resident of the Republic of Korea is otherwise entitled under Article II on account of the Laws of the Republic of Korea or any political subdivision thereof.

Section 4.07 OWNERSHIP OF COMPANY COMMON STOCK. Neither Parent, Silk USA, Merger Sub nor any of their Affiliates owns (directly or indirectly, beneficially, constructively or of record) any shares of Company Common Stock, other Company Securities, other obligations to make any payments based on the price or value of the Company Securities, and neither Parent, Silk USA, Merger Sub nor any of their Affiliates holds any rights to acquire or vote any shares of Company Common Stock or other Company Securities except such rights pursuant to this Agreement.

Section 4.08 INTERESTED STOCKHOLDER. Prior to the date of this Agreement, none of Parent, Silk USA, Merger Sub, any of Parent’s other Subsidiaries or any of their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL) is, or has been at any time during the period commencing three (3) years prior to the date that the Company Board approved this Agreement, an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL).

Section 4.09 FUNDING. Parent has, and will have at the Closing, all funds necessary to consummate the transactions contemplated by this Agreement and to make all required payments in connection therewith, including (i) payment of the Merger Consideration and all payments required by this Agreement in respect of Company Equity Awards and (ii) all other amounts to be paid pursuant to this Agreement, and any associated costs and expenses on the Closing Date. Notwithstanding anything to the contrary contained herein, Parent acknowledges and agrees that in no event shall the receipt or availability of any funds or financing by Parent or any of its Affiliates be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 4.10 INVESTIGATION; NO OTHER REPRESENTATIONS OR WARRANTIES. Each of Parent, Silk USA and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, Technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent, Silk USA and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent, Silk USA or Merger Sub has relied in any manner whatsoever upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent, Silk USA, Merger Sub or any of their respective Representatives or Affiliates in connection with the transactions contemplated by this Agreement including the accuracy, completeness or currency thereof other than the representations and warranties contained in Article III (as qualified by the Disclosure Schedule and the Company SEC Documents). Without limiting the foregoing, each of Parent, Silk USA and Merger Sub acknowledges and agrees that neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Silk USA, Merger Sub or any of their respective Representatives or Affiliates or any other Person resulting from Parent’s, Silk USA’s, Merger Sub’s or their respective Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Silk USA, Merger Sub or their respective Representatives or Affiliates, including any information made available in management or other presentations or in the electronic or other data rooms maintained by or on behalf of the Company or its Representatives in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in Article III (as qualified by the Disclosure Schedule and the Company SEC Documents). Notwithstanding the foregoing, this Section 4.10 shall not limit Parent’s, Silk USA’s or Merger Sub’s remedies in the case of fraud (as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 CONDUCT OF BUSINESS. During the period from the date of this Agreement to the Effective Time, except as otherwise expressly set forth in Part 5.01 of the Disclosure Schedule, as required by applicable Law or as consented to in writing in advance by Parent (not to be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted, required or otherwise expressly contemplated by this Agreement: (a) the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to carry on its business in all material respects in the Ordinary Course of Business and use reasonable best efforts to preserve intact its current business organization, maintain its material assets and properties in good repair and condition, keep available the services of its current key officers and other key employees and maintain its existing material business relationships with customers, suppliers, distributors, licensors, licensees and others having material business dealings with the Company and its Subsidiaries; and (b) the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following (it being understood that no action with respect to subject matters specifically addressed by this clause (b) of this Section 5.01 shall be deemed, in and of itself, a breach of clause (a) of this Section 5.01):

(i) amend (A) any Company Charter Documents (provided that Parent hereby consents to the amendment of the Company Charter Documents as contemplated by the Company’s proxy statement filed with the SEC on October 25, 2016) or (B) the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company in any respect material in an adverse way to Parent, Silk USA or Merger Sub;

(ii) (A) declare, accrue, set aside or pay any dividend or make any other actual, constructive or deemed distribution (whether in cash, stock or property) in respect of any shares of capital stock of the Company or any of its Subsidiaries other than any dividend or distribution by a Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (B) authorize any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries, or any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries; or (C) repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants or other rights to acquire any such shares, in the case of each of the foregoing clauses (A)–(C) other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options or Company SARs in order to pay the exercise price of such Company Stock Options or Company SARs, (2) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards, (3) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards, (4) any Regular Cash Dividends, (5) the dividend or distribution of rights to purchase equity securities (or securities convertible into equity securities) of the Company, or the redemption thereof, pursuant to a stockholder rights agreement permitted to be adopted under Section 5.01(b)(iii), and (6) transactions between or among the Company and its wholly owned Subsidiaries or between or among wholly owned Subsidiaries of the Company;

(iii) issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, in each of the foregoing cases, other than (A) upon the exercise or settlement of Company Equity Awards outstanding on the date of this Agreement (or Company Equity Awards that are permitted to be issued or granted pursuant to the terms of this Agreement after the date hereof) in accordance with the terms thereof, (B) as required to comply with any Company Benefit Plan, (C) transactions between or among the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company and (D) the adoption of a stockholder rights agreement and the dividend or distribution of rights to purchase equity securities (or securities convertible into equity securities) of the Company pursuant to such stockholder rights agreement and the issuance of equity securities (or securities convertible into equity securities) of the Company pursuant to the exercise of such rights, so long as such stockholder rights agreement is not applicable to the Merger, Parent or any of its Affiliates;

(iv) except as required by any Company Benefit Plan, Foreign Benefit Plan or Collective Bargaining Agreement, (A) grant, pay or promise to pay any severance, retention or termination pay or any increase in severance, retention or termination pay or benefits to any employee, executive officer, non-employee director or individual independent contractor of the Company or any of its Subsidiaries (whether current, former or retired) (other than payments pursuant to, and the adoption and implementation of, severance arrangements in the Ordinary Course of Business), (B) agree to any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any employee, executive officer, non-employee director or individual independent contractor of the Company or any of its Subsidiaries, including under Section 409A or 4999 of the Code or make any such payment, (C) pay any bonus or increase in any material respect the accrual rate or amount of the wages, salary, commissions, fringe benefits (including vacation and other forms of paid leave) or other compensation (including equity-based compensation, whether payable in stock, cash or other property), benefits, or remuneration payable to, any employee, officer, non-employee director or individual independent contractor of the Company or its Subsidiaries (whether current, former or retired), in each case, other than salary increases, commissions and bonus payments made in the Ordinary Course of Business, (D) adopt, enter into, grant, terminate or amend in a material respect any Company Benefit Plan or Foreign Benefit Plan or awards made thereunder (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), other than as permitted by the parenthetical in clause (A) of this Section 5.01(b)(iv), (E) other than in the Ordinary Course of Business or as mandated by accounting or tax standards or rules, materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or Foreign Benefit Plan or materially change the manner in which contributions to any Company Benefit Plan or Foreign Benefit Plan are made or the basis on which such contributions are determined, in any case, which would result in a material increase in the amount of annual contributions to any trust maintained for any Company Benefit Plan or Foreign Benefit Plan, (F) other than in the Ordinary Course of Business, loan or advance any money or other property to any employee, officer, non-employee director or individual independent contractor of the Company or its Subsidiaries (whether current, former or retired), (G) enter into any employment, consulting, severance or termination agreement with any director or executive officer of the Company, or (H) terminate the employment of any employee of the Company or any of its Subsidiaries at Global Grade 18 or above, other than for cause or for performance-related reasons or a non-Merger related reason;

(v) except for renewals of Collective Bargaining Agreements in the Ordinary Course of Business, enter into, materially amend, materially modify or voluntarily terminate (other than expirations in accordance with their terms) any Collective Bargaining Agreement;

(vi) (A) enter into any agreement with respect to any labor dispute, any activity or Proceeding by a labor union or Representative thereof, or (B) recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative;

(vii) acquire by merger, consolidation, acquisition of stock or assets, or otherwise any ownership interest in, or a substantial portion of the assets of, any person or any division or business thereof, other than (A) any such action solely between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company, (B) acquisitions of inventory or other assets in the Ordinary Course of Business or pursuant to existing Contracts, or (C) acquisitions or investments not in excess of $20,000,000 individually or $50,000,000 in the aggregate;

(viii) sell, lease, license, abandon or otherwise dispose of any of its material properties, assets, product lines or businesses (including capital stock or other equity interests in any Subsidiary of the Company and any material Owned Intellectual Property and material Owned Technology), or voluntarily terminate, fail to renew (if renewal is at the option of the Company on commercially reasonable terms) or allow to lapse (if continuation is at the option of the Company on commercially reasonable terms) any Inbound Intellectual Property Contracts the absence of which would be material to the Company and its Subsidiaries, taken as a whole, in each of the foregoing cases, other than (A) sales, leases or other dispositions in the Ordinary Course of Business, (B) the granting of (1) nonexclusive licenses solely as part of settlements or the sale of products or services, in each case, in the Ordinary Course of Business or (2) exclusive licenses of Marks in the Ordinary Course of Business, (C) such transactions with a fair market value that does not exceed $20,000,000 individually or $75,000,000 in the aggregate, (D) pursuant to Contracts existing as of the date of this Agreement and made available to Parent or (E) between or among the Company and its wholly owned Subsidiaries or between or among wholly owned Subsidiaries of the Company; provided that, notwithstanding the foregoing in this Section 5.01(b)(viii), neither the Company nor any of its Subsidiaries shall be permitted to (I) sell, assign, transfer or exclusively license any material Owned Intellectual Property or material Licensed Intellectual Property or cross-license or otherwise license any material Patent included in the Owned Intellectual Property or Licensed Intellectual Property (in each case, other than as permitted by subclauses (B), (D) or (E) of this Section 5.01(b)(viii) or any such sale, licensing, transfer or assignment to customers of products or services in the Ordinary Course of Business) or (II) enter into, or agree to enter into, a license or covenant not to sue that would grant a license or covenant not to sue with respect to any Patents of Parent or its Subsidiaries (other than the Company and its Subsidiaries) upon or after the Closing;

(ix) other than in the Ordinary Course of Business, permit to lapse (in the case of Owned Intellectual Property), cancel or abandon any registered Owned Intellectual Property or any registered Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries if such lapse, cancellation or abandonment (A) is within the control of the Company or its Subsidiaries to prevent on commercially reasonable terms and (B) is material to the Company and its Subsidiaries, taken as a whole;

(x) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its material Subsidiaries (other than solely in respect of wholly owned Subsidiaries of the Company);

(xi) (A) except for (1) borrowings under the Company’s Existing Revolver, (2) other Indebtedness for borrowed money not to exceed $25,000,000 in aggregate principal amount outstanding at any time, (3) transactions between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company and (4) obligations in respect of letters of credit, surety bonds and similar instruments entered into in the Ordinary Course of Business, and in each case guarantees thereof, incur any Indebtedness for borrowed money (including by way of issuing any debt securities) or modify in any material respect the terms of the Existing Revolver, the 2.000% Notes or the 4.150% Notes, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any material Indebtedness for borrowed money; (B) make any loans, advances or capital contributions to any other person; or (C) enter into any Contract relating to interest rate swaps, currency exchange swaps, commodity derivatives or hedging transactions, in the case of each of clause (B) and (C), other than (1) in the Ordinary Course of Business or (2) transactions between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company;

(xii) except as expressly permitted in this Section 5.01, and other than in the Ordinary Course of Business, (A) enter into or assume any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, or (B) terminate, materially amend or waive any material rights under any Material Contract or any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such Material Contract;

(xiii) (A) institute any action, suit, arbitration or litigation other than (1) in the Ordinary Course of Business or (2) in respect of any such action, suit, arbitration or litigation that seeks less than $25,000,000 or (B) settle or compromise any Proceeding pending or threatened in writing against the Company or any of its

Subsidiaries, other than (1) the settlement or compromise of Transaction Litigation (but subject to Section 6.03(h)), (2) in the Ordinary Course of Business or (3) such settlements or compromises that require payments by the Company or any of its Subsidiaries (net of insurance proceeds and indemnification proceeds actually received or recoverable) in an amount not to exceed $10,000,000 individually or $25,000,000 in the aggregate;

(xiv) make any material change in financial accounting methods, principles or practices of the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as may be appropriate to conform to changes in GAAP or regulatory requirements with respect thereto, or as required by GAAP or applicable Law;

(xv) (A) other than consistent with past practice, make any material Tax election that would materially adversely affect the Company and its Subsidiaries taken as a whole, (B) file any amended material Tax Return that would materially adversely affect the Company and its Subsidiaries taken as a whole, (C) other than in the ordinary course of business or consistent with past practice, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, (D) settle or compromise any material Tax liability for an amount that materially exceeds the amount disclosed, reflected or reserved in accordance with GAAP, or (E) change an annual accounting period for Tax purposes if such change would materially adversely affect the Company and its Subsidiaries taken as a whole (it being agreed and understood that, notwithstanding any other provision in this Agreement, none of clauses (i) through (xiv) nor (xvi) through (xviii) (other than clause (xviii) insofar as it relates to this clause (xv)) of this Section 5.01(b) shall apply to Tax matters);

(xvi) enter into, or amend in a manner materially adverse to the Company or its Subsidiaries any affiliate transaction that would be required to be disclosed in a proxy statement of the Company pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act;

(xvii) make any capital expenditures in excess of the amount set forth in Part 5.01 of the Disclosure Schedule, other than any capital expenditures in excess of such amounts set forth in Part 5.01 of the Disclosure Schedule that do not exceed $45,000,000 in the aggregate; or

(xviii) agree, authorize or commit to do any of the foregoing.

Section 5.02 SOLICITATION; TAKEOVER PROPOSALS; CHANGE OF COMPANY BOARD RECOMMENDATION.

(a) No Solicitation. From the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 8.01: (i) the Company shall, and shall cause its Subsidiaries, and shall direct its or their respective Representatives to, (A) immediately cease and cause to be terminated any solicitation, discussion or negotiation with any person conducted prior to the execution of this Agreement by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal, (B) request the prompt return or destruction of any confidential information previously furnished by the Company, any of its Subsidiaries or any of their respective Representatives to any person within the last twelve (12) months for the purposes of evaluating a possible Acquisition Proposal, and (C) terminate access by all persons (other than Parent and its Representatives) to any physical or electronic data rooms relating to a possible Acquisition Proposal; and (ii) the Company shall not, and shall cause its Subsidiaries not to, and shall direct its or their respective Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly encourage (including by way of furnishing information) the making, submission or announcement by any person of any proposal, offer or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, continue or participate in any discussions or negotiations with any person regarding any Acquisition Proposal, (C) furnish to any person (other than Parent, Silk USA, Merger Sub, or any designees of Parent, Silk USA or Merger Sub, including their Representatives) any information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person (other than Parent, Silk USA, Merger Sub, or any Representatives or other designees of Parent, Silk USA or Merger Sub), in each case, to knowingly facilitate or knowingly encourage the making of any Acquisition Proposal, (D) approve, endorse or recommend any Acquisition Proposal or any Acquisition Agreement or other agreement requiring the Company to abandon or terminate its obligations under this Agreement, or (E) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, the Company agrees that any material breach of the restrictions on the Company set forth in this Section 5.02 by any Subsidiary or any Representative of the Company or any of its Subsidiaries shall be deemed a material breach of this Section 5.02 by the Company. So long as the Company is not in material breach of this Section 5.02, notwithstanding anything to the contrary contained herein pertaining to the Company’s ability to enter into, continue or participate in any discussions with any person regarding any Acquisition Proposal, the Company may in good faith seek bona fide clarifications of the terms and conditions of a bona fide unsolicited written Acquisition Proposal to determine whether such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, such request to be made to the person (or its or their Representatives) making such Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time following the date of this Agreement and prior to the receipt of the Company Stockholder Approval, but not after: (i) the Company receives a bona fide unsolicited written Acquisition Proposal that has not resulted from a material breach of Section 5.02(a); and (ii) the Company Board determines in good faith, after consultation with its outside legal advisor and its financial advisors, that such Acquisition Proposal constitutes, or would reasonably be expected to constitute, result in, or lead to, a Superior Proposal, then the Company may, upon a good faith determination by the Company Board (after consultation with its outside legal advisor) that failure to do so would be inconsistent with its fiduciary duties under applicable Law, and subject to compliance with Section 5.02(c): (A) furnish non-public information with respect to the Company and its Subsidiaries to the person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement and in accordance with the following restrictions related to the provision of information; (1) the Company shall, substantially concurrently with providing any non-public information to any person making such Acquisition Proposal, provide to Parent copies of all non-public information concerning the Company or its Subsidiaries that is provided to any such person to the extent that such information was not previously provided to Parent, and (2) to the extent the Company reasonably believes it is appropriate to do so based on the identity of such person, the Company shall provide, pursuant to customary “clean-room” or other appropriate procedures, such portions of documents or information to the extent so provided to Parent; and (B) contact and engage in discussions or negotiations with the person making such Acquisition Proposal or such person’s Representatives.

(c) In addition to the obligations set forth in Section 5.02(b), the Company shall promptly (and in any event within twenty-four (24) hours (or, if later, one (1) Business Day) (unless the Company seeks any clarifications of the terms and conditions of any Acquisition Proposal as permitted by the last sentence of Section 5.02(a), in which case, within twenty-four (24) hours)) notify Parent of the receipt of any Acquisition Proposal. Such notice to Parent shall indicate the identity of the person making the Acquisition Proposal and the material terms and conditions of such Acquisition Proposal, including unredacted copies of any written Acquisition Proposal (including copies of any material amendments thereto). The Company shall thereafter keep Parent reasonably informed as promptly as practicable of any material developments affecting the terms and conditions of any such Acquisition Proposal. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after any determination) advise Parent in writing if the Company Board determines to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.02(b).

(d) Except as set forth in Section 5.02(e), neither the Company Board nor any committee thereof shall: (i) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders (and at all times thereafter prior to receipt of the Company Stockholder Approval); (ii) withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify, in each case, in a manner adverse to Parent, Silk USA or Merger Sub the Company Board

Recommendation; (iii) adopt, authorize, approve or recommend the adoption or approval of any Acquisition Proposal or Acquisition Agreement (other than those relating to the Merger); (iv) if a tender offer or exchange offer for the Company Common Stock that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten (10) Business Days after commencement; (v) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (v) being referred to herein as a “Change in Company Board Recommendation”).

(e) Notwithstanding any provision of Section 5.02(d), at any time prior to the receipt of the Company Stockholder Approval, but not after, the Company Board may, subject to compliance with the other provisions of this Section 5.02: (i) make a Change in Company Board Recommendation under clauses (i), (ii) or (to the extent related to clauses (i) or (ii)) (v) of the definition thereof in connection with an Intervening Event (but not in connection with a Superior Proposal), if the Company Board determines in good faith, after consultation with its outside legal advisor, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that prior to making such Change in Company Board Recommendation, (A) the Company provides Parent with written notice of its intention to take such action at least four (4) Business Days in advance of taking such action, specifying the reasons for the Company Board’s intention, (B) the Company shall and shall direct its Representatives to negotiate in good faith with Parent during such four (4) Business Day period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions or modifications to the terms of this Agreement such that it would permit the Company Board not to make a Change in Company Board Recommendation pursuant to Section 5.02(e)(i) and (C) at the end of such four (4) Business Day period, the Company Board considers in good faith any revisions or modifications to the terms of this Agreement proposed in writing by Parent, and determines in good faith, after consultation with its outside legal advisor, that the Company Board’s failure to make a Change in Company Board Recommendation under clauses (i), (ii), or (to the extent related to clauses (i) or (ii)) (v) of the definition thereof would continue to be inconsistent with its fiduciary duties under applicable Law; or (ii) if the Company receives an Acquisition Proposal that did not result from a material breach of Section 5.02(a) and that the Company Board determines in good faith (after consultation with its outside legal advisor and its financial advisors) constitutes a Superior Proposal, either (A) terminate this Agreement pursuant to Section 8.01(f), provided that prior to or concurrently with such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee required to be paid pursuant to Section 8.03(b) in connection with such termination, or (B) make a Change in Company Board Recommendation, provided, however, that prior to making a Change in Company Board Recommendation or prior to terminating this Agreement, in each case, pursuant to this clause (ii), (1) the Company provides Parent with written notice of its intention to take such action at least four (4) Business Days in advance of taking such action, and provides to Parent a summary of the material terms and conditions of such Superior Proposal and an unredacted copy of any and all Acquisition Agreements related to such Superior Proposal (and any financing commitments related thereto), (2) the Company shall and shall direct its Representatives to negotiate in good faith with Parent during such four (4) Business Day period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions or modifications to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) at the end of such four (4) Business Day period, the Company Board considers in good faith any revisions or modifications to the terms of this Agreement proposed in writing by Parent, and determines in good faith, after consultation with its outside legal advisor and its financial advisors, that the Superior Proposal would continue to constitute a Superior Proposal, even if the revisions agreed to in writing by Parent were to be given effect, and (4) in the event of any material change in any of the financial terms (including the amount and form of payment of any consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in clause (1) of this proviso and a new notice period under clause (1) of this proviso shall commence (except that the four (4) Business Day notice period referred to in clause (1) of this proviso shall instead be equal to the longer of (x) two (2) Business Days, and (y) the period remaining under the notice period under clause (1) of this proviso immediately prior to the delivery of such additional notice under this clause (4)) during which time the Company shall be required to comply with the requirements of this Section 5.02(e)(ii) anew with respect to such additional notice (including clauses (2) through (4) of this proviso).

Notwithstanding anything herein to the contrary, neither the Company nor any Subsidiary of the Company shall enter into any Acquisition Agreement unless this Agreement has been or is prior to or concurrently terminated in accordance with its terms.

(f) The Company shall enforce, and shall not release or permit the release by its Subsidiaries of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination (other than any expiration based on the passage of time or otherwise in accordance with its terms) or modification by its Subsidiaries of, any provision of, any confidentiality, “standstill” or similar agreement or provision, in each case relating to an Acquisition Proposal, to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights, unless the Company Board determines in good faith, after consultation with its outside legal counsel, that taking or failing to take such action, as the case may be, would be inconsistent with its fiduciary obligations under applicable Law. The Company shall not, and shall not permit any of its Subsidiaries or direct or any of its or their Representatives on the Company’s or its Subsidiaries’ behalf to, enter into any confidentiality agreement subsequent to the date of this Agreement that prohibits the Company or any of its Subsidiaries from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 5.02.

(g) Nothing contained in this Section 5.02 shall prohibit the Company or the Company Board or any committee thereof from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer); (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal advisor, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; or (iii) making any “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to its stockholders); provided, however, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board (or any committee thereof) pursuant to clause (i) of this Section 5.02(g) shall be deemed to be a Change in Company Board Recommendation unless the Company Board expressly and publicly reaffirms the Company Board Recommendation in such disclosure.

Section 5.03 NO CONTROL OF OTHER PARTY’S BUSINESS. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 PREPARATION OF THE PROXY STATEMENT; STOCKHOLDERS’ MEETING.

(a) Preparation of Proxy Statement. As soon as practicable after the date of this Agreement (and in any event, within twenty (20) Business Days hereof, assuming the Company has received all required information from Parent), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Except as expressly contemplated by Section 5.02(e), the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. Each of Parent, Silk USA and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement, including by furnishing to the Company the information relating to it and/or its Affiliates or Representatives required by the Exchange Act to be set forth in the Proxy Statement promptly following any request therefor from the Company. The Company shall, assuming Parent’s compliance with its obligations under Section 6.01(b), cause the Proxy Statement, at the date of mailing to the Company’s stockholders, to comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company shall not file the Proxy Statement, or any amendment or supplement thereto, without providing Parent, Silk USA, Merger Sub or their counsel a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the Company); provided, that in connection with an Acquisition Proposal, a Superior Proposal, a Change in Company Board Recommendation, or an Intervening Event, so long as the only information contained therein with respect to Parent, Silk USA or Merger Sub relates to this Agreement or the transactions contemplated hereby or any other Acquisition Proposal made by Parent, Silk USA or Merger Sub, the Company’s only obligation shall be to provide to Parent a copy of such filing, or amendment or supplement thereto, in advance of filing. The Company shall promptly notify Parent of the receipt of any written or oral comments or substantive inquires received by the Company from the SEC or the staff thereof related to the Proxy Statement or any request for additional information. The Company shall promptly provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff thereof, on the other hand, with respect to the Proxy Statement, shall provide Parent, Silk USA, Merger Sub and their counsel with copies of any written responses to be submitted by the Company in response to any comments or substantive inquiries from the SEC or the staff thereof and shall provide Parent, Silk USA and Merger Sub and their counsel a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the Company); provided, that in connection with an Acquisition Proposal, a Superior Proposal, a Change in Company Board Recommendation, or an Intervening Event, so long as the only information contained therein with respect to Parent, Silk USA or Merger Sub relates to this Agreement or the transactions contemplated hereby or any other Acquisition Proposal made by Parent, Silk USA or Merger Sub, the Company’s only obligation shall be to provide to Parent a copy of such written response in advance of submission to the SEC or the staff thereof. The Company shall use its reasonable best efforts to resolve, and each Party agrees to consult and cooperate with the other Parties and use reasonable best efforts in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC as promptly as reasonably practicable following the filing thereof.

(b) Covenants of the Parties with Respect to the Proxy Statement. Each Party will cause the information relating to such Party supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments thereof or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that: (i) no representation or warranty is made by Parent, Silk USA or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement; and (ii) no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Silk USA or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

(c) Mailing of Proxy Statement; Stockholders’ Meeting. The Company shall, in accordance with applicable Law and the Company Charter Documents, (i) as promptly as reasonably practicable after the date of this Agreement, establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Stockholders’ Meeting”), and (ii) as promptly as reasonably practicable after the Company learns that the Proxy Statement will not be reviewed or that neither the SEC nor the staff thereof has any further comments thereon, (A) mail to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting the Proxy Statement and (B) in accordance with NYSE rules, duly call, convene and hold the Stockholders’ Meeting, subject to the Company’s ability as provided herein to postpone or adjourn the Stockholders’ Meeting; provided, however, that in no event shall such meeting be held later than forty-five (45) calendar days following the date the Proxy Statement is first mailed to the Company’s stockholders, subject to the immediately following sentence. Notwithstanding the foregoing, once the Stockholders’ Meeting has been noticed and called, any postponement or adjournment of the Stockholders’ Meeting shall require the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) other than in the event that (i) such postponement or adjournment is advisable (in the Company’s good faith judgment) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company and its counsel reasonably determine is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting; (ii) such postponement or adjournment is required to obtain the Company Stockholder Approval (including to allow additional time to solicit additional proxies); or (iii) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that if the Stockholders’ Meeting is postponed or adjourned pursuant to clause (i), (ii), or (iii) of this sentence to a date that is later than three (3) Business Days prior to the Outside Date, then the Outside Date shall be extended until the third (3rd) Business Day after the date to which the Stockholders’ Meeting has been postponed or adjourned. Unless a Change in Company Board Recommendation has occurred pursuant to Section 5.02 or this Agreement has been terminated pursuant to Section 8.01, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in material compliance with applicable Law. Unless this Agreement is validly terminated in accordance with Section 8.01, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if the Company Board shall have effected a Change in Company Board Recommendation or proposed or announced any intention to do so. Prior to the date of the Stockholders’ Meeting, the Company shall, upon the reasonable request of Parent, direct the proxy solicitor or other agent of the Company to advise Parent, once a day for each of the seven (7) Business Days prior to the Stockholders’ Meeting, as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval; provided, that this sentence shall not apply in the event that an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company and not publicly withdrawn, or there shall have been a Change in Company Board Recommendation that has not been publicly withdrawn.

(d) Amendments to Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors, or Parent or any of its Affiliates or its or their respective officers or directors, should be discovered by the Company or Parent which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company or Parent, as applicable, shall promptly inform Parent or the Company, respectively. Each of Parent, Silk USA, Merger Sub and the Company agree to use reasonable best efforts to correct as promptly as practicable any material information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 6.02 ACCESS TO INFORMATION; CONFIDENTIALITY. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, the Company shall (and the Company shall cause its Subsidiaries to) afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access, during normal business hours and upon reasonable prior notice to the Company, to all of the Company’s and its Subsidiaries’ properties, personnel, Contracts, books and records as Parent may from time to time reasonably request. Notwithstanding anything to the contrary in this Section 6.02, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by their respective employees of their normal duties, and none of Parent or any of its Representatives shall conduct any “phase II” or similar environmental site assessment or conduct any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility or property of the Company or its Subsidiaries. The Parties acknowledge that all information provided by or on behalf of the Company or any of its Representatives in connection with this Agreement to Parent, Silk USA, Merger Sub or any of their respective Representatives shall be “Confidential Information” under the letter agreement, by and between

Samsung Semiconductor Incorporated and the Company, dated as of September 8, 2016 (together with the further letter agreement dated as of September 29, 2016 between such parties, collectively, the “Confidentiality Agreements”, which Confidentiality Agreements shall continue in full force and effect in accordance with their terms (as such terms may have been amended)). Notwithstanding anything to the contrary in this Section 6.02, the Company shall not be required to provide Parent or its Representatives with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the Ordinary Course of Business, (ii) the disclosure of which would violate any Law or duty, (iii) that is subject to any attorney-client, attorney work product or other legal privilege or (iv) that in the reasonable, good faith judgment of the Company is competitively sensitive; provided, in the case of clauses (i)–(iv), that the Company shall use its commercially reasonable efforts to make alternative arrangements to afford such access or furnish such information without creating the issues described in such clauses.

Section 6.03 BEST EFFORTS; APPROVALS; TRANSACTION LITIGATION.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) using reasonable best efforts to take all actions necessary to cause (A) in the case of the Company, the conditions to the Closing set forth in Section 7.01 and Section 7.02 to be satisfied, or (B) in the case of Parent, Silk USA and Merger Sub, the conditions to the Closing set forth in Section 7.01 and Section 7.03 to be satisfied, in each case, as promptly as practicable; (ii) using reasonable best efforts to obtain all necessary Orders and Governmental Authorizations of any U.S. Governmental Authority or Governmental Authority pursuant to the Foreign Merger Control Laws of the jurisdictions set forth in Part 6.03(a) of the Disclosure Schedule (the “Specified Foreign Merger Control Laws”); (iii) making all necessary registrations, declarations and filings with, and provide all necessary notices to, any U.S. Governmental Authority (including pursuant to the HSR Act) or any Governmental Authority pursuant to the Specified Foreign Merger Control Laws; (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; and (v) vigorously defending and contesting any Proceeding (other than Transaction Litigation, which is governed by Section 6.03(h) and Section 5.01(b)(xiii)) that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or anything contained herein to the contrary, no Party hereto shall make any filings or seek any Governmental Authorizations in respect of the Merger other than under the HSR Act and the Specified Foreign Merger Control Laws. Additionally, subject to the terms and conditions of this Agreement, no Party shall, directly or indirectly, take any action after the date of this Agreement (including with respect to any acquisition, by merger, consolidation, stock or asset purchase or otherwise, or the entry into any agreement with respect thereto) that would reasonably be expected to delay the obtaining of, or result in not obtaining, any Orders and Governmental Authorizations necessary to be obtained in order to satisfy the conditions set forth in Section 7.01.

(b) In connection with the efforts referenced in Section 6.03(a) to obtain all necessary Orders and Governmental Authorizations of any Governmental Authority required pursuant to the HSR Act and each Specified Foreign Merger Control Law, each Party shall: (i) make the appropriate filings under (A) the HSR Act, which shall be made within ten (10) Business Days of the date of this Agreement, and (B) each Specified Foreign Merger Control Law, each of which filings shall be made formally or in draft form (where pre-filing consultation is required) as soon as reasonably practicable but in no event later than twenty (20) Business Days following the date of this Agreement; (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Specified Foreign Merger Control Law and to take all other action necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods and the receipt of any applicable Governmental Authorizations under the HSR Act or any Specified Foreign Merger Control Law as soon as practicable; (iii) keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications (including the receipt of any no-action, action, clearance, consent, approval or waiver) received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Authority and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iv) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority, or, in connection with any Proceeding by a private party, with any other person, make available the Representatives of such Party as may be reasonably necessary for attendance by such Representatives in person at such meetings and conferences, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other Party the opportunity to attend and participate in such meetings and conferences in accordance with applicable Antitrust Law.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Section 6.03(a) and Section 6.03(b), if any objections are asserted with respect to the transactions contemplated hereby in connection with any necessary Orders and Governmental Authorizations of any Governmental Authority required pursuant to any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Silk USA, Merger Sub and the Company shall take all such further action to resolve any such objections or suits, and otherwise to obtain all necessary Orders and Governmental Authorizations of any Governmental Authority required pursuant to any Antitrust Law so as to permit consummation of the Merger or the other transactions contemplated by this Agreement to occur expeditiously and in no event later than the Outside Date, including that Parent, Silk USA and Merger Sub shall be required to take any actions required or requested by any Governmental Authority that limit or could be expected to limit the right of Parent to own or operate all or any portion of the businesses, product lines, or assets of the Company or the Subsidiaries of the Company, including: (i) by executing or carrying out agreements, submitting to orders, writs, rulings, judgments, consent decrees or injunctions (whether temporary, preliminary or permanent); (ii) taking any other action providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or business or categories of assets or businesses of the Company or the Subsidiaries of the Company or the holding separate of the capital stock of the Company or a Subsidiary of the Company; or (iii) agreeing to any limitation on the ability of the Company or the Subsidiaries of the Company to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of the Company or the Subsidiaries of the Company, or agreeing or committing to do any of the foregoing; provided, that neither Parent nor the Company shall be required to agree to any term or take any action pursuant to this Section 6.03(c) that (A) is not conditioned upon consummation of the Merger or (B) would constitute a Burdensome Condition. All such efforts by Parent, Silk USA and/or Merger Sub shall be unconditional, subject to this Section 6.03, and no actions taken pursuant to this Section 6.03(c) (or the Effects therefrom) shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

(d) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law, or if any suit or Proceeding, whether judicial or administrative, is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violating any Antitrust Law, each Party shall use its reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of the Merger (and the transactions contemplated hereby); and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Authority to block consummation of this Agreement (and the transactions contemplated hereby), including by defending any Proceeding brought by any Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under any Antitrust Law so as to permit consummation of the transactions contemplated by this Agreement as expeditiously as possible; provided that Parent and the Company shall cooperate with one another in connection with all Proceedings related to the foregoing.

(e) The Parties shall file a notice pursuant to Exon-Florio and each of the Parties shall take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the CFIUS Condition, including: (i) within fifteen (15) Business Days after the date of this Agreement, make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby and engage in the pre-notice consultation process with CFIUS; (ii) following such pre-notice consultation, as promptly as practicable and, in any event, within five (5) Business Days of CFIUS providing comments on the draft filing, file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a) and in the case of Parent, Silk USA and Merger Sub the personal identifier information required to be submitted separately from such notice as contemplated by 31 C.F.R. § 800.402(c)(6)(vi)(B) with respect to the transactions contemplated hereby; (iii) promptly and, in all events, consistent with any deadline imposed under CFIUS or other applicable Law, comply with any request received by any of them or any of their respective Subsidiaries from any Governmental Authority for any certification, additional information, documents or other materials in respect of such notice or such transactions; (iv) ensure that any information furnished in respect of this Section 6.03(e) is true, complete and correct in all material respects; and (v) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under Exon-Florio with respect to any such filing or any such transaction. Each Party shall use reasonable best efforts to furnish to each other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. To the extent permitted by applicable Law, each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No Party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to Proceedings under Exon-Florio. Without limiting the foregoing, each of Parent and the Company shall take any and all such actions and agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, the satisfaction of the CFIUS Condition; provided, however, that neither Parent nor the Company shall be required to agree to any term or take any action in connection with the satisfaction of the CFIUS Condition that is not conditioned upon consummation of the Merger or that would constitute a Burdensome Condition. All such efforts by Parent, Silk USA and/or Merger Sub shall be unconditional, and no actions taken pursuant to this Section 6.03(e) (or the Effects therefrom) shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

(f) Subject to its obligations under this Section 6.03 (including Sections 6.03(a), 6.03(c) and 6.03(e)), with respect to the matters covered in (and subject to the terms of) this Section 6.03, Parent shall, after consulting with the Company and considering and incorporating the Company’s views in good faith, take the lead in developing strategy for obtaining the Orders and Governmental Authorizations of Governmental Authorities required hereunder and responding to any investigation or other inquiry by any Governmental Authority.

(g) Prior to the Closing Date, the Company shall (at Parent’s sole expense) use its commercially reasonable efforts to seek any approval or consent required from the other party thereto as a result of the Merger under any Material Contract reasonably requested by Parent; provided, that (i) the Company shall not be required to pay any money to any such other party or otherwise in connection with obtaining any such approval or consent (and

Parent shall promptly reimburse the Company for any out-of-pocket fees, costs and expenses incurred in connection with complying with its obligations under this Section 6.03(g)), and (ii) the failure to obtain any such approval or consent shall not in any case be taken into account as to whether any of the conditions set forth in Article VII have been satisfied. Notwithstanding the foregoing, the Company shall not be required to agree to any term or take any action in connection with its obligations pursuant to this Section 6.03(g) that is not conditioned upon consummation of the Merger.

(h) Prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.01, the Company shall promptly advise Parent of any Transaction Litigation, shall keep Parent reasonably informed regarding any such Transaction Litigation, and shall permit Parent and its Representatives to participate in (but not control) the defense, negotiation or settlement of any Transaction Litigation, and shall give consideration to Parent’s reasonable advice with respect to such Transaction Litigation. With respect to any settlement in connection with any Transaction Litigation which is proposed to be settled solely for monetary damages not entirely paid for with proceeds of insurance (other than the deductible under any insurance policy(ies) in effect), no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(i) Each of the Parties shall reasonably cooperate with the others in taking, or causing to be taken, all actions and doing, or causing to be done, all things reasonably necessary under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting; provided (A) that any such delisting or deregistration shall be conditional upon and shall occur after the Effective Time; and (B) Parent shall pay any out of pocket costs, fees and expenses incurred by the Company in connection with the cooperation, deregistration and/or delisting contemplated by this Section 6.03(i).

Section 6.04 STATE TAKEOVER LAWS. Assuming the accuracy of the representations and warranties of Parent, Silk USA and Merger Sub set forth in Section 4.07, if any Takeover Law becomes or is deemed to be applicable to Parent, Silk USA, Merger Sub, the Company, this Agreement, the Merger, or any other transaction contemplated by this Agreement, then the Company and the Company Board, as applicable, shall take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and therein and otherwise act to eliminate, or, if not possible, minimize to the maximum extent possible, the effects of such Takeover Law on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Section 6.04 shall be construed to permit Parent, Silk USA or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement. No Change in Company Board Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the transactions contemplated by this Agreement.

Section 6.05 DIRECTOR AND OFFICER INSURANCE.

(a) For six (6) years after the Effective Time, Parent shall cause the Company, the Surviving Corporation or any of their respective Subsidiaries, as the case may be, in each case to the extent permitted by applicable Law, the Company Charter Documents or comparable organizational documents of the Company’s Subsidiaries, as applicable, to: (i) indemnify and hold harmless, against any costs or expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding (whether formal or informal), and provide advancement of expenses to, all past and present directors and officers of the Company and its Subsidiaries and, solely to the extent permitted by applicable Company Charter Documents or comparable organizational documents of the Company’s Subsidiaries, employees (in all of their capacities, including in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of its Subsidiaries, of any benefit plan or of any other person if such service was at the request or for the benefit of the Company or any of its Subsidiaries) (the “Covered Persons”); and (ii) include and cause to be maintained in effect in the Company’s or the Surviving Corporation’s (or any successor’s), and each of the Company’s Subsidiaries’, as the case may be, articles and bylaws (or comparable organizational documents) for a period of six (6) years after the Effective Time, provisions regarding elimination of liability, indemnification, and advancement of expenses of and to the Covered Persons that are at least as favorable as those contained in the Company Charter Documents (or comparable organizational documents of the Company’s Subsidiaries, as applicable). If the Company or the Surviving Corporation, as the case may be, or any of their respective successors or assigns shall: (x) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (y) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, to the extent necessary, proper provisions shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.05.

(b) The Company shall be permitted to, at or prior to the Effective Time (and if the Company does not, then Parent shall or shall cause the Surviving Corporation to, effective as of the Effective Time), purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, for the benefit of the Covered Persons from insurance carriers with comparable credit ratings, covering, without limitation, the Merger, and Parent shall and shall cause the Surviving Corporation to maintain such prepaid policy for the duration thereof; provided, however, that the cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by the Company for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than three hundred percent (300%) of current annual premiums, the Surviving Corporation will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of current annual premiums.

(c) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under such policies.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which any past and present director or officer of the Company and its Subsidiaries (in all of their capacities) is entitled, whether pursuant to law, contract or otherwise, all of which shall survive the Merger and shall continue in full force and effect. Notwithstanding anything herein to the contrary, if any Covered Person notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such person may seek indemnification or insurance pursuant to this Section 6.05, the provisions of this Section 6.05 shall continue in effect with respect to such matter until the final disposition of all Proceedings relating thereto. In the event of any breach by Parent or the Surviving Corporation of this Section 6.05, Parent shall, or shall cause the Surviving Corporation to, pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.05 as such fees are incurred upon the written request of such Covered Person.

Section 6.06 PUBLIC ANNOUNCEMENTS. The initial press release with respect to the execution and delivery of this Agreement, the Merger and the other transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by Parent and the Company. Parent and the Company (a) shall consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements (including any material filings with the SEC related to the

Merger) with respect to the Merger and the other transactions contemplated hereby, and shall consider in good faith the views of the other Party, and (b) shall not issue any such press release or make any such public statement without the other Party’s prior written consent, except in the case of each of clause (a) and clause (b) as may be required by applicable Law (including, in the case of the Company, by the Company Board’s fiduciary duties, it being expressly understood that nothing herein shall be construed as a modification or limitation of Section 5.02), court process or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange or trading market, in which case the Party required to make the release or announcement shall use reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final determination of the disclosure requirements under applicable Law shall be made by the disclosing Party after consultation with its outside legal counsel); provided, that in connection with an Acquisition Proposal, Superior Proposal, Change in Company Board Recommendation or Intervening Event, so long as the only information contained therein with respect to Parent, Silk USA or Merger Sub relates to this Agreement or the transactions contemplated hereby or any other Acquisition Proposal made by Parent, Silk USA or Merger Sub, the Company’s only obligation shall be to inform Parent in advance of the intention to issue any such release or announcement; provided, further, that each Party may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.06.

Section 6.07 SECTION 16 MATTERS. Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

Section 6.08 MERGER SUB AND SURVIVING CORPORATION. Parent shall take all action necessary to cause Silk USA and Merger Sub, and after the Effective Time, the Surviving Corporation, to perform their respective obligations under this Agreement.

Section 6.09 DELISTING OF NOTES; CREDIT FACILITY.

(a) Delisting and Deregistration of Notes. The Company shall reasonably cooperate with Parent (upon Parent’s written request) in connection with the Closing to (i) delist the 2.000% Notes from trading on the NYSE and (ii) to the extent permitted by the Exchange Act, deregister the 2.000% Notes and the 4.150% Notes from the reporting requirements of the Exchange Act; provided, however (A) that any such delisting or deregistration shall be conditional upon and shall occur after the Effective Time and (B) Parent shall pay any out of pocket costs, fees and expenses incurred by the Company in connection with the cooperation, deregistration and/or delisting contemplated by this Section 6.09(a).

(b) Credit Facility. The Company shall reasonably cooperate with Parent (upon Parent’s written request) to obtain a waiver (which waiver shall not become effective prior to, and shall be conditioned on the occurrence of, the Effective Time) in accordance with the terms of the Existing Revolver such that all amounts outstanding under the Existing Revolver as of the Closing Date will remain outstanding and the Existing Revolver will continue in effect unchanged (except for such changes as may be requested or consented to by Parent in connection with seeking such waiver) as a result of the Merger; provided that Parent shall pay any out of pocket costs, fees and expenses incurred by the Company in connection with the cooperation and/or waiver contemplated by this Section 6.09(b). For the avoidance of doubt, successfully obtaining the waiver contemplated by this Section 6.09(b) shall not be a condition to Closing.

Section 6.10 EMPLOYEE MATTERS.

(a) During the period commencing at the Effective Time and ending on the later of the first (1st) anniversary of the Closing Date and June 30, 2018 (the “Continuation Period”), Parent shall cause the Surviving Corporation

(or its Subsidiaries, as appropriate) to provide to each employee of the Surviving Corporation and its Subsidiaries (other than any employee represented by a labor organization or covered by any Collective Bargaining Agreement, whose compensation and benefits shall be governed by the applicable Collective Bargaining Agreement) as of the Effective Time (each such an employee, a “Covered Employee”), for so long as such Covered Employee continues to be employed during the Continuation Period by the Surviving Corporation or any of its Subsidiaries, with (i) a base salary or base wage rate, short-term incentive compensation opportunities, and long-term incentive compensation opportunities, in each case, that are no less favorable than the base salary or base wage rate, short-term incentive compensation opportunities, and long-term incentive compensation opportunities provided to such Covered Employee immediately prior to the Effective Time (it being expressly understood that no equity-based compensation will be required to be provided to the Covered Employees after the Effective Time), and (ii) other compensation and employee benefits that are, in the aggregate, no less favorable than those provided to such Covered Employee immediately prior to the Effective Time. Without limiting the immediately preceding sentence, Parent shall cause the Surviving Corporation (or its Subsidiaries, as appropriate) to provide to each Covered Employee whose employment is terminated during the Continuation Period with severance benefits that are no less than the severance benefits for which such Covered Employee was eligible immediately prior to the Closing under the applicable Company Benefit Plan or Foreign Benefit Plan, determined (1) without taking into account any reduction after the Closing in compensation paid to such Covered Employee and (2) taking into account each Covered Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Parent and its Affiliates.

(b) Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Covered Employees under the applicable health and welfare benefits plan of Parent or any of its Affiliates (except to the extent applicable under a comparable Company Benefit Plan or Foreign Benefit Plan in which such Covered Employees participated, as applicable, immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to the Covered Employees to the extent such evidence of insurability requirements were not applicable to the Covered Employees under a comparable Company Benefit Plan or Foreign Benefit Plan in which such Covered Employees participated, as applicable, immediately prior to the Effective Time, (iii) credit each Covered Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under a comparable Company Benefit Plan and Foreign Benefit Plan in which such Covered Employees participated immediately prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or any of its Affiliates, and (iv) recognize all service of each Covered Employee with the Company and its Subsidiaries for all purposes in any employee benefit plan of Parent and its Affiliates in which such Covered Employee is eligible to participate to the same extent that such service was taken into account under a comparable Company Benefit Plan and Foreign Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services or in retroactive benefit accrual with respect to any defined benefit pension plan.

(c) Parent shall, or shall cause the Surviving Corporation to, honor all of the Company Benefit Plans and Foreign Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date, it being understood that the foregoing shall not be construed as a limitation on the right of Parent or the Surviving Corporation to amend such terms to the extent permitted by the terms of the applicable Company Benefit Plan or Foreign Benefit Plan. Unless prohibited by applicable Laws or expressly provided otherwise in any applicable Company Benefit Plan or Foreign Benefit Plan, Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans and Foreign Benefit Plans containing such a term (or similar phrase) will occur at the Effective Time.

(d) The provisions of this Section 6.10 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any current, former, or retired employee, officer, non-employee director, independent contractor, consultant, or other service provider of the Company or any of its Subsidiaries, Parent or any of its Affiliates, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.10) under or by reason of any provision of this Agreement, including any rights to continued employment or service with Parent, the Surviving Corporation or any of their Subsidiaries. Notwithstanding anything in this Section 6.10 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan or Foreign Benefit Plan maintained by the Company or any of its Subsidiaries, or any employee benefit plan maintained by Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries, or shall limit the right of Parent to amend, terminate or otherwise modify any Company Benefit Plan or Foreign Benefit Plan or any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries following the Effective Time. Nothing contained herein shall be construed as requiring, and the Company and its Subsidiaries shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to adopt or continue any specific employee benefit plans or to continue the employment of any specific person.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver by the Party entitled to the benefit thereof, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Governmental Approvals.

(i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the Merger) under the HSR Act shall have expired or been terminated and all applicable waiting periods and Governmental Authorizations required under the Specified Foreign Merger Control Laws shall have expired or been obtained and no Burdensome Condition shall have been imposed in connection therewith.

(ii) Any review or investigation by CFIUS shall have concluded, the President of the United States of America shall not have taken action to block or prevent the consummation of the transactions contemplated by this Agreement and no Burdensome Condition shall have been imposed in connection therewith (the “CFIUS Condition”).

(c) No Injunctions or Other Restraints. No Governmental Authority of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order after the date of this Agreement that remains in effect and that makes illegal, enjoins or otherwise prohibits the consummation of the Merger.

Section 7.02 CONDITIONS TO OBLIGATION OF PARENT, SILK USA AND MERGER SUB TO EFFECT THE MERGER. The obligations of Parent, Silk USA and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver by Parent, Silk USA and Merger Sub, to the extent permitted by applicable Law) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.01(a) (first sentence only) (Due Organization) and Section 3.04(a), Section 3.04(b) (first two sentences only) (Authority; Binding Nature of Agreement) and the last sentence of Section 3.07 (Absence of Certain Changes or Events) shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date); (ii) each of the representations and warranties of the Company set forth in Section 3.03(a) (the first two sentences thereof only), Section 3.03(b) and Section 3.03(c) (Capital Structure) shall be true and correct in all respects (except for any inaccuracies in the representations and warranties set forth in Section 3.03(a) (the first two sentences thereof only) and Section 3.03(b) (Capital Structure) that do not individually or in the aggregate increase the aggregate consideration required to be paid by Parent, Silk USA and/or Merger Sub under Article II by more than a de minimis amount)) on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct (except for any inaccuracies that do not individually or in the aggregate increase the aggregate consideration required to be paid by Parent, Silk USA and/or Merger Sub under Article II by more than a de minimis amount) as of such date); and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date), except, solely with respect to this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to “materiality” or “Company Material Adverse Effect” set forth therein), has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all of its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Certificate. Parent shall have received a certificate executed by the principal executive officer or principal financial officer of the Company confirming that the conditions set forth in Section 7.02(a) and Section 7.02(b) shall have been duly satisfied.

Section 7.03 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable Law) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent, Silk USA and Merger Sub set forth in Section 4.01(a) (Organization, Standing and Corporate Power) and Section 4.02 (Authority; Binding Nature of Agreement) shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date); and (ii) each of the other representations and warranties of Parent, Silk USA and Merger Sub set forth in this Agreement shall be true and correct on and as of the date of this Agreement and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date), except, solely with respect to this clause (ii), where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to “materiality” or “Parent Material Adverse Effect” set forth therein), has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent, Silk USA and Merger Sub. Each of Parent, Silk USA and Merger Sub shall have performed or complied in all material respects with all of its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Certificate. The Company shall have received a certificate executed by the principal executive officer or principal financial officer of Parent confirming that the conditions set forth in Section 7.03(a) and Section 7.03(b) shall have been duly satisfied.

Section 7.04 FRUSTRATION OF CLOSING CONDITIONS. Notwithstanding anything herein to the contrary, (a) the Company may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was caused by its Willful Breach of its obligations under this Agreement and (b) none of Parent, Silk USA or Merger Sub may rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was caused by Parent’s, Silk USA’s or Merger Sub’s Willful Breach of any of their respective obligations under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) the Effective Time shall not have occurred on or before August 14, 2017 (the “Outside Date”); provided that, if on the Outside Date any of the conditions set forth in Section 7.01(b) or Section 7.01(c) (to the extent relating to the matters set forth in Section 7.01(b)) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended for ninety (90) days and such date shall become the Outside Date for purposes of this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any Party if the failure of the Effective Time to occur on or before the Outside Date is caused by a failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time and such action or failure to perform constitutes a breach in any material respect of this Agreement;

(ii) a Governmental Authority of a competent jurisdiction shall have issued a final and non-appealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order is caused by a failure of such Party to perform or comply with any of its obligations or covenants under this Agreement; and provided, further that, the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied with its obligations under Section 6.03 to prevent, oppose or remove such Order; or

(iii) the Company Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken (the date on which such vote was taken, the “Vote Date”);

(c) by Parent, if: (i) there shall be any breach or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement; or (ii) the Company has failed to perform any of its obligations or covenants set forth in this Agreement, which inaccuracy, breach or failure to perform: (A) would result in the failure of any condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing); and (B) is not capable of being cured by the earlier of the Outside Date and the date that is forty-five (45) Business Days following written notice from Parent to the Company describing such breach or failure in reasonable detail; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Parent, Silk USA or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(d) by the Company, if: (i) there shall be any breach or inaccuracy in any of Parent’s, Silk USA’s or Merger Sub’s representations or warranties set forth in this Agreement; or (ii) any of Parent, Silk USA or Merger Sub has failed to perform any of its obligations or covenants set forth in this Agreement, which inaccuracy, breach or failure to perform: (A) would result in the failure of any condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing); and (B) is not capable of being cured by the earlier of the Outside Date and the date that is forty-five (45) Business Days following written notice from the Company to Parent describing such breach or failure in reasonable detail; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(e) by Parent, if a Change in Company Board Recommendation shall have occurred; provided that Parent’s right to terminate pursuant to this Section 8.01(e) shall expire at 5:00 p.m. (New York City time) on the earlier of (i) the fifteenth (15th) Business Day following the date on which a Change in Company Board Recommendation first occurs and (ii) two (2) days before the date on which a vote to obtain the Company Stockholder Approval is taken at the Stockholders’ Meeting; or

(f) by the Company, at any time prior to the time the Company Stockholder Approval having been obtained, but not after, so long as the Company has not materially breached Section 5.02(e), in order to enter into an Acquisition Agreement providing for a Superior Proposal (it being understood that the Company shall enter into a definitive Acquisition Agreement with respect to the Superior Proposal concurrently with the termination of this Agreement); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if such Superior Proposal resulted from a material breach by the Company of Section 5.02; and provided, further, that the Company Termination Fee shall be paid pursuant to Section 8.03(b) prior to or concurrently with the termination of this Agreement by the Company pursuant to this Section 8.01(f).

Section 8.02 EFFECT OF TERMINATION. Any Party terminating this Agreement pursuant to Section 8.01 shall give written notice of such termination to each other Party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become null and void and of no effect without any liability or obligation on the part of any Party to this Agreement (or any Parent Related Party or Company Related Party); provided, however, that the provisions of the second to last sentence of Section 6.02, the payment obligations in Section 6.03(g), Section 6.03(i), and Section 6.09,this Article VIII, Article IX and Article X shall survive such termination. Notwithstanding anything herein to the contrary, no termination of this Agreement pursuant to Section 8.01 shall relieve any Party from any liability or damages resulting from fraud, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment, or Willful Breach prior to such termination by any Party.

Section 8.03 TERMINATION FEES AND EXPENSES.

(a) If this Agreement is terminated by Parent pursuant to Section 8.01(e), then the Company shall pay or cause to be paid to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) of immediately available funds within two (2) Business Days following the date of any such termination by Parent.

(b) If the Company terminates this Agreement pursuant to Section 8.01(f), the Company shall pay or cause to be paid to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) of immediately available funds, immediately before or concurrently with such termination.

(c) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i), Section 8.01(b)(iii) or, prior to the receipt of the Company Stockholder Approval, by Parent pursuant to Section 8.01(c)(ii) in respect of a material breach of Section 5.02 and (ii) (A) at any time after the date of this Agreement and prior to such termination (or, in the case of a termination pursuant to Section 8.01(b)(iii), prior to the Vote Date), an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company and not publicly withdrawn, and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or any Acquisition Proposal shall have been consummated (in each case, whether or not such Acquisition Proposal (or the person making such Acquisition Proposal) is the same as the original Acquisition Proposal (or person making the original Acquisition Proposal) publicly made known or publicly announced), then, in any such event, the Company shall pay or cause to be paid to Parent the Company Termination Fee by wire transfer (to an account designated by Parent) of immediately available funds prior to or on the date the Company consummates such Acquisition Proposal; provided that for purposes of this clause (B) the references to“25%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; provided, however that clause (c) in the definition of “Acquisition Proposal” shall be disregarded in all respects for purposes of this clause (B).

(d) Each of Parent and the Company acknowledges and agrees that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails promptly to pay or cause to be paid the fee due pursuant to this Section 8.03, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay or cause to be paid to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such claim, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(e) The Parties agree that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion.

(f) Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which Parent receives payment of the Company Termination Fee pursuant to this Section 8.03, the Company Termination Fee shall, subject to the last sentence of Section 8.02, constitute the sole and exclusive remedy of Parent, Silk USA and Merger Sub against the Company, any of its Subsidiaries and any Company Related Party for all losses and damages suffered as a result of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, neither the Company nor any of its Subsidiaries or any Company Related Party shall have any further liability or obligation to Parent, Silk USA, Merger Sub or any Parent Related Party relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise.

Section 8.04 AMENDMENT. This Agreement may be amended by the Parties at any time prior to the Effective Time, whether before or after the Company Stockholder Approval shall have been obtained; provided, however, that after the Company Stockholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) subject to the proviso to the first sentence of Section 8.04 and only to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

DEFINITIONS

Section 9.01 CERTAIN DEFINITIONS. For purposes of this Agreement:

“2.000% Notes” means the Euro denominated 2.000 Percent Senior Notes due 2022 issued pursuant to the Indenture, dated as of May 27, 2015, by and between Harman Finance International, S.C.A., Harman International Industries, Incorporated, as guarantor, and U.S. Bank National Association, as trustee, as supplemented.

“4.150% Notes” means the U.S. dollar denominated 4.150 Percent Senior Notes due 2025 issued pursuant to the Indenture, dated as of May 11, 2015, by and between Harman International Industries, Incorporated and U.S. Bank National Association, as trustee, as supplemented.

“Acceptable Confidentiality Agreement” means a confidentiality agreement (a) with terms no less favorable in the aggregate to the Company than those contained in the confidentiality agreement between Samsung Semiconductor Incorporated and the Company, dated September 8, 2016, provided, that it need not include a “standstill” or similar provision and (b) that does not contain any provision requiring the Company or its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses of any nature.

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, option agreement, merger agreement, acquisition agreement, joint venture agreement, partnership agreement or other similar definitive agreement related to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement).

“Acquisition Proposal” means any bid, proposal or offer from any person or “group” (as defined in the Exchange Act) (other than from Parent or any of its Affiliates) to purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, (a) assets of the Company or any of its Subsidiaries (including capital stock of Subsidiaries of the Company) whether by asset acquisition, joint venture or otherwise that account for 25% (based on the fair market value) or more of the consolidated assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or from which 25% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are derived, (b) 25% or more of the outstanding Company Common Stock (or 25% or more of the respective voting power thereof) or the capital stock or voting power of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity (including if such ownership is through the equity holders of any such parent) pursuant to a merger, consolidation or other business combination, tender offer, exchange offer, binding share exchange, purchase or sale of capital stock, liquidation, dissolution, recapitalization or similar transaction, (c) substantially all of the assets of any of (1) the Connected Car business segment, (2) the Lifestyle Audio business segment, (3) the Professional Solutions business segment or (4) the Connected Services business segment, or (d) any combination of the foregoing.

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Foreign Merger Control Law and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (it being understood that “Antitrust Law” specifically excludes any Laws related to CFIUS).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.04(b).

“Book Entry Shares” has the meaning set forth in Section 2.03(b).

“Burdensome Condition” means any limitations imposed pursuant to Section 6.03 on the right of Parent following the Closing to own or operate all or any portion of the businesses, product lines or assets, as of the date hereof, of (a) Parent or its Subsidiaries (for the avoidance of doubt, other than the Company (including the Surviving Corporation) or any of its Subsidiaries) or (b) the Surviving Corporation or its Subsidiaries, if any such limitations, had they been imposed on the Company and its Subsidiaries from and after October 1, 2015 through September 30, 2016, would reasonably be expected to have caused the loss of consolidated revenues of the Company and its Subsidiaries during the twelve (12)-month period ended September 30, 2016 in an aggregate amount in excess of $450,000,000.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York.

“Capitalization Date” has the meaning set forth in Section 3.03(a).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Condition” has the meaning set forth in Section 7.01(b)(ii).

“Change in Company Board Recommendation” has the meaning set forth in Section 5.02(d).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

“Collective Bargaining Agreement” means each Contract, work rule or any side letter to which the Company or any of its Subsidiaries is a party that constitutes a collective bargaining agreement or similar labor agreement with any labor organization, works council, trade union, employee association or other employee representative body representing any employee of the Company or its Subsidiaries.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2016 set forth in the Company’s annual report on Form 10-K filed with the SEC on August 11, 2016.

“Company Balance Sheet Date” means June 30, 2016.

“Company Benefit Plans” has the meaning set forth in Section 3.12(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.04(a).

“Company Bylaws” has the meaning set forth in Section 1.05(b).

“Company Certificate of Incorporation” has the meaning set forth in Section 1.05(a).

“Company Charter Documents” has the meaning set forth in Section 3.02.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; or (b) by which the Company or any of its Subsidiaries or any asset of any of the Company or its Subsidiaries is bound.

“Company Equity Awards” means, collectively, all Company Stock Options, Company SARs, and Company RSUs granted under any Company Stock Plan.

“Company Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

“Company Leases” has the meaning set forth in Section 3.14(b).

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, with all other Effects: (a) prevents or materially impedes or materially delays the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; or (b) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in the case of clause (b) above, no Effect relating to, arising out of or in connection with or resulting from any of the following shall be deemed to constitute or contribute to a Company Material Adverse Effect: any Effect arising out of or resulting from (i) general economic, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, or general business, labor, tax or regulatory conditions, or any outbreak or escalation of hostilities, acts of war (whether or not declared), military actions or any act of sabotage or terrorism; (ii) general changes or developments in the industries in which the Company or its Subsidiaries operate; (iii) any hurricane, tornado, earthquake, changes in weather, health crisis, flood, natural disaster, act of God or other comparable events; (iv) any change or proposed change in applicable Law or GAAP or interpretations or enforcement thereof or changes in the regulatory accounting requirements applicable to the industries in which the Company operates and which is announced, proposed, approved, implemented or enacted on or after the date of this Agreement; (v) a change in the market price or trading volume of the Company’s Common Stock, or other Company Securities, or in the credit rating of the Company or any of its Subsidiaries or their respective securities; (vi) any failure by the Company and its Subsidiaries to meet internal or published or other budgets, projections, estimates or forecasts for any period; (vii) any action taken or omission by the Company or its Subsidiaries at Parent’s or its Affiliates’ or their respective Representatives’ written request or any action expressly permitted or required by, or the failure to take any action expressly prohibited by, the terms of this Agreement or consented to by Parent in writing; (viii) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than for purposes of Section 3.05(a)), or the public announcement or pendency thereof, including, in each case, any Transaction Litigation, or the identity of Parent, any circumstances related to Parent, Silk USA, Merger Sub or any Parent Related Party or any breach by Parent, Silk USA or Merger Sub of any of the terms hereof; or (ix) the expiration or termination of any Contract in accordance with its terms; provided that, in the cases of clauses (i), (ii) or (iv), such Effect may be taken into account if and to the extent, it (individually or in the aggregate with any other

Effect) materially and disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which the Company and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect); and provided, further, with respect to clauses (v) and (vi), the underlying cause of such change or failure (to the extent not covered by any of the other exclusions under this definition) may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Preferred Stock” has the meaning set forth in Section 3.03(a).

“Company Product” means all products or services that are being produced and/or sold by or on behalf of the Company or any of its Subsidiaries.

“Company Related Party” means the respective, direct or indirect, former, current or future, officers, directors, partners, stockholders, managers, members or Affiliates of each of the Company and any of its Subsidiaries.

“Company RSU” has the meaning set forth in Section 2.04(b).

“Company SAR” has the meaning set forth in Section 2.04(a).

“Company SEC Documents” has the meaning set forth in Section 3.06(a).

“Company Securities” has the meaning set forth in Section 3.03(b).

“Company Stock Certificate” has the meaning set forth in Section 2.03(b).

“Company Stock Option” has the meaning set forth in Section 2.04(a).

“Company Stock Plans” means the Company’s Amended and Restated 2002 Stock Option and Incentive Plan and the 2012 Stock Option and Incentive Plan, each as amended, and any applicable award agreements thereunder.

“Company Stockholder Approval” has the meaning set forth in Section 3.04(a).

“Company Technology” means all Owned Technology and all Licensed Technology.

“Company Termination Fee” means $240,000,000.

“Confidentiality Agreements” has the meaning set forth in Section 6.02.

“Continuation Period” has the meaning set forth in Section 6.10(a).

“Contract” means any contract, lease, guarantee, permit, authorization, indenture, note, bond, mortgage, franchise or other agreement or instrument, commitment, obligation or binding arrangement with respect to which there are continuing rights, liabilities or obligations, whether oral or in writing.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of capital stock or other equity interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Covered Employee” has the meaning set forth in Section 6.10(a).

“Covered Persons” has the meaning set forth in Section 6.05(a).

“Delaware Courts” has the meaning set forth in Section 10.07.

“Delaware Secretary” has the meaning set forth in Section 1.03.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent, Silk USA and Merger Sub on the date of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.05(a).

“DOJ” has the meaning set forth in Section 6.03(b).

“Effect” means any change, effect, event, fact, development, occurrence or circumstance.

“Effective Time” has the meaning set forth in Section 1.03.

“Environmental Approval” means any Governmental Authorization required under applicable Environmental Law with respect to the business and assets of the Company and its Subsidiaries.

“Environmental Claims” means any Orders, Proceedings or written notices of noncompliance by or from any Governmental Authority or any other person alleging liability arising out of the Release of any Hazardous Material or the failure to comply with any applicable Environmental Law or any Governmental Authorization issued thereunder.

“Environmental Law” means any applicable Law relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials.

“Equity Award Amounts” means, collectively, all amounts payable pursuant to Section 2.04.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” means all entities (whether or not incorporated) that would be treated together with any other entity as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.03(a).

“Existing Revolver” means the Multi-Currency Credit Agreement by and among the Company, Harman Holding GmbH & Co. KG, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, dated as of March 26, 2015, as amended.

“Exon-Florio” shall refer to 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170.

“FCPA” has the meaning set forth in Section 3.21(a).

“Filed Company Contract” has the meaning set forth in Section 3.09(a).

“Foreign Benefit Plan” means each material agreement, plan or arrangement that would, if maintained primarily for the benefit of individuals regularly employed by the Company or its Subsidiaries within the United States, constitute a Company Benefit Plan, that is instead maintained for the benefit of individuals regularly employed by the Company or its Subsidiaries outside of the United States.

“Foreign Merger Control Laws” has the meaning set forth in Section 3.05(b).

“FTC” has the meaning set forth in Section 6.03(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, body or entity and any court or other tribunal).

“Governmental Authorization” means any consent, approval, permit, license, certificate, franchise, permission, variance, waiver, clearance, registration, qualification or authorization issued, granted given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Government Official” includes any officer or employee of any government or public international organization, or any department or agency of such a government or organization; any officer of a government-owned or controlled company.

“Hazardous Materials” means any materials or wastes that are listed or defined in relevant form, quantity, concentration or condition as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or terms of similar import under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Inbound Intellectual Property Contracts” mean any Contracts pursuant to which the Company or any of its Subsidiaries has the right to exploit any Licensed Intellectual Property or Licensed Technology, including all modifications, amendments and supplements thereto and waivers thereunder.

“Indebtedness” of any person means, without duplication: (a) all obligations of such person for borrowed money and all obligations of such person evidenced by a note, bond, debenture, mortgage, debt security or similar instrument; (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, bonds (including surety bonds) and similar obligations, whether or not drawn, and banker’s acceptances issued for the account of such person; (c) all obligations of such person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities; (d) all obligations of such person in the nature of overdrafts; (e) net liabilities of such person under all hedging obligations; (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such person to pay the deferred purchase price of property or services (excluding open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services); (g) indebtedness (excluding prepaid interest thereon) secured by any Liens on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof; (h) solely with respect to the Company, all obligations under the 2.000% Notes, the 4.150% Notes and the Existing Revolver; and (i) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other person of a type described in clauses (a) through (h) of this definition, and with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (i) of this definition, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs and other charges with respect thereto.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or not, including such rights in and to: (a) any patent (including all reissues, divisions, provisionals, continuations, continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent application, patent disclosure and other patent rights (collectively, “Patents”); (b) any trademark, service mark, trade name, business name, brand name, logo, trade dress and all other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing (collectively, “Marks”); (c) any copyright, work of authorship (whether or not copyrightable), design, design registration, database rights, and all registrations, applications for registration, and renewals for any of the foregoing (and including in all website content and software); (d) any Internet domain names; and (e) any trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, in each case to the extent any such trade secrets derive economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”).

“International Trade Laws and Regulations” means all U.S. Laws concerning the import, export, or re-export of products, software, services, or technology, transactions involving foreign persons, and transactions in a country other than the United States, administered by the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of Energy, the U.S. Nuclear Regulatory Commission or the U.S. Department of Treasury, and the U.S. Customs and Border Protection, including the Tariff Act of 1930, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the Trading with the Enemy Act, the International Traffic in Arms Regulations, embargoes, sanctions and trade restrictions promulgated under executive orders of the President of the United States or administered by the U.S. Treasury Department’s Office of Foreign Assets Control, anti-boycott regulations, anti-dumping and countervailing duty Laws and regulations, or any other applicable international trade Law or regulations administered by a governmental agency.

“Intervening Event” means any Effect (other than an Acquisition Proposal or a Superior Proposal) related to the Company or any of its Subsidiaries that (a) is not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement, (b) did not result from a breach of this Agreement by the Company or its Subsidiaries or any of their respective Representatives and (c) which Effect becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval; provided, that any change in the market price or trading volume of the Company Common Stock shall not constitute or otherwise be taken into account in determining whether there has been an Intervening Event (provided, however that the underlying cause of any such change may be taken into account in any such determination).

“IRS” has the meaning set forth in Section 3.12(d).

“Joint Notice” has the meaning set forth in Section 3.05(b).

“JPM” has the meaning set forth in Section 3.23.

“Knowledge” means: (a) with respect to the Company, the actual knowledge of the individuals set forth in Part 9.01(a) of the Company Disclosure Schedule and (b) with respect to Parent, Silk USA or Merger Sub, the actual knowledge of the individuals set forth in Part 9.01(b) of the Parent Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, consent order, consent decree, decree, Order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority or the NYSE.

“Lazard” has the meaning set forth in Section 3.23.

“Licensed Intellectual Property” means any and all Intellectual Property that is licensed or sublicensed, or purported to be licensed or sublicensed, to the Company or any of its Subsidiaries.

“Licensed Technology” means any and all Technology that is licensed or sublicensed, or purported to be licensed or sublicensed, to the Company or any of its Subsidiaries.

“Liens” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, option, right of first refusal, preemptive right, or community property interest or any restriction on the voting of any security or the transfer of any security or asset.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Material Contract” has the meaning set forth in Section 3.09(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the cash consideration that a holder of shares of Company Common Stock is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 2.01(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any software, code or library that is or is required to be licensed, distributed or conveyed as free software or as open source software or under any open-source licensing or distribution model, including (a) software licensed or distributed under any of the following licenses or distribution models: the Artistic License, the BSD License, the Apache License, the Mozilla Public License, the GNU General Public License (GPL) or Lesser/Library GPL, or the Sun Community Source License or (b) any other license or distribution model which requires as a condition of any use, modification, distribution or further licensing that any party which uses, modifies, distributes or further licenses such software, code or libraries make such software, code or libraries (or modification or derivative work thereof) or any other software, code or libraries which may be combined with or linked thereto available for free or in source code form.

“Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business and consistent with past practice.

“Outbound Intellectual Property Contracts” means any Contracts pursuant to which any person (other than the Company or its Subsidiaries) is authorized by the Company or any of its Subsidiaries to exercise any rights with respect to any Company Intellectual Property or Company Technology, or pursuant to which the Company or any of its Subsidiaries otherwise grant any rights under or with respect to any Intellectual Property or Technology to any third person, including all modifications, amendments and supplements thereto and waivers thereunder.

“Outside Date” has the meaning set forth in Section 8.01(b)(i).

“Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, or held for or on behalf of the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 3.14(a).

“Owned Technology” means any Technology owned or purported to be owned by the Company or any of its Subsidiaries, or held for or on behalf of the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedule delivered by the Parent, Silk USA and Merger Sub to the Company on the date of this Agreement.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, with all other Effects prevents or materially impedes or materially delays the consummation by Parent, Silk USA or Merger Sub of the Merger or the other transactions contemplated by this Agreement.

“Parent Related Party” means the respective, direct or indirect, former, current or future, officers, directors, partners, stockholders, managers, members or Affiliates of each of Parent, Silk USA and Merger Sub.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Party” or “Parties” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 2.03(a).

“PDF” means portable document format.

“Per Share Merger Price” has the meaning set forth in Section 2.01(c).

“Permitted Liens” mean: (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business; (b) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate Proceedings, in each case for which adequate reserves have been established in accordance with GAAP; (c) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate; (d) zoning, building and other similar codes and regulations; (e) Liens arising from transfer restrictions under securities Laws or similar Laws of any jurisdiction; and (f) such other Liens or defects in title which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially detract from the use, occupancy, value or marketability of the property affected by such Lien.

“person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature, including the media.

“Proceeding” means any action, suit, claim (or counterclaim), charge, complaint, litigation, arbitration, mediation, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration or mediation panel.

“Proxy Statement” has the meaning set forth in Section 6.01(a).

“Qualifying Subsidiary” has the meaning set forth in Section 10.06.

“Regular Cash Dividends” has the meaning set forth in Section 2.02.

“Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

“Representative” means, with respect to any person, any Subsidiary of such person and such person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Sanctioned Country” has the meaning set forth in Section 3.20(b).

“Sanctions” has the meaning set forth in Section 3.20(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” has the meaning set forth in Section 3.05(b).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” has the meaning set forth in Section 3.01(c).

“Significant Subsidiary Charter Documents” has the meaning set forth in Section 3.02.

“Silk USA” has the meaning set forth in the Preamble.

“Specified Foreign Merger Control Laws” has the meaning set forth in Section 6.03(a).

“Stockholders’ Meeting” has the meaning set forth in Section 6.01(c).

a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

“Superior Proposal” means a bona fide written Acquisition Proposal obtained after the date of this Agreement (a) which did not result from or arise in connection with a material breach of Section 5.02, (b) that if consummated would result in a person or group (or in the case of a direct merger between such person or group and the Company, the stockholders of such person) acquiring, directly or indirectly, (i) more than 50% of the outstanding Company Common Stock (or more than 50% of the voting power thereof), (ii) more than 50% (based on the fair market value) of the consolidated assets of the Company and its Subsidiaries (including the capital stock of the Company’s Subsidiaries), taken as whole, or (iii) assets from which 50% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are derived, (c) that the Company Board determines in good faith after consultation with its outside legal advisor and its financial advisors, is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal, including all conditions contained therein and the person making the Acquisition Proposal and (d) that the Company Board determines in good faith after consultation with its outside legal advisor and its financial advisors (taking into account any changes to this Agreement proposed by Parent in response to such Acquisition Proposal and all legal, financial, regulatory and other aspects of such Acquisition Proposal, including all conditions contained therein and the person making the Acquisition Proposal), is more favorable, from a financial point of view, to the Company’s stockholders than the Merger.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other form of anti-takeover statute or regulation.

“Tax” or “Taxes” means all: (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign Taxing authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax; (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority (i) in connection with any item described in clause (a) or (ii) as a result of the failure to timely and accurately file any Tax Return; and (c) liabilities of any other person for any items described in clause (a) and/or (b) payable by reason of transferee or successor liability or under Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local, or foreign Law).

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information required to be filed with or submitted to any Governmental Authority responsible for the administration of Taxes, including any amendment thereto.

“Technology” means, collectively, any technology or embodiments of any Intellectual Property, in electronic, written or any other form, including designs, formulae, specifications, research and development information, technical information, design and manufacturing schematics, manufacturing and other processes, procedures, algorithms, data, databases, methods, techniques, ideas, know-how, concepts, inventions, invention disclosures, discoveries, developments, creations, works of authorship, improvements, derivative works, products, hardware, and software and other similar materials (including firmware or software in the form of source code, object code, byte code or other format and any bug fixes, patches, updates, upgrades or modifications thereto).

“Trade Authorizations” has the meaning set forth in Section 3.20(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Litigation” means any Proceeding commenced or threatened in writing against any Party or any of its Affiliates by any Governmental Authority or any private party relating to, arising out of or involving this Agreement, the Merger or any of the other transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

“UKBA” has the meaning set forth in Section 3.21(a).

“Vote Date” has the meaning set forth in Section 8.01(b)(iii).

“Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of a deliberate act or a deliberate failure to act undertaken by the breaching Party with actual knowledge that such Party’s act or failure to act constitutes, or will result in, a material breach of this Agreement.

Section 9.02 INTERPRETATION.

(a) When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” when used in this Agreement is not exclusive. When used in this Agreement, “dollars” and “$” shall refer to U.S. dollars.

(d) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(e) References to a person are also to its permitted successors and assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(g) In determining whether a Subsidiary of the Company is wholly owned by the Company or another Subsidiary of the Company (i) the following shall be disregarded: (A) any capital stock of such Subsidiary that is required by the applicable Law of any jurisdiction to be held by persons other than the Company and its other wholly owned Subsidiaries and (B) any “Missing Aditi Shares,” as defined in the Agreement and Plan of Merger, dated as of January 22, 2015, by and among Symphony Teleca Corporation, the Company, Sabita Sub., Inc. and Symphony Technology Group, L.L.C., constituting less than 1% of the capital stock of Aditi Technology Private Limited; and (ii) ownership of capital stock or other equity interests may be direct or indirect.

(h) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(i) Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Silk USA or Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Silk USA or Merger Sub, as applicable, to take such action.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.02 EXPENSES. Except as otherwise provided in this Agreement, including Section 8.03, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 10.03 NOTICES. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified if received prior to 5:00 p.m. on a business day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt; (b) when sent if sent by email or facsimile to the Party to be notified if received prior to 5:00 p.m. on a business day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt; provided, however, that notice given by email or facsimile shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Agreement and (ii) either (A) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 10.03 or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or facsimile or any other method described in this Section 10.03; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5:00 p.m. on a business day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt; in each case to the Party to be notified at the following address:

If to Parent, Silk USA or Merger Sub, to:

Samsung Electronics Co., Ltd., Strategy and Innovation Center

2440 Sand Hill Road, Suite 302

Menlo Park, California 94025

Facsimile: (650) 223-7881

Attention: James Oh

with copies (which shall not constitute notice) to:

Paul Hastings LLP

4747 Executive Drive, Twelfth Floor

San Diego, California 92121

Facsimile: (858) 458-3130

Attention: Carl R. Sanchez

                  Daniel Sae-Chin Kim

if to the Company, to:

Harman International Industries, Incorporated

400 Atlantic Street, Suite 1500

Stamford, Connecticut 06901

Facsimile: (203) 328-3978

Attention: Todd A. Suko, Executive Vice President and General Counsel

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Attention: Joshua R. Cammaker

                  Edward J. Lee

Section 10.04 ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto and the Disclosure Schedule), together with the Confidentiality Agreements, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreements.

Section 10.05 NO THIRD-PARTY BENEFICIARIES. Except (i) for the provisions of Section 6.05, (ii) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s, Silk USA’s or Merger Sub’s Willful Breach of this Agreement, which shall be deemed in such event to be damages of the Company, and (iii) following the Effective Time, the rights of the Company’s stockholders and holders of Company Equity Awards to receive the Merger Consideration and other payments pursuant to Article II, neither this Agreement nor any other agreement contemplated hereby is intended to or shall confer upon any person (including any Company Related Party or Parent Related Party) other than the Parties hereto and thereto any legal or equitable rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.05 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

Section 10.06 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided, however, that, prior to the Closing, (i) Parent, Silk USA and Merger Sub may assign this Agreement (in whole but not in part) to any of Parent’s direct or indirect wholly owned Subsidiaries (only to the extent any such Subsidiary (each a “Qualifying Subsidiary”) (A) remains a direct or indirect wholly owned Subsidiary of Silk and (B) is organized and tax resident in either the Republic of Korea or the United States), and (ii) Silk USA may transfer to Parent, or any of Parent’s Qualifying Subsidiaries (so long as such Subsidiary remains a Qualifying Subsidiary) the beneficial ownership of capital stock of Merger Sub, in each case after providing written notice thereof to the Company at least five (5) Business Days prior to such assignment or transfer. No such assignment or transfer by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.07 CONSENT TO JURISDICTION; VENUE; GOVERNING LAW. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties hereto irrevocably agrees that any legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware

Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom (all such courts referred to in this sentence, the “Delaware Courts”). Each of the Parties hereto hereby irrevocably submits with regard to any such legal Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Delaware Courts and agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement: (a) any claim that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve in accordance with this Section 10.07; (b) any claim that it or its property is exempt or immune from the jurisdiction of any Delaware Court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereto agrees that service of process upon such Party in any such Proceeding shall be effective if such process is given as a notice in accordance with Section 10.03. Parent agrees that if the Company obtains a judgment against Parent in any Delaware Court arising out of or relating to this Agreement or the transactions contemplated hereby, the Company may bring any Proceeding with respect to the recognition and enforcement thereof in a court in any jurisdiction whatsoever, including in the Republic of Korea, and Parent hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, any contention that such judgment of any of the Delaware Courts may not be recognized and/or enforced in whole or in part.

Section 10.08 WAIVER OF JURY TRIAL. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in any Proceeding directly or indirectly based upon, relating to or arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof. Each Party certifies and acknowledges that (a) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implication of this waiver, (c) each Party makes this waiver voluntarily, and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.08.

Section 10.09 SPECIFIC PERFORMANCE; REMEDIES. The Parties agree that irreparable injury for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the Parties hereto does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction related to this Agreement as provided in Section 10.07 shall be entitled to such an injunction without the necessity of demonstrating damages or posting a bond or other security in connection with any such injunction. To the extent any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce only provision(s) that expressly survive termination of this Agreement)

when available to such party pursuant to this Section 10.09, the Outside Date shall automatically be extended to the later of: (i) the twentieth (20th) Business Day following the resolution of such Proceeding, or (ii) such other time period established by the court presiding over such Proceeding. Each of Parent, Silk USA and Merger Sub, on the one hand, and the Company, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent, Silk USA or Merger Sub, or the Company, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent, Silk USA or Merger Sub, or the Company, as applicable, under this Agreement.

Section 10.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.11 COUNTERPARTS; FACSIMILE AND ELECTRONIC SIGNATURES. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by PDF, each of which shall be deemed an original.

{Remainder of page intentionally left blank.}

IN WITNESS WHEREOF, Parent, Silk USA, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SAMSUNG ELECTRONICS CO., LTD.

By:	/s/ Sanghoon Lee
	Name:	Sanghoon Lee
	Title:	President, Corporate Management Office

SAMSUNG ELECTRONICS AMERICA, INC.

By:	/s/ Moon-Hyung Lyu
	Name:	Moon-Hyung Lyu
	Title:	Chief Financial Officer

SILK DELAWARE, INC.

By:	/s/ Moon-Hyung Lyu
	Name:	Moon-Hyung Lyu
	Title:	Chief Executive Officer

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Dinesh C. Paliwal
	Name:	Dinesh C. Paliwal
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

Annex B

November 14, 2016

The Board of Directors

Harman International Industries, Incorporated

400 Atlantic Street

Stamford, Connecticut 06901

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Harman International Industries, Incorporated (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly owned subsidiary of Samsung Electronics America, Inc. (the “Acquiror”) which, in turn, is wholly owned by Samsung Electronics Co., Ltd. (“Parent” and, together with the Acquiror, the “Acquiror Group”). Pursuant to the agreement and plan of merger, dated as of November 14, 2016 (the “Agreement”), among the Company, the Acquiror Group and Acquiror’s subsidiary, Silk Delaware, Inc. (“Merger Sub”), the Company will become a wholly owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Company, the Acquiror Group, Merger Sub or any of their respective wholly owned subsidiaries and Dissenting Shares (as defined in the Agreement) (collectively, “Excluded Holders”), will be converted into the right to receive $112 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, the Acquiror Group and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analyses. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction in any way meaningful to our analyses.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and Parent, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company’s syndicated facility in March 2015, as M&A financial advisor to the Company on the Company’s acquisition of Symphony Teleca in April 2015, as joint bookrunner on offerings of debt securities by the Company in May 2015, as joint bookrunner on the initial public offering of Samsung SDS in October 2014, as joint global coordinator and joint bookrunner on the initial public offering of Cheil Industries in December 2014, as financial advisor to Parent on Parent’s disposals of equity interests in Samsung Techwin and Samsung Chemicals in June 2015 and as joint bookrunner on the initial public offering of Samsung Biologics in October 2016. During such period, we and our affiliates have also provided treasury services to the Company for customary compensation. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Parent. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock (other than Excluded Holders) in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

Annex C

November 14, 2016

The Board of Directors

Harman International Industries, Incorporated

400 Atlantic Street

Stamford, Connecticut 06901

Dear Members of the Board:

We understand that Harman International Industries, Incorporated, a Delaware corporation (“Company”), Samsung Electronics Co., Ltd., a Korean corporation (“Buyer”), Samsung Electronics America, Inc., a New York corporation and wholly owned subsidiary of Buyer (“Samsung USA”), and Silk Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Samsung USA (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of November 14, 2016 (the “Agreement”), pursuant to which Buyer will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company and each outstanding share of the common stock, par value $0.01 per share, of Company (“Company Common Stock”), other than shares of Company Common Stock owned by Company, Buyer, Samsung USA, Merger Sub or any of their respective wholly owned subsidiaries or held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $112 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Company;

(iii)	Reviewed various financial forecasts and other data provided to us by Company relating to the businesses of Company, and extrapolations thereto prepared based on the guidance of management of Company and approved for our use;

(iv)	Held discussions with members of the senior management of Company with respect to the businesses and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

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Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Company. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction in any way meaningful to our analyses. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction or their affiliates, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the announcement of the Transaction and the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Company, Buyer and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, Buyer and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders of Company Common Stock (other than Excluded Holders).

Very truly yours,

LAZARD FRERES & CO. LLC

By /s/ Mark T. McMaster

    Mark T. McMaster

    Vice Chairman, Investment Banking

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Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.